AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

by and among

BRIDGE INFORMATION SYSTEMS, INC.

And certain of its subsidiaries

as Sellers

And certain of its subsidiaries

as Designated Entities

and

REUTERS AMERICA INC. and REUTERS S.A.

as Purchaser

Dated as of May 3, 2001

TABLE OF CONTENTS

Page SECTION 1 DEFINED TERMS

1.1	Definitions	2
1.2	Certain Rules of Construction	3

SECTION 2 PURCHASE AND SALE OF ASSETS

2.1	Acquired and Excluded Assets	3
2.2	Purchase Price	4
2.3	Working Capital Adjustment	4
2.4	Contract Assumption	5
2.5	Amounts Due Under Executory Contracts and Unexpired Leases; Cure Costs; Cure Costs for Undisclosed Contracts	7
2.6	Assumed Liabilities	7
2.7	Excluded Liabilities	8
2.8	No Expansion of Third Party Rights	9
2.9	Initial Deposit and Second Deposit	9
2.10	Allocation of Purchase Price	9
2.11	Section338(h)(10) Election	10
2.12	Transfer Taxes	10
2.13	Prorations	10
2.14	Reconciliation and Allocations	11

SECTION 3 CONDITIONS TO CLOSING

3.1	Conditions Precedent to Obligations of Sellers and Purchaser	11
3.2	Conditions Precedent to Obligations of Sellers	12
3.3	Conditions Precedent to the Obligations of Purchaser	12

SECTION 4 THE CLOSING

4.1	Closing	13

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TABLE OF CONTENTS (continued)

Page

4.2	Deliveries by Sellers at Closing	14
4.3	Deliveries by Purchaser at Closing	15
4.4	Instructions to Escrow Agent	15
4.5	Delivery of Acquired Assets	15

SECTION 5 REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1	Organization, Standing and Authority	15
5.2	No Conflict; Required Filings and Consents	16
5.3	Title To and Condition of Assets	16
5.4	Real Property	17
5.5	Personal Property	18
5.6	Contracts	19
5.7	Software and Other Intangibles	19
5.8	Brokers	20
5.9	Environmental Matters	20
5.10	Litigation	21
5.11	Employee Matters	22
5.12	Taxes	23
5.13	Financial Statements	25
5.14	Licenses and Permits, Compliance with Laws	25
5.15	No Undisclosed Liabilities	25
5.16	Sufficiency of Acquired Assets and Designated Entities	25
5.17	Capital Stock and Ownership of the Designated Entities	26
5.18	Organization of the Designated Entities	26
5.19	Broker-Dealer Status and other SEC Matters	27
5.20	Insurance	29
5.21	Full Disclosure	29
5.22	WSOD/EJV Representations and Warranties	29
5.23	StockVal Representations and Warranties	29
5.24	Bridge Trading Representations and Warranties	29

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TABLE OF CONTENTS (continued)

Page SECTION 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1	Organization	29
6.2	Authority	30
6.3	Consents and Approvals	30
6.4	No Violations	30
6.5	Brokers	30
6.6	Financing	31

SECTION 7 COVENANTS

7.1	Approval Order and Designated Contracts Order	31
7.2	Closing	33
7.3	Conduct of Business by Sellers and Designated Entities	33
7.4	Access and Information	34
7.5	Notification	34
7.6	No Inconsistent Action	34
7.7	Satisfaction of Conditions	34
7.8	Filings	35
7.9	Employment Matters	35
7.10	Additional Matters and Further Assurances	37
7.11	Specific Enforcement of Covenants	38
7.12	Other Assets and Agreements	38
7.13	Post-Closing Services	39
7.14	Director’s and Officer’s Indemnification	40
7.15	Maintenance of Books and Records	40
7.16	Confidentiality	40
7.17	Right of Subrogation	41
7.18	Survival of Representations, Warranties, and Agreements	41
7.19	No Implied Warranties; No Liability of Agents	41

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TABLE OF CONTENTS (continued)

Page

7.20	Insurance Proceeds	41
7.21	No Shop	41
7.22	Tax Matters	42
7.23	Use of Marks	43
7.24	Funding by Purchaser of Certain Businesses	44
7.25	Cooperation in Disposition and Transition of Telerate Business	45
7.26	Savvis Financing; Savvis Stock Option	45
7.27	Reuters Benchmarks	47

SECTION 8 TERMINATION

8.1	Termination	47
8.2	Termination Payments	48
8.3	Procedure and Effect of Termination	49
8.4	Post-Closing; Termination Payments	50

SECTION 9 WSOD/EJV PUT AND CALL OPTION

9.1	Purchaser WSOD/EJV Call Option	51
9.2	Sellers WSOD/EJV Put Option	51
9.3	WSOD/EJV Option Closing	52
9.4	Transitional Period	52
9.5	Conditions Precedent to the WSOD/EJV Option Closing	53
9.6	Closing Deliveries	54
9.7	WSOD Assets and EJV Assets; WSOD/EJV Excluded Assets	55
9.8	WSOD and EJV Contract Assumption	55
9.9	Amounts Due Under WSOD/EJV Contracts	56
9.10	Assumed Liabilities	56
9.11	WSOD/EJV Excluded Liabilities	57
9.12	No Expansion of Third Party Rights	58
9.13	Allocation of WSOD/EJV Exercise Price	58

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TABLE OF CONTENTS (continued)

Page

9.14	Transfer Taxes	59
9.15	Prorations	59
9.16	Reconciliation and Allocations	59
9.17	WSOD/EJV Employment Matters	60
9.18	WSOD/EJV Transitional Services	62
9.19	WSOD/EJV Facilities and Subleasing Arrangements	62
9.20	WSOD/EJV-Bridge Agreements	63
9.21	WSOD/EJV Trademarks and Intellectual Property	63
9.22	Conformity	63

SECTION 10 STOCKVAL PUT AND CALL OPTION

10.1	Purchaser StockVal Call Option	63
10.2	Sellers StockVal Put Option	63
10.3	StockVal Option Closing	64
10.4	Transitional Period	65
10.5	Conditions Precedent to the StockVal Option Closing	65
10.6	Closing Deliveries	66
10.7	StockVal Assets; StockVal Excluded Assets	67
10.8	StockVal Contract Assumption	67
10.9	Amounts Due Under StockVal Contracts; StockVal Cure Costs	68
10.10	StockVal Assumed Liabilities	69
10.11	StockVal Excluded Liabilities	69
10.12	No Expansion of Third Party Rights	70
10.13	Allocation of StockVal Exercise Price	70
10.14	Transfer Taxes	71
10.15	Prorations	71
10.16	Reconciliation and Allocations	71
10.17	StockVal Employment Matters	72
10.18	StockVal Transitional Services	74
10.19	StockVal Facilities and Subleasing Arrangements	75

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TABLE OF CONTENTS (continued)

Page

10.20	StockVal-Bridge Agreements	75
10.21	StockVal Trademarks and Intellectual Property	75
10.22	Conformity	75

SECTION 11 BRIDGE TRADING PUT AND CALL OPTION

11.1	Purchaser Bridge Trading Call Option	75
11.2	Sellers Bridge Trading Put Option	76
11.3	Bridge Trading Option Closing	77
11.4	Transitional Period	77
11.5	Conditions Precedent to the Bridge Trading Option Closing	77
11.6	Bridge Trading Option Closing Deliveries	78
11.7	Bridge Trading Assets; Bridge Trading Excluded Assets	79
11.8	Bridge Trading Contract Assumption	80
11.9	Amounts Due Under Bridge Trading Contracts; Bridge Trading Cure Costs	81
11.10	Bridge Trading Assumed Liabilities	81
11.11	Bridge Trading Excluded Liabilities	82
11.12	No Expansion of Third-Party Rights	83
11.13	Allocation of Bridge Trading Exercise Price	83
11.14	Section338(h)(10) Election	84
11.15	Transfer Taxes	84
11.16	Prorations	84
11.17	Reconciliation and Allocations	84
11.18	Bridge Trading Employment Matters	85
11.19	Bridge Trading Transitional Services	87
11.20	Bridge Trading Facilities and Subleasing Arrangements	88
11.21	Bridge Trading-Bridge Agreements	88
11.22	Working Capital Adjustment	88
11.23	Tax Matters	89
11.24	Bridge Trading Trademarks and Intellectual Property	91
11.25	Conformity	91

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TABLE OF CONTENTS (continued)

Page SECTION 12 GENERAL PROVISIONS

12.1	Notices	92
12.2	Publicity	93
12.3	Descriptive Headings	93
12.4	Entire Agreement; Assignment	93
12.5	Governing Law	93
12.6	Expenses	94
12.7	Amendment	94
12.8	Waiver	94
12.9	Counterparts; Effectiveness	94
12.10	Severability; Validity; Parties in Interest	94
12.11	Cooperation in Stock Transaction	94
12.12	Representation	95
12.13	Survival of Certain Sections	95
12.14	Intention to Exercise Options	95
12.15	Certain Representations, Warranties and Certain Covenants	96
12.16	Amendment and Restatement	96
12.17	Subsidiaries of Bridge	96
12.18	Schedules to Asset Purchase Agreement	96

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ANNEXES, SCHEDULES AND EXHIBITS*

Annex A	Definitions
Schedule 1A	Acquired Assets
Schedule 1B	Designated Entities
Schedule 1C	WSOD Assets to be Acquired
Schedule 1D	EJV Assets to be Acquired
Schedule 1E	StockVal Assets to be Acquired
Schedule 1FX	Bridge Transactions Services Assets to be Acquired
Schedule 1FY	DAIS Group Assets to be Acquired
Schedule 1FZ	Bridge Trading Designated Entities Assets to be Acquired
Schedule 2.1(b)	Excluded Assets
Schedule 2.4A	Schedule 2.4A Contracts
Schedule 2.4B	Assumable Designated Contracts
Schedule 2.4D	Non Filing Seller Contracts
Schedule 2.5B	Disclosed Cure Costs
Schedule 2.6	Assumed Liabilities
Schedule 3.1(d)	Pre-Closing Regulatory Consents and Filings
Schedule 3.2(c)	Security Deposits.
Schedule 3.3(g)(A)	Form of Estoppel Letter
Schedule 3.3(g)(B)	Key Leases
Schedule 5.4(a)	Owned Real Property
Schedule 5.4(a)(A)	Liens on Real Property
Schedule 5.4(b)	Leased Real Property
Schedule 5.4(d)	Third-Party Rights to Owned Real Property and Leased Real Property
Schedule 5.5	Liens on Personal Property
Schedule 5.6	Contracts
Schedule 5.7	Intellectual Property
Schedule 5.9	Environmental Matters
Schedule 5.10	Litigation
Schedule 5.11(a)	Acquired Business Employees
Schedule 5.11(b)	Pension Plans and Benefits Plans
Schedule 5.12	Taxes
Schedule 5.17	Capital Stock and Ownership of the Designated Entities
Schedule 5.18	Organization of the Designated Entities
Schedule 5.19	Broker-Dealer Status and other SEC Matters
Schedule 5.22	Representations and Warranties with respect to WSOD Assets, EJV Assets and WSOD/EJV Business
Schedule 5.23	Representations and Warranties with respect to StockVal Assets and StockVal Business
Schedule 5.24	Representations and Warranties with respect to the Bridge Trading Assets and Bridge Trading Business
Schedule 7.23(b)	CRB Index Marks
Schedule 7.23(d)	Retained CRB Marks
Schedule 9.8A	WSOD/EJV Acquired Executory Contracts and Unexpired Leases
Schedule 9.8B	WSOD/EJV Executory Contracts and Unexpired Leases that Purchaser may elect to Assume
Schedule 9.8C	WSOD/EJV Non Filing Seller Contracts

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*Omitted

ANNEXES, SCHEDULES AND EXHIBITS*

Page

Schedule 9.10	WSOD/EJV Assumed Liabilities
Schedule 10.8A	StockVal Acquired Executory Contracts and Unexpired Leases
Schedule 10.8B	StockVal Executory Contracts and Unexpired Leases that Purchaser may elect to Assume
Schedule 10.8C	StockVal Non Filing Seller Contracts
Schedule 10.10	StockVal Assumed Liabilities
Schedule 11.8A	Bridge Trading Acquired Executory Contracts and Unexpired Leases
Schedule 11.8B	Bridge Trading Executory Contracts and Unexpired Leases that Purchasermay elect to Assume
Schedule 11.8C	Bridge Trading Non Filing Seller Contracts
Schedule 11.10	Bridge Trading Assumed Liabilities

ii *Omitted

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT, dated as of May 3, 2001 (the “Agreement”), is made among Bridge Information Systems, Inc. a Missouri corporation (“Bridge”), for itself and on behalf of its wholly owned direct and indirect subsidiaries, Bridge Information Systems America, Inc., Bridge Data Company, Bridge Information Systems Canada, Inc., Bridge Information Systems International, Inc., Bridge News International, Inc., Bridge Trading Technologies, Inc., Bridge Transaction Services, Inc., Bridge Ventures, Inc., BTS Securities, Inc., BTT Investments, Inc., Wall Street on Demand, Inc., Bridge International Holdings, Inc., StockVal, Inc. (each a “Seller” and collectively, “Sellers”), certain of Bridge’s direct and indirect subsidiaries as defined in Schedule 1B hereto (the “Designated Entities”), and Reuters America Inc., a Delaware corporation (“RAM”), and Reuters S.A., a corporation organized under the laws of Switzerland (together with RAM, “Purchaser”).

RECITALS

     WHEREAS, on February 1, 2001, an involuntary petition was filed in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) for the liquidation of certain Sellers (the “Filing Sellers”) pursuant to Chapter 7 of the Bankruptcy Code, followed by the filing by such Filing Sellers of voluntary petitions on February 15, 2001 for reorganization under Chapter 11 of the Bankruptcy Code;

     WHEREAS, the Filing Sellers currently continue to operate the business as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

     WHEREAS, Purchaser desires to purchase certain assets and business operations of Sellers as defined below and assume certain liabilities from Sellers in connection therewith, and Sellers desire to sell, convey, assign, and transfer to Purchaser certain of their assets as defined in Schedule 1A (the “Acquired Assets”), together with certain obligations and liabilities relating thereto, and all shares of capital stock in the Designated Entities (and referred to, together with the Acquired Assets, as the “Acquired Business”), pursuant to the terms and conditions of this Agreement;

     WHEREAS, upon consummation of the transactions contemplated hereunder, the Acquired Business will be sold pursuant to the terms of this Agreement and an order or orders of the Bankruptcy Court approving such sale under Section 363 of the Bankruptcy Code and the assumption, sale and assignment of certain executory contracts and unexpired leases and liabilities under Sections 363 and 365 of the Bankruptcy Code;

     WHEREAS, Sellers wish to grant to Purchaser the right and option to purchase from Sellers, and Purchaser wishes to grant to Sellers the right and option to require Purchaser to purchase from Sellers, certain assets and business operations of Sellers (i) necessary to conduct the business conducted by Wall Street on Demand, Inc., as described on Schedule 1C (the “WSOD Assets”) and (ii) necessary to conduct the EJV Business, as described on Schedule 1D (the “EJV Assets”), in each case together with certain rights and obligations relating thereto (and referred to, together with the WSOD Assets and EJV Assets, as the “WSOD/EJV Business”), pursuant to the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, Sellers wish to grant to Purchaser the right and option to purchase from Sellers, and Purchaser wishes to grant to Sellers the right and option to require Purchaser to purchase from Sellers, certain assets and business operations of Sellers necessary to conduct the StockVal business, as described on Schedule 1E (the “StockVal Assets”), together with certain obligations and liabilities relating thereto (and referred to, together with the StockVal Assets, as the “StockVal Business”);

     WHEREAS, Sellers wish to grant to Purchaser the right and option to purchase from Sellers, and Purchaser wishes to grant to Sellers the right and option to require Purchaser to purchase from Sellers, certain assets and business operations of Sellers necessary to conduct the business of Bridge Trading Technologies, Inc. and its subsidiaries (excluding Brut LLC), including Bridge Trading Company (Delaware), Bridge Trading Company UK Limited, Bridge Trading Company Asia, Ltd. (Hong Kong), Bridge Transaction Services, Inc., Bridge Trading Company UK Nominees Ltd., Bridge Transaction Services Asia Pacific, Limited and DAIS Group (excluding StockVal) businesses, as described on Schedules 1FX, 1FY and 1FZ (the “Bridge Trading Assets”); and references to Schedule 1F shall be construed as references to Schedules 1FX, 1FY and 1FZ, as applicable, together with certain obligations and liabilities relating thereto and all shares of capital stock of the Designated Entities (and referred to, together with the Bridge Trading Assets, as the “Bridge Trading Business”);

     WHEREAS, Sellers wish to grant to Purchaser the right and option to purchase from Sellers, subject to the terms and conditions set forth herein, their equity interest in Savvis Communications Corporation, a Delaware Corporation (“Savvis”);

     WHEREAS, Sellers and Purchaser entered into that certain Asset Purchase Agreement dated as of May 3, 2001 (the “APA”) which was approved and authorized by Order of the Bankruptcy Court dated May 3, 2001; and

     WHEREAS, Sellers and Purchaser are desirous to amend and restate the APA to reflect certain non-material amendments and corrections;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the Parties amend and restate the APA in its entirety and agree as follows:

SECTION 1

DEFINED TERMS

     1.1 Definitions. As used in this Agreement, unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth in Annex A hereto.

2

     1.2 Certain Rules of Construction.

     (a) Any term defined herein in the singular form shall have a comparable meaning when used in the plural form, and vice versa.

     (b) When used herein, the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to the Recitals, Sections, Schedules, Exhibits or Annexes shall refer respectively to the recitals, sections, schedules, exhibits or annexes of this Agreement, unless otherwise expressly provided.

     (c) When used herein, the terms “include”, “includes” and “including” are not limiting.

     (d) Unless the context requires otherwise, derivative forms of any term defined herein shall have a comparable meaning to that of such term.

     (e) When a Party’s consent is required hereunder, such Party’s consent may be granted or withheld in such Party’s sole discretion, unless otherwise specified.

SECTION 2

PURCHASE AND SALE OF ASSETS

     2.1 Acquired and Excluded Assets.

     (a) Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey, and deliver to Purchaser or Purchaser’s Designees, and Purchaser or Purchaser’s Designees shall purchase and accept from Sellers, all of Sellers’ right, title, and interest in, to and under (i) all of the Acquired Assets described on Schedule 1A hereto, wherever located, whether tangible or intangible, as the same shall exist on the Closing Date, but not including Sellers’ cash, Sellers’ accounts receivable (other than any cash or accounts receivable of the Designated Entities) or any Excluded Assets (as defined below), free and clear of all Liens, other than Permitted Liens or Liens referred to in Section 5.4 (a)(i), and (ii) all shares of capital stock of each of the Designated Entities free and clear of all Liens.

     (b) All of the assets of Sellers which are not sold, assigned, transferred, conveyed or delivered pursuant to Section 2.1(a) hereof, including, without limitation, the assets described on Schedule 2.1(b) of this Agreement, are expressly excluded and shall be retained by Sellers (the “Excluded Assets”). Purchaser expressly agrees and understands that Sellers shall not sell, assign, transfer, convey or deliver to Purchaser any of the Excluded Assets.

     (c) Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, Purchaser shall not assume any contracts, liabilities or arrangements with or in respect of Cantor Fitzgerald Securities or Market Data Corporation (except where Cantor Fitzgerald Securities or Market Data Corporation are solely customers of the Acquired Business), and the foregoing shall constitute Excluded Assets for all purposes hereof, including, without limitation, the options contained in Sections 9, 10, 11, the Annexes and Schedules.

3

     2.2 Purchase Price.

     (a) In consideration for the transfer of the Acquired Business to Purchaser or Purchaser’s Designee, Purchaser shall pay to Sellers, or as directed by Sellers, an amount equal to $275,000,000, plus the amount of any funding provided by Purchaser pursuant to Section 7.24, subject to adjustment as provided in Section 2.3 hereof (the “Purchase Price”), consisting of the sum of (i) the Initial Deposit (to be applied in accordance with Section 2.9(a) hereof), (ii) the Second Deposit (payable in accordance with Section 2.9(b) hereof) and the interest and other income that has accrued thereon through to the Closing Date plus (iii) the amount of any funding provided by Purchaser pursuant to Section 7.24 hereof and (iv) the balance, which balance is to be paid in cash due at the Closing. No later than three (3) business days prior to the Closing, Sellers shall provide to Purchaser its best estimate of the amount of interest that will have accrued on the Second Deposit through to the Closing Date, and shall provide Purchaser with a statement of the cash sum payable at the Closing.

     (b) Any funding provided by Purchaser or any of Purchaser’s Designees pursuant to Section 7.24 of this Agreement to any of the Sellers prior to the Closing of the transactions contemplated under this Agreement shall constitute a non-refundable prepayment of the Purchase Price payable under Section 2.2(a) hereof.

     2.3 Working Capital Adjustment.

     (a) Within thirty (30) business days after Closing, Purchaser shall prepare and deliver to Sellers a statement (the “Closing Statement”) of Net Working Capital of the Designated Entities as of the Closing Date. The Closing Statement shall be prepared by Purchaser in good faith on a basis consistent in all material respects with the methods, principles, practices and policies employed in the preparation and presentation of the balance sheets of the respective Designated Entities as of December 31, 2000 (the “December Statement”), and in accordance with GAAP consistently applied (without regard to consummation of the transactions contemplated by this Agreement).

     (b) After receipt of the Closing Statement, Bridge (including its advisors), shall have ten (10) business days to review it together with the work papers used in the preparation thereof. Unless Bridge delivers written notice to Purchaser on or prior to the tenth business day after Bridge’s receipt of the Closing Statement stating that it has objections thereto, Sellers shall be deemed to have accepted and agreed to the Closing Statement. If, however, Bridge notifies Purchaser of objections to the Closing Statement on or prior to the tenth business day after Bridge’s receipt of the Closing Statement, the Parties shall in good faith attempt to resolve their differences with respect to such objections within ten (10) business days (or such longer period as the Parties may agree in writing) following such notice (the “Resolution Period”), and any resolution by them as to any disputed amounts shall be final, binding and conclusive. In so doing, the Parties (sharing any fees and expenses equally) may engage Arthur Andersen LLP or another mutually agreed upon independent accounting firm experienced in audit projects to assist such resolution by acting as a non-binding mediator. Sellers shall not object to any method, principle, practice or policy employed in the preparation of the Closing Statement if such method, principle, practice or policy is consistent in all material respects with that employed in the preparation and presentation of the December Statement (provided that such method, principle, practice or policy is also in accordance with GAAP).

4

     (c) Amounts relating to any working capital and other accounts set forth in the Closing Statement remaining in dispute at the conclusion of the Resolution Period shall be promptly submitted to the Bankruptcy Court for determination.

     (d) Once the Closing Statement has been finalized in accordance with this Section 2.3 (as so finalized, the “Final Closing Statement”), the Purchase Price shall be adjusted as follows: the Purchase Price shall be (i) increased by the amount, if any, by which the Net Working Capital is greater than $0, or (ii) decreased by the amount, if any, by which the Net Working Capital is less than $0.

     (e) If the Purchase Price as adjusted pursuant to Section 2.3(d) is less than the Purchase Price paid at Closing, Sellers, jointly and severally, shall promptly pay Purchaser an amount of cash equal to the difference obtained by subtracting the Purchase Price as adjusted pursuant to Section 2.3(d) from the Purchase Price paid at Closing. If the Purchase Price as adjusted pursuant to Section 2.3(d) is greater than the Purchase Price paid at Closing, Purchaser shall promptly pay Sellers an amount of cash equal to the difference obtained by subtracting the Purchase Price paid at Closing from the Purchase Price as adjusted pursuant to Section 2.3(d).

     (f) During the preparation of the Closing Statement and the period of any review or dispute within the contemplation of this Section 2.3, each of Sellers and Purchaser shall (i) provide the other and their authorized representatives (including their respective auditors) with reasonable access at reasonable times, and in a manner so as not to interfere in any material respect with normal business operations, to all relevant books, records, work papers, information and employees, and (ii) cooperate fully for the preparation, calculation and reviews of the Closing Statement or for the resolution of any dispute relating thereto.

     2.4 Contract Assumption.

     (a) Schedule 2.4A sets forth a list of executory contracts and unexpired leases related to the Acquired Assets (other than Non Filing Seller Contracts) that Purchaser has elected to have Sellers assume and assign to Purchaser or Purchaser’s Designees at Closing (including assumptions and assignments that would occur upon consummation of the option transactions referred to in Sections 9, 10 and 11) (“Schedule 2.4A Contracts”). Schedule 2.4B sets forth a list of executory contracts or unexpired leases (other than Non Filing Seller Contracts) that Purchaser may elect to have Sellers assume and assign to Purchaser or Purchaser’s Designees at Closing (“Schedule 2.4B Contracts” and, together with the Schedule 2.4A Contracts, the “Specified Contracts” and each, individually, a “Specified Contract”). Except as provided in Section 2.4(d) below, Purchaser shall have until July 15, 2001 to designate (i) the Pre-petition Contracts it wishes Sellers to assume and assign to Purchaser at Closing and (ii) the Contracts (other than Non Filing Seller Contracts) entered into subsequent to the commencement of the Chapter 11 Cases it wishes to have Sellers assign to Purchaser at Closing (such date being referred to as the “Contract Designation Date”). In all cases, appropriate additions and deletions to Schedule 2.4A shall be made to reflect such elections by Purchaser when made. The Contracts listed on Schedule 2.4A and any other Contracts (other than Non Filing Seller Contracts) designated by Purchaser on or prior to the Contract Designation Date in accordance with the terms of Sections 2.4(a) and 2.4(b) hereof, are referred to as the “Designated Contracts” and each, individually, a “Designated Contract.” The procedures for assumption and assignment of the Designated Contracts shall be mutually acceptable to Purchaser and Sellers. In addition to Purchaser’s rights under Section 2.4 hereof, Sellers shall permit Purchaser to include as Designated Contracts, Contracts that are not so designated (including contracts that are excluded) as of the date hereof during the 20 days following the date hereof.

5

     (b) If prior to the Closing, any Party becomes aware of any executory Contract or unexpired lease not set forth on Schedule 2.4A, Schedule 2.4B or Schedule 2.4D (each an “Undisclosed Contract”), the discovering Party shall immediately notify the other Parties in writing of such Undisclosed Contract, and Purchaser may elect, no later than the later of (i) 20 days after such notice and (ii) the Contract Designation Date or the Non Filing Seller Contracts Designation Date, as applicable, to assume such Undisclosed Contract. If Purchaser becomes aware or is notified of any Undisclosed Contract, Purchaser may notify Sellers that Purchaser is electing as of such date to include such Undisclosed Contract as a Designated Contract or Non Filing Seller Designated Contract. If Purchaser elects as of the applicable date to assume such Undisclosed Contract, the Cure Costs associated with such Undisclosed Contract shall be allocated among Sellers and Purchaser as provided in Section 2.5(b) of this Agreement. Notwithstanding the foregoing, and subject to the Bankruptcy Code, if any Undisclosed Contract is entered into after the date of the Approval Order and such Undisclosed Contract contains language allowing the Sellers to assign the Contract to Purchaser, then such Contract may be assigned without the entry of a Bankruptcy Court order.

     (c) The Parties agree that it is in the best interests of both Sellers and Purchaser for the lists of Specified Contracts to be kept confidential and not to be revealed, disclosed or divulged to any other party (specifically excluding any “Competing Bidder,” “Qualified Credit Bidder,” the “DIP Lenders,” the “Committee” and “GECC” and their respective advisors (as those terms are defined in Standing Order #4 issued by the Bankruptcy Court in the Chapter 11 Cases, as the same has been or may be amended (“Standing Order #4”) and the Bankruptcy Court (the “Bankruptcy Auction Interested Parties”)) prior to the date on which the counterparties to the Specified Contracts are given notice of the filing of a motion with the Bankruptcy Court to have Sellers assign the Specified Contracts to Purchaser or Purchaser’s Designee. The Parties agree that neither shall disclose to any third party (other than the Bankruptcy Auction Interested Parties), specifically including any of the other parties to any of the Specified Contracts (“Contract Parties”), the lists of or any other information regarding the Specified Contracts, specifically including the identity of any of the Contract Parties (such information, the “Specified Contract Confidential Information”). The Specified Contract Confidential Information shall be kept confidential from and shall not be disclosed to any party (other than any Bankruptcy Auction Interested Party) entitled to receive notice in the Chapter 11 Cases until after the Contract Designation Date. Notwithstanding any of the foregoing, Sellers acknowledge that Purchaser may contact any of the Contract Parties in order to negotiate with such Contract Parties regarding the possible assumption and assignment of any of the Specified Contracts.

     (d) Schedule 2.4D sets forth a list of Non Filing Seller Contracts. Purchaser shall have the right to elect to have any or all of the Non Filing Seller Contracts assigned to it (each, a “Non Filing Seller Designated Contract”), by notice to Sellers not later than 15 calendar days prior to the scheduled Closing Date (the “Non Filing Seller Contracts Designation Date”).

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     2.5 Amounts Due Under Executory Contracts and Unexpired Leases; Cure Costs; Cure Costs for Undisclosed Contracts.

     (a) Purchaser shall be obligated to pay any amounts for services rendered and goods provided under the Designated Contracts from and after Closing. Any amounts for services rendered and goods provided under the Designated Contracts during the period until Closing shall be a retained liability of Sellers, except as provided in the next sentence. Except as provided in Section 2.5(b) hereof, and subject to Sellers’ compliance with Section 2.5(c) hereof, Purchaser shall pay the cure costs for services rendered and goods provided before February 15, 2001 (collectively, the “Cure Costs”) of or relating to the assumption and assignment of the Designated Contracts to Purchaser or Purchaser’s Designee as contemplated under the terms of this Agreement.

     (b) Notwithstanding the provisions of Section 2.5(a) hereof, Sellers shall be liable for all Cure Costs in excess of $2,000,000 in the aggregate that are (i) in excess of the amount of the Cure Costs disclosed by Sellers in Schedule 2.5B with respect to the Specified Contracts set forth on Schedule 2.4A and Schedule 2.4B or (ii) related to the Undisclosed Contracts; provided that the Parties shall share equally the Cure Costs with respect to the Designated Contracts listed on Schedule 2.5B that are marked “Telerate” and that are not marked with an asterisk.

     (c) Subject to Sections 2.5(a) and 2.5(b) hereof, and other than by prior written agreement by the Purchaser, the satisfaction of any and all cure amounts is and shall remain the obligation of the Sellers, and Purchaser shall have no responsibility to any third party therefor. Sellers are responsible for the verification of all cure amounts, including all administrative responsibilities associated therewith, in their Chapter 11 Cases and otherwise and shall use their reasonable best efforts to establish the proper cure amount, if any, for each Specified Contract and Undisclosed Contract, including the filing and prosecution of any and all appropriate proceedings in the Bankruptcy Court. The Cure Costs shall be paid at or as soon as practicable after Closing and, to the extent Purchaser satisfies any cure amount in excess of its obligation under this Section 2.5, such excess shall be a credit against the Purchase Price.

     2.6 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement (including, without limitation, the terms and conditions set forth in Section 2.4 and Section 2.5 hereof), at the Closing, Purchaser or Purchaser’s Designees shall assume from Sellers and thereafter pay, perform, or discharge in accordance with their terms and hold Sellers harmless in respect of, all (i) payables, obligations and liabilities with respect to, arising out of, or associated with the ownership, possession or use of the Acquired Assets or the Designated Entities, arising on or after the Closing Date; (ii) obligations that arise or which by their terms are to be observed, paid, discharged or performed, as the case may be, on or after the Closing under the Designated Contracts and Non Filing Seller Designated Contracts that the Purchaser has elected to assume pursuant to Section 2.4 hereof and for such goods and services as are provided in the ordinary course to the Acquired Business on or subsequent to the Closing Date; (iii) those liabilities listed on Schedule 2.6; (iv) the Purchaser’s share of prorated liabilities of Sellers pursuant to Section 2.13 hereof; and (v) liabilities and obligations as set forth in Section 7.9 hereof. The liabilities to be assumed pursuant to this Agreement and the liabilities related to the Designated Entities shall be referred to herein as the “Assumed Liabilities.”

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     2.7 Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Purchaser does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of any Seller, whether primary or secondary, direct or indirect, other than the Assumed Liabilities and liability to Sellers for the amount of Cure Costs as provided in Section 2.5 hereof. Purchaser shall not be liable for any liabilities, Contracts, agreements or other obligations of Sellers that are not expressly assumed by Purchaser or Purchaser’s Designee pursuant to Section 2.6 or the Cure Costs to the extent provided in Section 2.5 of this Agreement, including, without limitation, those set forth below (all such liabilities and obligations that are not Assumed Liabilities are referred to herein as the “Excluded Liabilities”):

     (a) all obligations or liabilities of Sellers or any predecessor(s) or Affiliate(s) of Sellers that relate to any of the Excluded Assets;

     (b) all obligations or liabilities of Sellers or any predecessor(s) or Affiliate(s) of Sellers (other than with respect to Taxes of a Designated Entity not reportable on a consolidated, combined or unitary Tax Return) relating to Taxes (including with respect to the Acquired Assets or otherwise) for all periods, or portions thereof, ending on or prior to the Closing Date;

     (c) all obligations or liabilities for any legal, accounting, investment, banking, brokerage or similar fees or expenses incurred by any Seller in connection with, resulting from or attributable to the transactions contemplated by this Agreement and the DIP Financing;

     (d) all obligations or liabilities for any borrowed money incurred by Sellers or any predecessor(s) or Affiliate(s) of Sellers (other than the Designated Entities);

     (e) all obligations of Sellers related to the right to or issuance of any capital stock or other equity interest of Sellers or any Designated Entity, including, without limitation, any stock options or warrants;

     (f) all liabilities and obligations from Sellers or any predecessor(s) or Affiliate(s) of Sellers, other than the Designated Entities, resulting from, caused by or arising out of, directly or indirectly, the conduct of the business or ownership or lease of any properties or assets or any properties or assets previously used by Sellers at any time prior to or on the Closing Date, including, without limitation, such of the foregoing (i) as constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of requirement of any law, (ii) that relate to, result in or arise out of the existence or imposition of any liability or obligation to remediate or contribute or otherwise pay any amount under or in respect of any environmental, superfund or other environmental cleanup or remedial laws, occupational safety and health laws or other laws or (iii) that relate to any and all claims, disputes, demands, actions, liabilities, damages, suits in equity, administrative proceedings, accounts, costs, expenses, setoffs, contributions, attorneys’ fees and/or causes of action of whatever kind or character against Sellers or any predecessor(s) or Affiliate(s) of Sellers, other than the Designated Entities, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued;

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     (g) any and all Taxes of any member of an Affiliated Group of which Sellers or any of the Designated Entities (or any predecessor of Sellers or the Designated Entities) is or was a member on or prior to the Closing Date, by reason of the liability of such entity pursuant to Treasury Regulation Section 1.1502-6(a) or any comparable provision of State, local or foreign law;

     (h) any obligations under the Worker’s Adjustment and Retraining Notification Act (“WARN”) or Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”), and any severance or notice obligations to former employees of Sellers (other than the Transferred Employees to the extent that severance or notice obligations may take place in connection with Transferred Employees’ employment with Purchaser or Purchaser’s Designee); and

     (i) all liabilities, known or unknown, of Sellers relating to the recruitment, employment or termination of employment on or prior to the Closing Date, including, with respect to Transferred Employees, all Benefit Plans and all Contracts pertaining thereto, except as set forth in Section 7.9(b) hereof.

     2.8 No Expansion of Third Party Rights. The assumption by Purchaser of the Assumed Liabilities shall in no way expand the rights or remedies of any third party against Purchaser or Sellers as compared to the rights and remedies which such third party would have had against Sellers absent the Chapter 11 Cases, had Purchaser not assumed such Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Purchaser of the Assumed Liabilities shall not create any third-party beneficiary rights other than with respect to the Person that is the obligee of such Assumed Liability.

     2.9 Initial Deposit and Second Deposit.

     (a) In the event Closing occurs, the Initial Deposit shall be applied toward the Purchase Price. If Closing does not occur, and unless otherwise agreed by Purchaser and Sellers and approved by the Bankruptcy Court, an amount equal to the Initial Deposit shall be paid by Sellers to Purchaser or retained by Sellers as set forth in Section 8.2 hereof.

     (b) Purchaser shall deposit, on the business day immediately following the entry by the Bankruptcy Court of the Approval Order, the Second Deposit in the amount of $50,000,000 in the Second Deposit Escrow Account in accordance with the terms of the Second Securities Account Agreement. The Second Deposit shall be retained in the Second Deposit Escrow Account in accordance with the terms of the Second Securities Account Agreement prior to the Closing and at the Closing shall, together with interest accruing thereon, be applied toward the Purchase Price, or, unless otherwise agreed by Purchaser and Sellers and approved by the Bankruptcy Court, the Second Deposit shall be returned to Purchaser or paid to Sellers as set forth in Section 8 hereof.

     2.10 Allocation of Purchase Price. Purchaser shall, within sixty (60) days after the Closing Date, prepare and deliver to Sellers for their consent (which consent shall not be unreasonably withheld) a schedule allocating the Purchase Price (and any other items that are required to be treated as Purchase Price) among the respective Sellers and the Acquired Assets, Designated Contracts and Designated Entities (and, in the case of any Designated Entities for which Purchaser desires to make an election under Section 338(h)(10) of the Code in accordance with Section 2.11 below, Purchaser shall reallocate the portion of the Purchase Price allocated to such Designated Entities among the underlying assets of the respective entities) in accordance with the applicable Treasury Regulations (or any comparable provisions of State or local tax law). If Sellers raise objections, Purchaser and Sellers will negotiate in good faith to resolve such objections. Purchaser and Sellers shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the allocation, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). Purchaser and Sellers shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Purchase Price, pursuant to this Agreement. If and to the extent the Parties are unable to agree on such allocation, the Parties shall retain an independent third party accounting firm to resolve such dispute. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

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     2.11 Section 338(h)(10) Election. Upon the written request by Purchaser to Bridge, and to the extent permissible under Law, Sellers shall cooperate with Purchaser to make an election in respect of the transfers of stock in the U.S. Designated Entities or any other U.S. corporation that may be acquired by Purchaser under this Agreement under Section 338(h)(10) of the Code and any comparable provision under State and local law.

     2.12 Transfer Taxes. Any sales, use, transfer or recording taxes with respect to real or personal property due as a result of the transactions provided for herein shall be paid by Purchaser. The Parties will reasonably cooperate to minimize any such taxes, including with respect to delivery location.

     2.13 Prorations. Sellers shall bear all personal property and ad valorem tax liability with respect to the Acquired Assets if the Lien or assessment arises with respect to periods prior to the Closing irrespective of the reporting and payment dates of such taxes. All other property taxes, ad valorem taxes and similar recurring taxes and fees on the Acquired Assets, and all lease payments, salaries and other compensation payable to employees or officers or similar recurring payments under agreements that are Designated Contracts, shall be pro rated for the applicable period between Purchaser and the applicable Seller as of 12:01 a.m. local time on the Closing Date. All payments to be made by Purchaser or Sellers in accordance with this Section 2.13 shall be made, to the extent then determinable (and to the extent not determinable as shall be estimated in good faith by Purchaser as of the Closing), at the Closing with such payments deposited into escrow until due, or to the extent not determinable as of the Closing, promptly following the determination thereof, with such payments deposited into escrow until due. Purchaser shall have the right of reasonable review and approval of Sellers’ property Tax Returns and assessments and the right to contest any assessments by which Purchaser may be adversely affected. Purchaser and Sellers shall reasonably cooperate with respect to any review, contest or challenge of any tax return or assessment. Sellers and Purchaser shall also undertake a reconciliation and allocation procedure using the mechanism set out above for the reconciliation and allocation of payroll expenses and costs.

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     2.14 Reconciliation and Allocations. Beginning on the Closing Date, (a) all payments received by Sellers on account of the accounts receivable and all other payments received by Sellers which are properly allocable to the conduct of the Acquired Business with respect to periods after the Closing Date, other than relating to Excluded Assets, shall be held in trust for Purchaser and shall be promptly paid to Purchaser, and (b) all payments received by Purchaser which are properly allocable to the conduct of the Acquired Business with respect to periods before the Closing Date shall be held in trust for Sellers and shall be promptly paid to Sellers. At Closing and, thereafter, on the last day of each month during the six (6)-month period beginning on the Closing Date, Sellers and Purchaser shall report to each other and reconcile the amounts of such payments and the reconciled net amount shall be paid by Purchaser to Sellers, or by Sellers to Purchaser, as the case may be. After such six (6)-month period, the Parties shall cooperate with each other to allocate and remit to the appropriate Party any account receivables collected, and shall continue to hold such payments in trust for the other Party and remit them periodically as received.

SECTION 3

CONDITIONS TO CLOSING

     3.1 Conditions Precedent to Obligations of Sellers and Purchaser. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:

     (a) on or before May 5, 2001, an Approval Order shall be entered;

     (b) a Designated Contracts Order shall be entered;

     (c) the waiting period, if any, under the HSR Act shall have expired, and no condition or requirement unacceptable to Purchaser in its reasonable opinion shall be imposed on or required of Purchaser or any of its subsidiaries or affiliates as a result of or as a condition to the foregoing;

     (d) the material regulatory consents, approvals and filings that are set out in Schedule 3.1(d) shall have been obtained or made in form and substance reasonably satisfactory to the Parties;

     (e) no action, suit or proceeding (including any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. § 157(b) and (c)) shall be pending by any Governmental Authority to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement or that, if adversely determined, would constitute or reasonably be expected to constitute a Material Adverse Effect; and

     (f) there shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

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     3.2 Conditions Precedent to Obligations of Sellers. The obligation of Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions precedent:

     (a) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date (except for representations and warranties that relate to a specific date);

     (b) Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed at or prior to the Closing Date, including, without limitation, payment of the Purchase Price; and

     (c) Purchaser shall use reasonable best efforts to provide such security as may be necessary to relieve Sellers of their obligations to provide security deposits for the Real Property Leases included in the Designated Contracts, provided that the amounts of such security deposits have been disclosed to Purchaser on Schedule 3.2(c); Purchaser shall have made arrangements satisfactory to Sellers providing for the replacement of the letters of credit disclosed on Schedule 3.2(c).

     3.3 Conditions Precedent to the Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions precedent:

     (a) the representations and warranties of Sellers and/or the Designated Entities contained in this Agreement qualified by Material Adverse Effect shall be true and correct in all respects without further qualification as of the Closing Date as if made on such date (except for representations and warranties that relate to a specific date), and all representations and warranties of Sellers and/or the Designated Entities contained in this Agreement that are not so qualified shall be true and correct with only such exceptions as, individually or in the aggregate, do not constitute and would not be reasonably expected to constitute a Material Adverse Effect;

     (b) each Seller shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by such Seller at or prior to the Closing Date with only such exceptions as, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Material Adverse Effect;

     (c) Purchaser shall have received a certificate, in form and substance to the reasonable satisfaction of Purchaser, dated as of the Closing Date, executed on behalf of Sellers by an authorized executive officer of Bridge, certifying in such detail as Purchaser may reasonably request, that the conditions in Section 3.1 hereof and this Section 3.3 have been fulfilled;

     (d) Purchaser and Savvis shall have entered into a binding letter agreement setting forth the terms and conditions of a network services agreement between Purchaser and Savvis to be in effect immediately following the Closing (the “NSA Letter Agreement”) or a definitive network services agreement based thereon, and the NSA Letter Agreement or a definitive network services agreement based thereon shall be in full force and effect at the Closing (other than as a result of the insolvency or any bankruptcy filing of Savvis);

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     (e) (i) there shall not have been a substantial disruption in the services (taken as a whole) to be provided to Bridge and its customers under the Network Services Agreement between Bridge and Savvis or any agreement related to services provided pursuant to such Network Services Agreement, other than any such disruption resulting primarily from the inability of Savvis to pay its existing known, as of the date hereof, financial obligations or those obligations that arise in the ordinary course (the “Ordinary Course Obligations”) (provided that Ordinary Course Obligations shall not include or be deemed to result from any extraordinary or unexpected liabilities or operational events, such as force majeure, technical failures, failures of third-party suppliers, tortious litigation or similar events); and (ii) Bridge shall have continued to pay on behalf of Savvis all costs which it is currently paying on its behalf, including any payments to telecommunications and other network services providers;

     (f) no Material Adverse Effect shall have occurred or be reasonably expected to occur, provided that in the event the Outside Date is extended by Purchaser beyond August 31, 2001 in accordance with the terms of Section 8.1(b)(i) hereof, the occurrence of a Material Adverse Effect for purposes of the condition set forth in this Section 3.3(f) shall be measured as if the Closing had occurred on August 31, 2001;

     (g) subject to Purchaser’s compliance with Section 7.7, Sellers shall have provided Purchaser with original, executed estoppel letters in the form attached hereto as Schedule 3.3(g)(A) from those landlords in whose properties data centers and/or computer rooms are located as listed on Schedule 3.3(g)(B), except where such leases shall have been assumed and assigned to Purchaser pursuant to a Bankruptcy Court order identifying the correct version of the lease and the cure amount, and that enjoins the other party to such leases from asserting, after the date of assumption and assignment, that there are any uncured defaults under such lease or any defaults arising from or relating to such assumption and assignment;

     (h) [INTENTIONALLY DELETED]; and

     (i) Purchaser shall be reasonably satisfied that Purchaser shall have no liability (including, without limitation, liabilities that may arise under COBRA, WARN or under any other U.S. or non-U.S. law) with respect to any employees who do not accept an offer of employment from and commence employment with Purchaser or Purchaser’s Designee.

SECTION 4

THE CLOSING

     4.1 Closing. The consummation of the transactions for the purchase and sale of the Acquired Business contemplated by this Agreement (the “Closing”) shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton at 10:00 a.m. on the earlier of (i) the first business day after all the conditions to Closing set forth in Section 3 have been met or waived and (ii) such other time, date, and place as shall be agreed upon by the Parties (the date of the Closing being herein referred to as the “Closing Date”).

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     4.2 Deliveries by Sellers at Closing. At the Closing, Sellers shall deliver to Purchaser, or in the case of (e), make available to Purchaser:

     (a) a general bill of sale and assignment, in form and substance reasonably satisfactory to Purchaser (the “Bill of Sale”), with respect to the Acquired Assets other than real estate to be conveyed by Sellers at the Closing, and any other documents reasonably requested by Purchaser so as to convey to Purchaser good title, free and clear of all Liens (other than Permitted Liens), to all of Sellers’ right, title and interest in and to the Acquired Assets (other than the Designated Entities and the Owned Real Property) to be conveyed at Closing, each executed by the applicable Seller and, where relevant, the applicable subsidiary of Bridge;

     (b) special or limited warranty deeds and owner’s title insurance policy commitments, each in form and substance reasonably satisfactory to Purchaser, with respect to the Owned Real Property;

     (c) an assignment and assumption of leases, security deposits and prepaid rents assigning to Purchaser all of any Seller’s right, title and interest in and to the Leased Real Property and all security deposits and prepaid rents thereunder (provided that Purchaser shall assume all obligations of Sellers under the applicable leases as of the Closing Date);

     (d) [INTENTIONALLY DELETED];

     (e) all of Sellers’ books and records, customer files and related business records pertaining to the Acquired Assets or for the Designated Entities, including the original corporate records of the Designated Entities, the originals of all Designated Contracts and Non Filing Seller Designated Contracts in Sellers’ possession, the originals of all permits and warranties, and copies of all maintenance records and operating manuals in Sellers’ possession pertaining to the personal property or any portion of the Owned Real Property or Leased Real Property included in the Acquired Assets;

     (f) a certificate of non-foreign status in accordance with Section 1445 of the Code, and any similar State-required documents requested by Purchaser or in respect of which there is Sellers’ Knowledge;

     (g) the original landlord estoppels required hereunder;

     (h) an accurate and complete list of all bank accounts, other accounts, safe deposit boxes, lock boxes and safes of each of the Designated Entities, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof, and Sellers shall use reasonable best efforts to make such information available to Purchaser at least ten (10) days prior to the Closing; and

     (i) instruments of transfer and completed copies of all required filings in each relevant jurisdiction necessary or required to transfer all of the issued and outstanding shares of capital stock of the Designated Entities, and all other documents, certificates, instruments or writings reasonably requested by Purchaser in connection herewith.

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     4.3 Deliveries by Purchaser at Closing. At the Closing, Purchaser shall deliver to Sellers:

     (a) such documents, instruments or certificates required to be delivered in connection with Purchaser’s obligations under this Agreement, or as Sellers or their counsel may reasonably request;

     (b) the Purchase Price, as payable under Section 2.2, by wire transfer of immediately available funds to an account or accounts designated by Bridge; and

     (c) an assumption agreement in form and substance acceptable to Sellers, providing for the assignment by Sellers and the assumption by Purchaser of the Designated Contracts and the assignment of Non Filing Seller Designated Contracts.

     4.4 Instructions to Escrow Agent. Sellers and Purchaser shall provide written instructions to the Escrow Agent providing for the payment of the Second Deposit and all interest that has accrued thereon to an account or accounts designated by Sellers in accordance with Section 3(ii) of the Second Securities Account Agreement.

     4.5 Delivery of Acquired Assets. At Closing, Sellers shall place Purchaser in full possession and control of the Acquired Assets and the stock in the Designated Entities, provided that Purchaser and Sellers agree to use their reasonable best efforts, at Purchaser’s sole expense, to coordinate such delivery in a mutually agreeable manner in order to permit the avoidance, to the maximum extent possible, of any Taxes.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers, jointly and severally make, and each Designated Entity makes as to itself only, the following representations and warranties to Purchaser, each of which shall be true and correct as of the date of this Agreement and at the Closing Date, except to the extent expressly relating to a specific date, in which event it shall be true and correct as of such date, and each of which shall not survive the Closing Date:

     5.1 Organization, Standing and Authority. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Subject to compliance with applicable provisions of the Bankruptcy Code, each Seller and each Designated Entity has all requisite corporate power and authority to (i) own, lease and operate its properties, to carry on its business as it is now being conducted or presently being proposed to be conducted, except where the failure to hold such corporate authority or carry on its business would not constitute or be reasonably expected to constitute a Material Adverse Effect and (ii) enter into the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby have been duly authorized by all requisite corporate actions. This Agreement has been duly and validly executed and delivered by Sellers and constitutes a valid and binding obligation of Sellers in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and to general equitable principles. Each Seller is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not constitute or be reasonably expected to constitute a Material Adverse Effect.

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     5.2 No Conflict; Required Filings and Consents. Assuming the satisfaction of the conditions set forth in Section 3 of this Agreement and compliance with the applicable requirements for consents, approvals, authorizations, permits or filings referred to in this Section 5.2, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, domestic or foreign, or of any other Person is required to be made or obtained by any Seller in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby except as set forth in Schedule 3.1(d) and except (i) approvals of the Bankruptcy Court, (ii) applicable requirements, if any, of the HSR Act and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would neither (x) prevent or materially delay the consummation by Sellers of the transactions contemplated by this Agreement nor (y) individually or in the aggregate, constitute nor be reasonably expected to constitute a Material Adverse Effect. With respect to each of the Designated Entities and with respect to each Seller which is not a Filing Seller, neither the execution, delivery, or performance of this Agreement by such entity, nor the consummation of the transactions contemplated hereby by such entity, nor compliance with any of the provisions hereof by such entity, will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of such entity, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, or other instrument or obligation to which such entity is a party or by which such entity or its properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to such entity or its properties or assets, (d) result in the creation or imposition of any encumbrance on any asset of such entity, or (e) cause the suspension or revocation of any permit, license, governmental authorization, consent, or approval necessary for such entity to conduct its business as currently conducted, except in the case of clauses (b), (c), (d), and (e) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions, or revocations that would not individually or in the aggregate constitute or be reasonably expected to constitute a Material Adverse Effect.

     5.3 Title To and Condition of Assets. Upon entry of the Approval Order and Designated Contracts Order, Sellers (a) shall have the power and the right to sell, convey, transfer, assign and deliver the Acquired Assets and Designated Entities and (b) on the Closing Date shall sell, convey, transfer, assign and deliver the Acquired Assets and Designated Entities free and clear of all Liens, claims, encumbrances and security interests, except for and subject to the Assumed Liabilities and Permitted Liens.

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     5.4 Real Property.

     (a) Schedule 5.4(a) sets forth a true and complete list of the Owned Real Property. At the Closing and after the entry of the Approval Order and Designated Contracts Order, the Owned Real Property shall be conveyed to Purchaser free and clear of all Liens other than (i) Liens set forth in Schedule 5.4(a)(A), (ii) Liens for Taxes not yet due and payable, subject to proration through the Closing Date, (iii) matters of record and imperfections of title, easements and encumbrances, in each case, that would not, individually or in the aggregate, as of the Closing Date, have a Material Adverse Effect, and (iv) Permitted Liens.

     (b) Schedule 5.4(b) sets forth a true and complete list of the Leased Real Property. True and complete copies of the written leases affecting the Leased Real Property which are in effect as of the date hereof have heretofore been delivered or made available by Sellers to Purchaser. Except for those Real Property Leases that have expired pursuant to their terms or which Purchaser has not requested Sellers to assume in the Chapter 11 Cases, subject to any condemnation or casualty and such limitations arising under the Chapter 11 Cases: (i) all of the Real Property Leases are currently and shall be as of Closing, valid, binding leases, in full force and effect and enforceable by the applicable Seller or Designated Entity in accordance with their respective terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar Laws of general application relating to or affecting creditor’s rights, and (y) for the limitations imposed by general principles of equity; (ii) to Sellers’ Knowledge, the applicable Seller or Designated Entity has the full right to occupy the real property leased under such real property leases; (iii) none of the Real Property Leases has been modified, altered, or amended in any respect, and no counterparty has the right to cancel or terminate its lease due to default on the part of any Seller; and (iv) such Real Property Leases have not been assumed or rejected (as such terms are used in Section 365 of the Bankruptcy Code) except as required under this Agreement.

     (c) To Sellers’ Knowledge, all of the Owned Real Property is structurally sound and in good condition, ordinary wear and tear excepted, and is reasonably sufficient to satisfy the current operational requirements of Sellers. None of the Owned Real Property, nor the ownership, possession, occupancy, maintenance or use thereof, is materially in violation of, or breach or default under, any Contract or Law. No notice or threat from any lessor, governmental body or other Person has been received by any Seller or served upon any such Owned Real Property claiming any material violation of, or breach, default or liability under, any Contract or Law, or requiring or calling attention to the need for any material work, repairs, construction, alteration, installations or environmental remediation. No accident has occurred with respect to any of the Owned Real Property within the last six (6) months which does or would reasonably be expected to constitute a Material Adverse Effect on the use or operation of the Owned Real Property. No proceedings are pending or to Sellers’ Knowledge threatened which would affect the current zoning or use of any of the Owned Real Property.

     (d) The applicable Seller or Designated Entity is the sole occupant of the Owned Real Property with the exception of employees of Savvis who occupy material portions of the buildings located at 717 Office Parkway and 795 Office Parkway in Creve Coeur, Missouri. No Person other than Savvis has any right or option to acquire the Owned Real Property or any portion thereof or lease or occupy any space in the Owned Real Property, except as specified in Schedule 5.4(d).

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     (e) The applicable Seller or Designated Entity is the sole occupant of the Leased Real Property with the exception of employees of Savvis who occupy portions of the Leased Real Property located in Atlanta, Georgia, Chicago (10 S. LaSalle), Illinois, Los Angeles (333 S. Grand), California, Miami, Florida, San Francisco (44 Montgomery), California, Palo Alto, California, and New York (3 World Financial Center), New York pursuant to an oral arrangement. No Person has any right or option to acquire the Leased Real Property or any portion thereof and no person other than Savvis has the right to lease or occupy any space in the Leased Real Property, except as specified in Schedule 5.4(d).

     (f) No applicable Seller or Designated Entity is currently contesting the real estate tax assessments for the Owned Real Property. With the exception of 744 Office Parkway and 760 Office Parkway, which are assessed as a single parcel, the Owned Real Property is separately assessed for real property tax assessment purposes and is not combined with any other real property for tax assessment purposes.

     (g) The Owned Real Property is presently zoned for its current uses, and, to Sellers’ Knowledge, the improvements thereon comply with the particular zoning classification and zoning requirements. To Sellers’ Knowledge, there is no fact, action or proceeding, whether actual, pending or threatened against any Seller, which would affect such zoning or could result in an adverse modification or termination of such zoning.

     (h) To Sellers’ Knowledge, the Owned Real Property and the present uses are in material compliance with the requirements of any insurance policy, board of fire underwriters or any board exercising similar functions, and all licenses and permits are in full force and effect and are registered in the name of the applicable Seller or the applicable Designated Entity.

     (i) There are no offsite parking facilities used in connection with the operation of this Owned Real Property.

     (j) There are no real property interests (whether fee or leasehold interests), buildings, structures or other improvements that are used by Sellers to conduct the Acquired Business that are not included in the Owned Real Property or Leased Real Property, other than leases that have been rejected prior to the date hereof or after the date hereof in accordance with the terms hereof.

     5.5 Personal Property.

     (a) Except for any Excluded Assets, Sellers and the Designated Entities own or have valid leasehold interests in or have legal right to use all of the tangible personal property used in the conduct of their respective portions of the Acquired Business consistent with past practice and free and clear of all Liens other than (i) Liens set forth in Schedule 5.5 that upon the Closing will be released, or (ii) Permitted Liens. The Acquired Assets and the Designated Entities constitute all assets, other than the Excluded Assets, used by Sellers in the operation of the Acquired Business. The Acquired Assets and the assets of the Designated Entities are in good working order and condition, except for reasonable wear and tear and decommissioned or obsolete assets.

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     (b) Sellers maintain, and have in full force and effect, insurance policies in respect of the Acquired Assets in amounts and types that are customary in the industry for similar assets.

     5.6 Contracts. Each of the Designated Contracts, Non Filing Seller Designated Contracts and material Contracts relating to the Acquired Business, to the extent such Contracts are to be transferred to or assumed by Purchaser directly or indirectly (including through the acquisition of an entity), is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity. Except with respect to any default arising solely as a consequence of the commencement of a case under Chapter 7 or Chapter 11 of the Bankruptcy Code with respect to the Sellers and any defaults occurring in the period prior to the commencement of such cases which shall be cured in connection with the assumption and assignment of the Designated Contracts, each of the Designated Contracts, Non Filing Seller Designated Contracts and each of the material Contracts relating to the Acquired Business, to the extent such Contracts are to be transferred to or assumed by Purchaser directly or indirectly (including through the acquisition of an entity), are in full force and effect and no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Upon entry of the Approval Order and Designated Contracts Order and except as set forth on Schedule 5.6 hereto, none of the Designated Contracts or Non Filing Seller Designated Contracts requires the consent of any party to its assignment in connection with the transactions contemplated hereby, and none of the material Contracts relating to the Acquired Business, to the extent such Contracts are to be transferred to or assumed by Purchaser directly or indirectly (including through the acquisition of an entity), requires the consent of any party to a change in control of the applicable Seller or Designated Entity. True and complete copies or descriptions (as to oral Contracts) of all Contracts used to operate or relating to the Acquired Business, including, without limitation, the Specified Contracts, Non Filing Seller Designated Contracts, Undisclosed Contracts and all material Contracts relating to the Acquired Business, to the extent such contracts are to be transferred to or assumed by Purchaser directly or indirectly (including through the acquisition of an entity), have been (or for Undisclosed Contracts, will be) delivered or made available to Purchaser. Schedule 5.6 hereto sets out a complete and accurate list of all executory Contracts and unexpired leases relating to the Acquired Business. There are no oral Designated Contracts or Non Filing Seller Designated Contracts relating to or affecting the Acquired Business which differ in any material respect from the standard written Contracts utilized by such Acquired Business as provided or made available to Purchaser in connection with its due diligence.

     5.7 Software and Other Intangibles. Set forth on Schedule 5.7 (or incorporated by reference therein) is an accurate and complete list of all Software and other material Intangibles owned, marketed, licensed, supported, maintained, used or under development by Sellers in connection with the Acquired Business, and, in the case of Software, a product description. Except as indicated on Schedule 5.7, Sellers have good title to, and have the full right to use, all of the Software and other Intangibles listed on Schedule 5.7 free and clear of any Liens. Except as indicated on Schedule 5.7, no rights of any third party are necessary to market, license, sell, modify, update, and/or create derivative works for the proprietary Software or other Intangibles listed on Schedule 5.7. Except as set forth on Schedule 5.7, all of such proprietary Software and other Intangibles were created by regular full-time employees of Sellers as a work for hire (as defined under U.S. copyright Law). With respect to the proprietary Software listed on Schedule 5.7, (a) Sellers maintain machine-readable master-reproducible copies, technical documentation, user manuals and source code listings for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by them; (b) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (c) it can be maintained and modified by reasonably competent programmers of appropriate skill and experience and familiarity with such language, hardware and operating systems; and (d) with the exception of Software under development, it operates without material operating defects. None of the proprietary Software or other Intangibles listed on Schedule 5.7, or their respective past or current uses, including the preparation, distribution, marketing or licensing, has violated or infringed upon, or is violating or infringing upon, any Software, technology, patent, copyright, trade secret or other Intangible of any Person. Sellers have maintained trade secret rights and unregistered copyrights relating to the Software as indicated on Schedule 5.7. To Sellers’ Knowledge, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the proprietary Software or other Intangibles listed on Schedule 5.7 in any material respect. None of the proprietary Software or other Intangibles listed on Schedule 5.7 is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of Sellers or any of their affiliates, nor does any such Person have any interest therein or right thereto, including the right to royalty payments.

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     5.8 Brokers. No Person, other than Bear Stearns, Alvarez & Marsal, or as provided in the Management Retention Plan, is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Sellers or the Designated Entities in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers. Sellers shall pay any such fees due and payable to Bear Stearns and Alvarez & Marsal out of the proceeds of the Closing.

     5.9 Environmental Matters.

     Except as set forth on Schedule 5.9:

     (a) Neither Sellers nor any Designated Entity have caused or permitted any Hazardous Substances to have been stored, used, generated, manufactured, refined, treated, discharged, disposed of, deposited, transported, handled, released or otherwise present on any of the Owned Real Property or, to Sellers’ Knowledge, Leased Real Property, and no Hazardous Substances currently are stored, used, generated, transported, handled or otherwise present thereon (with respect to the Leased Real Property, to Sellers’ Knowledge), except for (i) any concentrations or quantities that occur naturally thereon or that are present in construction materials, office equipment or other office furnishings used in the existing improvements thereon, and (ii) normal quantities of those Hazardous Substances customarily used in the conduct of general administrative and executive office activities and use and maintenance of computer systems (e.g., copier fluids and cleaning supplies), all in material compliance with applicable Law.

     (b) The Acquired Business has been operated in compliance in all material respects with applicable Environmental Laws and Sellers and each of the Designated Entities have been issued, and are in compliance with, all permits, certificates, approvals, licenses and registrations required under Environmental Laws with respect to the Acquired Business. There is not any radon, asbestos or PCBs or any condition with respect to surface soil, subsurface soil, ambient air, surface waters, groundwaters, leachate, run-on or run-off, stream or other sediments, wetlands or similar environmental media on, in, under, above, from or off any of the Owned Real Property or, to Sellers’ Knowledge, Leased Real Property, which radon, asbestos, PCBs or condition does or may (i) require investigation and/or remedial or corrective action on or off such Owned Real Property or, to Sellers’ Knowledge, Leased Real Property by Sellers or any Designated Entity or any other owner thereof, (ii) require compliance by any Seller or any Designated Entity with Environmental Laws, and/or (iii)  result in any claim for personal injury, property damage or natural resources damage or any other proceeding against Purchaser or any of its affiliates by any Governmental Authority or other Person pursuant to Environmental Law.

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     (c) Neither any Seller nor any Designated Entity has received any written notice that any part of the Owned Real Property or, to Sellers’ Knowledge, Leased Real Property or the operations thereon, including with respect to off-site waste disposal, is the subject of any proceeding or judgment, and, to such Party’s Knowledge, no part of the Owned Real Property or, to Sellers’ Knowledge, Leased Real Property or the operations thereon is the subject of any pending, threatened or actual claims, complaints, proceeding or judgment with respect to any alleged violation of any Environmental Laws with respect to the Acquired Business. Neither any Seller nor any Designated Entity has received any written notice from any Governmental Authority or other Person regarding any material environmental, health or safety concerns.

     (d) To Sellers’ Knowledge, there is no sinkhole, coastal zone, flood plain, flood hazard area or wetlands in or on the Owned Real Property or Leased Real Property, which would restrict any use of the Owned Real Property or Leased Real Property as an office, data processing facility and electronic communications network facility.

     (e) Either Sellers or the Designated Entities have made available to Purchaser copies of any and all applications, correspondence and studies relating to environmental, health and safety matters in their possession, custody or control. These studies shall include, but not be limited to, any environmental engineering studies, any tests or testing performed on the Owned Real Property or Leased Real Property or any site or facility previously owned, operated or leased by Sellers or any Designated Entity, and copies of any reports issued by any Governmental Authority regarding such Owned Real Property or Leased Real Property.

     (f) No information request has been issued to any Seller or Designated Entity pursuant to Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. or any other Environmental Laws with regard to the Owned Real Property or Leased Real Property or any activities conducted thereon, including off-site waste disposal.

     (g) No underground storage tanks are or have been located at the Owned Real Property.

     5.10 Litigation. Except as set forth in Schedule 5.10, there are no judicial, regulatory or administrative actions, proceedings or investigations pending against any Seller or any of the Designated Entities in connection with any part of the Acquired Business except in the Bankruptcy Court. Except as set forth in Schedule 5.10, there are no judicial, regulatory or administrative actions, proceedings or investigations pending, or, to Sellers’ Knowledge, threatened, against Sellers or any of the Designated Entities. Neither any Seller nor any of the Designated Entities is (a) in violation of any applicable Laws in any material respect or (b) subject to or in default, in any material respect, with respect to any final judgment, writs, injunctions, decrees, rules or regulations of any court or any federal, State, or municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, provided that this representation shall not require disclosure of any matter specifically disclosed as threatened or actual litigation under Section 5.19 hereof, Section 5.12 hereof and paragraphs 10 and 19 of Schedule 5.24.

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     5.11 Employee Matters.

     (a) Schedule 5.11(a) sets forth a true and complete list of all the employees of Sellers and of the Designated Entities as of the date of this Agreement who are employed in essential positions or primarily in respect of the Acquired Business or whose services are material to the operation of the Acquired Business (“Acquired Business Employees”), their hire date, their current respective positions or job classifications and their current respective wage scales or salaries, as the case may be, as of the date hereof. Sellers and the Designated Entities are, in respect of the Acquired Business, in compliance in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except where the failure to be in compliance does not constitute and would not be reasonably expected to constitute a Material Adverse Effect.

     (b) Schedule 5.11(b) sets forth a true and complete list of each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Pension Plan”), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and each stock option or other equity based, bonus, retention, incentive or deferred compensation, salary continuation, vacation or severance plan or arrangement maintained, contributed to or required to be contributed to by Sellers and/or the Designated Entities for the benefit of any current or former employees of the Acquired Business or their beneficiaries (collectively, “Benefit Plans”). Sellers have made available to Purchaser true and complete copies of (i) each Pension Plan, (ii) the Benefit Plans and any amendments thereto and (iii) the most recent summary plan description for each Benefit Plan (if any such description was required). Except as disclosed in Schedule 5.11(b), the accrued benefit obligations under each Benefit Plan primarily covering non-United States employees is fully funded by insurance, trust assets or financial statement accruals.

     (c) As of the Closing Date, Sellers and the Designated Entities have paid all contributions which are due and required by the Benefit Plans and are otherwise compliant with the terms of the Benefit Plans and all applicable Laws. All of the Benefit Plans are, and have been, operated in material compliance with their provisions and with all applicable Laws, including ERISA and the Code.

     (d) As soon as reasonably practicable following July 25, 2001, Purchaser shall provide to Sellers a list of all of the employees who exclusively render services with respect to the Telerate Business whom Purchaser believes would be needed to provide reasonable transition services to the Telerate Business (the “Telerate Transition Employees”). With respect to each such individual on the foregoing list, as amended from time to time by Purchaser, (i) Sellers shall not encourage or otherwise facilitate any Person other than Purchaser (or Purchaser’s Designee) or a purchaser of all or substantially all of the assets and operations of the Telerate Business, to employ or offer to employ any Telerate Transition Employee, or to encourage any such employee to terminate employment, and (ii) shall use reasonable efforts to enforce its right under covenants (other than against a purchaser of all or substantially all of the assets and operations of the Telerate Business), including covenants contained in non-disclosure or confidentiality agreements, entered into in favor of Sellers by third parties to the extent they provide restrictions on the solicitation of or entering into contracts of employment with employees of the Telerate Business or prohibit the use of confidential information of Sellers for any such purpose. Sellers shall not terminate the employment of any Telerate Transition Employee other than for cause, provided that the issuance of any notice intended to comply with WARN shall not, by itself, be prohibited.

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     5.12 Taxes. Except as disclosed in Schedule 5.12 to this Agreement:

     (a) (i) all Tax Returns required to be filed by or on behalf of any of the Designated Entities (or Sellers with respect to the Acquired Business) or any Affiliated Group of which the Designated Entities (or Sellers with respect to the Acquired Business) are or were a member have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), (ii) all such Tax Returns were true, complete and correct in all material respects, (iii) all Taxes payable by or on behalf of the Designated Entities (or Sellers with respect to the Acquired Business), either directly, as part of the consolidated, combined or unitary Tax Return of another taxpayer, or otherwise, have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in the Financial Statements with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing and (iv) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), has been executed or filed with the IRS or any other taxing authority by or on behalf of the Designated Entities.

     (b) Schedule 5.12 lists all material types of Taxes paid and material types of Tax Returns filed by or on behalf of the Designated Entities and indicates those Taxes with respect to which each such Designated Entity is or has been a member of an Affiliated Group. Except as set forth on Schedule 5.12, no claim has been made by a taxing authority in a jurisdiction where a Designated Entity does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

     (c) All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including Sellers with respect to the Acquired Business or the Designated Entities have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have the Sellers with respect to the Acquired Business or Designated Entities received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, State, local or foreign taxing authority in any prior examination of a Designated Entity which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

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     (d) None of the Designated Entities nor any other person (including Sellers) on behalf of any such Designated Entities has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by such Designated Entities, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of State, local or foreign law by reason of a change in accounting method or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of such Designated Entities, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of State, local or foreign law with respect to such Designated Entities, or (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

     (e) No property owned by any of the Designated Entities is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (iv) “limited use property” within the meaning of Rev. Proc. 76-30.

     (f) None of the Designated Entities is a party to, and none of the Designated Contracts or Non Filing Seller Designated Contracts, contain any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

     (g) There is no Contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by any of the Designated Entities, Purchaser, or their respective affiliates by reason of Section 280G of the Code.

     (h) None of the Designated Entities is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

     (i) There are no Liens, other than in respect of Taxes that are not yet due and payable, as a result of any unpaid Taxes upon any of the Acquired Assets, the equity interests of the Designated Entities transferred to Purchaser, or any of the assets of the Designated Entities.

     (j) None of the Designated Entities (or any predecessor) has ever been a member of any Affiliated Group other than the group of which Bridge is the common parent.

     (k) Bridge and the United States Designated Entities (along with the other subsidiaries of Bridge) file a consolidated federal income Tax Return.

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     (l) No prior ownership change (within the meaning of Section 382 of the Code and the applicable treasury regulations) has occurred (i) that would result in the imposition of a limitation upon the future deductibility of any tax basis or built-in loss deduction of any of the Designated Entities, or (ii) that resulted in a readjustment of the tax basis of the Designated Entities under Section 56(g)(4)(G).

     (m) No ownership change (within the meaning of Section 382 of the Code and the applicable treasury regulations) has occurred that would result in the imposition of a limitation upon the net operating loss carryforward of the Affiliated Group of which Bridge is the common parent.

     (n) None of the Designated Entities has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transaction contemplated by this Agreement.

     5.13 Financial Statements. Copies of the audited financial statements of the Designated Entities as of and for the 12-month period ending on December 31, 2000, in each case including all schedules and notes thereto, have previously been made available to Purchaser. Such statements have been prepared in accordance with GAAP of their respective jurisdiction of incorporation (except as described in the notes thereto) applied on a consistent basis, and fairly present, in all material respects, the financial condition, results of operations and cash flows of each Designated Entity for the periods set forth therein.

     5.14 Licenses and Permits, Compliance with Laws. Each of the Sellers and each of the Designated Entities have all material licenses, permits, registrations and authorizations necessary in order to operate and conduct the Acquired Business as presently conducted and as proposed to be conducted by Sellers where applicable. Each of the Designated Entities has obtained all exemptive or other necessary relief from the SEC, NASD, NYSE and any applicable State, local or foreign regulatory authority as necessary to conduct its business, and currently is operating in compliance with any and all conditions imposed by the SEC, NASD, NYSE and any applicable State, local or foreign regulatory authority in granting such relief.

     5.15 No Undisclosed Liabilities. Except (i) as disclosed in the December Statement and (ii) liabilities incurred in the ordinary course of business since the date of such December Statement which are not material in amount, none of the Designated Entities has any material liabilities, in each case of a nature required to be reflected on a balance sheet prepared in accordance with the GAAP of their respective jurisdiction of incorporation, applied on a consistent basis.

     5.16 Sufficiency of Acquired Assets and Designated Entities. The Acquired Assets and the assets held by the Designated Entities constitute all of the assets, rights and interests necessary to operate the Acquired Business in the manner and to the extent presently conducted by Sellers.

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     5.17 Capital Stock and Ownership of the Designated Entities. For each of the Designated Entities, Schedule 5.17 sets forth the number of shares of capital stock authorized, including the par value per share, the number of shares of capital stock issued, and the number of shares of capital stock outstanding. Each of the Designated Entities is a wholly owned direct or indirect subsidiary of a Seller except for nominal shares owned by individual employees or representatives where required by local Law. Save as aforesaid, all of the shares of capital stock of each Designated Entity are owned directly or indirectly by a Seller free and clear of all Liens, and such owner has good and marketable title thereto. Except as set forth in this Section 5.17, there are no other record or beneficial owners of any shares of any of the Designated Entities, nor are there any other issued or outstanding shares of capital stock. All of the issued and outstanding shares of capital stock of each of the Designated Entities have been duly authorized and validly issued, and are fully paid and nonassessable, with no liability attaching to the ownership thereof. All offerings, sales and issuances by each of the Designated Entities of any shares of capital stock or membership interests were conducted in material compliance with all applicable securities Laws and all applicable corporation and limited liability company Laws. There are no outstanding options, puts, calls, warrants, convertible or exchangeable securities or other agreements or instruments (other than this Agreement), subscriptions, stock appreciation rights, phantom stock rights, or other rights arising under a Contract with a third party relating to the offering, sale, issuance, redemption or disposition of any shares of capital stock, or other securities of any of the Designated Entities.

     5.18 Organization of the Designated Entities. Each of the Designated Entities is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each of the Designated Entities is duly qualified or registered to do business in each jurisdiction where it currently conducts operations and such qualification or registration is required by applicable Law. Except as set forth on Schedule 5.18, none of the Designated Entities owns any securities of any corporation or any other interest in any Person. None of the Designated Entities has any predecessors other than as otherwise set forth on Schedule 5.18. Schedule 5.18 states, for each of the Designated Entities (a) its exact legal name; (b) its corporate business form and jurisdiction and date of formation; (c) in the case of U.S. entities, its federal employer identification number; (d) its headquarters address, telephone number and facsimile number; (e) its directors and officers; (f) its registered agent and/or office in its jurisdiction of formation (if applicable); (g) all material foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (h) all fictitious, assumed or other names of any type that are registered or used by it; and (i) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation. Accurate and complete copies of articles or certificates of incorporation, bylaws, and other organization and related documents, each as amended to date, and all Contracts relating to the acquisition of each of the Designated Entities (or their affiliates or predecessors) have been made available to Purchaser. Accurate and complete copies of the contents of the minute books and stock books of each of the Designated Entities have been made available to Purchaser. Such minute books and stock books include (a) minutes of all meetings of the shareholders, members, board of directors and any committees of the board of directors or members at which any material action was taken, which minutes accurately record all material actions taken at such meetings, (b) accurate and complete written statements of all material actions taken by the shareholders, members, board of directors and any committees of the board of directors or members without a meeting, and (c) accurate and complete records of the subscription, issuance, transfer and cancellation of all shares of capital stock, all membership interests and all other securities since the date of incorporation or formation.

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     5.19 Broker-Dealer Status and other SEC Matters.

     (a) Bridge Trading Company is duly registered as a broker-dealer with the SEC and each of the State regulatory agencies listed on Schedule 5.19. Bridge Trading Company is a member in good standing of the NASD and is a member organization in good standing of the NYSE. Other than Bridge Trading Company, none of the other Bridge Trading Designated Entities is registered as, or required to be registered as, a broker-dealer, investment advisor or any other regulated entity with the SEC or any applicable State regulatory agency. None of the Bridge Trading Designated Entities is a self-clearing broker, and Schedule 5.19 identifies the name of the clearing firm used by each of the Bridge Trading Designated Entities. Bridge Trading Company has timely filed or given all reports, registrations, filings and notices required to be filed or given by it with or to the SEC, the NASD, the NYSE and each of the State regulatory agencies listed on Schedule 5.19, all of which reports, registrations, filings and notices were accurately and properly completed. Accurate and complete copies of the applications for registration as a broker-dealer, all amendments to such applications, and the periodic broker-dealer reports for periods after December 31, 1998, in each case as filed by Bridge Trading Company with the SEC, the NASD, the NYSE and/or each of the State regulatory agencies listed on Schedule 5.19, have previously been made available to Purchaser. Copies of all such other broker-dealer reports, filings and notices, including quarterly Part II FOCUS Reports, filed by Bridge Trading Company with the SEC, the NASD, the NYSE and/or each of the State regulatory agencies listed on Schedule 5.19 have been made available to Purchaser. A computation of net capital under SEC Rule 15c3 for Bridge Trading Company, Inc. shall be delivered to Purchaser no earlier than ten (10) days before the Closing Date.

     (b) The operations of each of the Bridge Trading Designated Entities as a broker-dealer, as such operations were and presently are conducted, and the status of each of the Bridge Trading Designated Entities as a registered broker-dealer, (a) have complied with and currently comply with all federal, State and applicable foreign securities Laws, including the Exchange Act and (b) have not required and currently do not require any of the Bridge Trading Designated Entities to register or qualify as a broker-dealer in any jurisdiction other than the States listed on Schedule 5.19. All Affiliates (as such term is defined in Rule 405 of the Securities Act) of the Bridge Trading Designated Entities and all associated persons to the Bridge Trading Designated Entities (as such term is defined in Section 3(18) of the Exchange Act) are either registered or qualified, or are not required to be registered or qualified, under all applicable federal and State securities Laws and rules of the NYSE and the NASD.

     (c) Except as set forth on Schedule 5.19, none of the Bridge Trading Designated Entities, nor any associated person, has been censured, has had limitations placed on any of their activities, functions or operations, has been suspended or had any registration revoked, or has been subjected to any other type of disciplinary action or complaint by any federal or State securities agency or authority or by the NASD or any stock exchange. No disciplinary action or any formal or informal investigation by the staff of the SEC, any State securities regulator, the NYSE or the NASD is pending or, to Sellers’ Knowledge, threatened against any of the Bridge Trading Designated Entities or any such Affiliate or associated person. Except as set forth on Schedule 5.19, no material compliance deficiencies have been brought to the attention of any of the Bridge Trading Designated Entities or any such Affiliate or associated person as a consequence of an inspection by the staff of the SEC, any State or foreign securities regulator, the NYSE or the NASD.

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     (d) Copies of all correspondence for the period from December 1, 2000 to March 31, 2001 between any of the Bridge Trading Designated Entities and the NASD, NYSE and State securities regulators, have been made available to Purchaser. Each of the Bridge Trading Designated Entities has responded to each matter identified by the staff of the SEC, NASD, NYSE or State securities regulators, as the case may be, in any such correspondence. To Sellers’ Knowledge, each of the Bridge Trading Designated Entities has in such responses, or otherwise, adequately and fully addressed each concern identified by the staff of the SEC, NASD, NYSE or State securities regulators, as the case may be, with respect to its operations.

     (e) Except for “directed business arrangements,” the standard form customer contracts provide for the sale of services and products that constitute “brokerage and research services” under Section 28(e) of the Exchange Act or such provisions, if any, as are applicable in the foreign jurisdiction where the relevant Bridge Trading Designated Entity conducts its business. Except for “directed business arrangements,” the services and products provided by Bridge Trading Company to its customers constitute “brokerage and research services” under Section 28(e) of the Exchange Act.

     (f) None of Sellers or the Bridge Trading Designated Entities is an investment adviser within the meaning of Section 2(20) of the Investment Company Act of 1940, as amended (“1940 Act”), for an investment company which is registered under the 1940 Act, and none of Bridge Trading Designated Entities’ Contracts is required to comply with Section 15 of the 1940 Act.

     (g) Bridge Trading Company (UK), Ltd. (“Bridge Trading UK”) is duly registered as a broker-dealer with the Securities and Futures Authority (“SFA”). The business of Bridge Trading UK has been and is being conducted in compliance with the Financial Services Act 1986 so far as relevant to the validity or conduct of the business. Bridge Trading UK holds all necessary licenses and authorizations under the Financial Services Act 1986 and no such license or authorization has been revoked, suspended, cancelled, varied or not renewed. Bridge Trading UK has at all times been in compliance with the rules and requirements of such licenses, including the SFA Rules. Bridge Trading UK has in the past three years made all filings and returns, provided all information, maintained all records and paid all fees and assessments as it is required to make, provide or maintain within the applicable time limits under the Financial Services Act 1986 and no such filing or return (and nothing in a filing or return) is, or has in the past three years been, disputed or subject to agreement with the SFA. Neither Bridge Trading UK nor any of its directors, officers or employees have, in the past three years, been the subject of any disputes, disciplinary proceedings, exercise of powers of intervention or orders of the SFA arising under the Financial Services Act 1986 and no such disputes, disciplinary proceedings, exercise of powers of intervention or orders are pending or have been threatened in writing by the SFA. Bridge Trading Company Asia, Ltd. is duly registered as a securities dealer with the Securities and Futures Commission (“SFC”).

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     (h) Bridge Trading Company Asia, Ltd. is not a member of, and is not required to be registered with, The Stock Exchange of Hong Kong Limited. Bridge Trading Company Asia, Ltd. has timely filed or given all reports, registrations, filings and notices required to be filed or given by it with or to the SFC and each of the other regulatory agencies listed on Schedule 5.19, all of which reports, registrations, filings and notices were accurately and properly completed. Accurate and complete copies of the applications for registration as a broker-dealer, all amendments to such applications and the periodic broker-dealer reports for periods after December 31, 1998, in each case as filed by Bridge Trading Company Asia, Ltd. with the SFC, have previously been made available to Purchaser. Copies of all such other broker-dealer reports, filings and notices filed by Bridge Trading Company Asia, Ltd. with the SFC and other applicable regulatory authorities have been made available to Purchaser. Bridge Trading Company Asia, Ltd. is in material compliance with all applicable provisions of the Securities Ordinance of Hong Kong, the Securities and Futures Ordinance of Hong Kong, and the Financial Resources Rules and all other applicable rules of the SFC.

     5.20 Insurance. Sellers have in place insurance policies with respect to the Acquired Assets, in amounts and types that are customary in the industry for similar assets, and all such policies are in full force and effect.

     5.21 Full Disclosure. No representation or warranty made by Sellers or any Designated Entity in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact, or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect.

     5.22 WSOD/EJV Representations and Warranties. Schedule 5.22 sets forth the representations and warranties of Sellers with respect to the WSOD Assets, EJV Assets and the WSOD/EJV Business.

     5.23 StockVal Representations and Warranties. Schedule 5.23 sets forth the representations and warranties of Sellers with respect to the StockVal Assets and the StockVal Business.

     5.24 Bridge Trading Representations and Warranties. Schedule 5.24 sets forth the representations and warranties of Sellers with respect to the Bridge Trading Assets and the Bridge Trading Business.

SECTION 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser makes the following representations to Sellers, each of which shall be true and correct as of the date of this Agreement and the Closing Date, except to the extent relating to a specific date, in which event it shall be true and correct as of such date, and each of which shall not survive the Closing Date:

     6.1 Organization. Purchaser is a corporation validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on Purchaser.

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     6.2 Authority. Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate actions. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other Laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

     6.3 Consents and Approvals. Except as required under Section 3.1(d) hereof and except for consents, approvals or authorizations which may be required under the HSR Act or with respect to the Designated Entities, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, domestic or foreign, or of any other Person is required to be made or obtained by Purchaser in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

     6.4 No Violations. Neither the execution, delivery, or performance of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, or other instrument or obligation to which Purchaser is a party or by which Purchaser or Purchaser’s properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Purchaser or Purchaser’s properties or assets, (d) result in the creation or imposition of any encumbrance on any asset of Purchaser, or (e) cause the suspension or revocation of any permit, license, governmental authorization, consent, or approval necessary for Purchaser to conduct its business as currently conducted, except in the case of clauses (b), (c), (d) and (e) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions, or revocations that would not individually or in the aggregate have a material adverse effect on Purchaser.

     6.5 Brokers. No Person, other than Lehman Brothers, Inc., is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser shall pay any such fees due and payable to Lehman Brothers, Inc.

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     6.6 Financing. Purchaser has cash on hand or commitments for financing sufficient to deliver the Purchase Price to Sellers.

SECTION 7

COVENANTS

     7.1 Approval Order and Designated Contracts Order.

     (a) Approval Order. Prior to the Closing, and subject to the provisions of this Agreement, including the provisions of Section 8, Sellers and Purchaser shall use their reasonable best efforts to obtain entry of the Approval Order (which shall contain, but may not be limited to, the provisions contained below) by the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code. Sellers and Purchaser agree to use their reasonable best efforts to cause the Bankruptcy Court to enter an Approval Order which contains, among other provisions reasonably requested by Purchaser, the following provisions (it being understood that certain of such provisions may be contained in either the findings of fact or conclusions of Law to be made by the Bankruptcy Court as part of the Approval Order): (i) the transfers of the Acquired Assets and the Designated Entities by Sellers to Purchaser (A) are or will be legal, valid and effective transfers of the Acquired Assets and the Designated Entities, (B) vest or will vest Purchaser with all right, title and interest of Sellers in and to the Acquired Assets and the Designated Entities free and clear of all Liens and Claims (as defined in Section 101(5) of the Bankruptcy Code) pursuant to Section 363(f) of the Bankruptcy Code (other than Liens created by Purchaser) whatsoever known or unknown, fixed, liquidated, contingent or otherwise, including, but not limited to, any of Sellers’ creditors, vendors, suppliers, employees or lessors specifically naming Sellers’ vendor, Cantor Fitzgerald Securities, and any other person that is the holder of one of the Claims (collectively “Claimants”) and that neither Purchaser nor Purchaser’s Designees shall be liable in any way (as successor entity or otherwise) for any Claims that any of the Claimants or any other third party may have against any of the Sellers, the business of Sellers and the Acquired Business and the Designated Entities and permanently enjoins and restrains the assertion and prosecution of any Claims by Claimants or any other third party against Purchaser, Purchaser’s affiliates, and/or Purchaser’s Designees and the ownership, use and operation of the Acquired Business, other than claims on the account of Assumed Liabilities; and (C) constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code, the Laws of the State of New York and the State of Missouri and all other applicable State laws, including those relating to fraudulent conveyance and fraudulent transfers; (ii) all amounts to be paid to Purchaser pursuant to this Agreement, including (x) any payments with respect to working capital adjustments pursuant to Section 2.3, (y) any payments for post-closing services pursuant to Section 7.13, and (z) any termination payments pursuant to Section 8.2 shall constitute administrative expenses under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, and shall be immediately payable if and when they arise under this Agreement without any further order of the Bankruptcy Court, provided that Sellers shall have the right to reasonably contest the amount of such asserted claims; (iii) all Persons are enjoined from taking any action against Purchaser, Purchaser’s affiliates (as they existed immediately prior to the Closing), Purchaser’s Designees or Sellers to recover any claim which such Person has solely against Sellers or any of Sellers’ affiliates (as they existed immediately following the Closing); (iv) the Bankruptcy Court retains exclusive jurisdiction to interpret, construe and enforce the provisions of this Agreement and the Approval Order in all respects, provided that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this clause (iv) or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter; (v) the provisions of the Approval Order are nonseverable and mutually dependent; (vi) the transactions contemplated by this Agreement are undertaken by Purchaser and Sellers at arm’s length, without collusion and in good faith within the meaning of Section 363(m) of the Bankruptcy Code, and such Parties are entitled to the protections of Section 363(m) of the Bankruptcy Code; (vii) a determination that not selling the Acquired Assets and Designated Entities free and clear of Liens and Claims would impact adversely on Sellers’ bankruptcy estates; (viii) a determination that a sale of the Acquired Assets and Designated Entities other than one free and clear of Liens and Claims would be of substantially less benefit to the estate of Sellers; (ix) Sellers may assign and transfer to Purchaser or Purchaser’s Designees all of Sellers’ right, title and interest (including common law rights) to all of their intangible property included in the Acquired Assets; (x) provides for the retention of jurisdiction by the Bankruptcy Court to resolve any and all disputes that may arise under this Agreement as between Sellers and Purchaser, and further to hear and determine any and all disputes between Sellers and/or Purchaser, as the case may be, and any non-Sellers party to, among other things, any Designated Contracts, concerning inter alia, Sellers’ assignment thereof to Purchaser or Purchaser’s Designees under this Agreement and any non-Seller’s claims arising under any agreements relating to Excluded Liabilities; (xi) provides that the sale is deemed to be part of a plan pursuant to Section 1146(c) of the Bankruptcy Code and provides for the exemption of the transactions contemplated herein from transfer, stamp, use and certain other taxes, and provides for the waiver of so-called “bulk-sale” laws in all necessary jurisdictions; (xii) provides that any stay of orders authorizing the use, sale or lease of property as provided for in Fed. R. Bankr. Proc. 6004(g) shall not apply to the Approval Order and that the Approval Order is immediately effective and enforceable; (xiii) provides that the Purchaser will not have any successor or transferee liability for liabilities of the Sellers (whether under federal or State law or otherwise) as a result of the sale of the Acquired Assets and Designated Entities; and (xiv) provides that Purchaser shall not assume liabilities of Sellers other than the Assumed Liabilities and the Cure Costs pursuant to Section 2.5;

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     (b) Designated Contracts Order. Prior to the Closing, (including for purposes of this provision, consummation of the option transactions contemplated in Sections 9, 10 and 11) and subject to the provisions of this Agreement, including the provisions of Section 8, Sellers and Purchaser shall use their reasonable best efforts to obtain entry of the Designated Contracts Order (which shall contain, but may not be limited to, the provisions contained below) by the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code. Sellers and Purchaser agree to use their reasonable best efforts to cause the Bankruptcy Court to enter the Designated Contracts Order which contains, among other provisions reasonably requested by Purchaser, the following provisions (it being understood that certain of such provisions may be contained in either the findings of fact or conclusions of Law to be made by the Bankruptcy Court as part of the Approval Order): (i) the transfers of the Designated Contracts by Sellers to Purchaser (A) are or will be legal, valid and effective transfers of the Designated Contracts, (B) vest or will vest Purchaser with all right, title and interest of Sellers in and to the Designated Contracts free and clear of all Liens and Claims (as defined in Section 101(5) of the Bankruptcy Code) pursuant to Section 363(f) of the Bankruptcy Code (other than Liens created by Purchaser) whatsoever known or unknown, fixed, liquidated, contingent or otherwise, including, but not limited to, any of the Claimants and that Purchaser shall not be liable in any way (as successor entity or otherwise) for any Claims that any of the Claimants or any other third party may have against any of Sellers, the business of Sellers and the Designated Contracts and permanently enjoins and restrains the assertion and prosecution of any Claims by Claimants or any other third party against Purchaser, Purchaser’s affiliates and the ownership, use and operation of the Designated Contracts, other than claims on the account of Assumed Liabilities, and (C) constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code, the Laws of the States of New York and the State of Missouri and all other applicable State Laws, including those relating to fraudulent conveyance and fraudulent transfers; (ii) all Persons are enjoined from taking any action against Purchaser, Purchaser’s affiliates (as they existed immediately prior to the Closing) or Sellers to recover any claim which such Person has solely against Sellers or any of Sellers’affiliates (as they existed immediately following the Closing); (iii) the Bankruptcy Court retains exclusive jurisdiction to interpret, construe and enforce the provisions of this Agreement and the Designated Contracts Order in all respects, provided that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this clause (iii) or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter; (iv) the provisions of the Designated Contracts Order are nonseverable and mutually dependent; (v) the transactions contemplated by this Agreement are undertaken by Purchaser and Sellers at arm’s length, without collusion and in good faith within the meaning of Section 363(m) of the Bankruptcy Code, and such Parties are entitled to the protections of Section 363(m) of the Bankruptcy Code; (vi) Sellers may assign and transfer to Purchaser all of Sellers’right, title and interest (including common law rights) to all of their intangible property included in the Designated Contracts; (vii) approves Sellers’assignment of the Designated Contracts pursuant to Sections 363 and 365 of the Bankruptcy Code, defines the relevant cure amounts, identifies the correct version of the contract, enjoins the other party to such Designated Contract from raising after the date of the assumption and assignment that there are any uncured defaults under such contract, holds that any party that may have had the right to consent to the assignment of its Designated Contract is deemed to have consented to such assignment as required by Section 365(c) of the Bankruptcy Code if it fails to object to the assumption and assignment and orders Sellers to pay any cure amounts payable to the other parties to the Designated Contracts consistent with the terms of this Agreement; (viii) provides that there shall be no rent accelerations, assignment fees, increases or any other fee charged to Purchaser as a result of the assignment of the Designated Contracts, and the validity of the assumption, assignment and sale to Purchaser shall not be affected by any dispute between any Seller and any party to a Designated Contract regarding the payment of any cure amount; (ix) the Designated Contracts, upon assignment to Purchaser, shall still be deemed valid and binding, in full force and effect in accordance with their terms, including that any provision conditioning assignment or approval by the non-debtor party is an enforceable restriction on assignment pursuant to Section 365 of the Bankruptcy Code; (x) provides for the retention of jurisdiction by the Bankruptcy Court to resolve any and all disputes that may arise under this Agreement as between Sellers and Purchaser, and further to hear and determine any and all disputes between Sellers and/or Purchaser, as the case may be, and any non-Sellers party to, among other things any Designated Contracts, concerning inter alia, Sellers’ assignment thereof to Purchaser under this Agreement and any non-Seller’s claims arising under any agreements relating to Excluded Liabilities; (xi) provides that the assumption, assignment and sale of the Designated Contracts is deemed to be part of a plan pursuant to Section 1146(c) of the Bankruptcy Code and provides for the exemption of the transactions contemplated herein from transfer, stamp, use and certain other taxes, and provides for the waiver of so-called “bulk-sale” laws in all necessary jurisdictions; (xii) provides that Purchaser shall not assume liabilities other than the Assumed Liabilities and the Cure Costs pursuant to Section 2.5; (xiii) provides that any stay of orders authorizing the assignment of an executory contract or unexpired lease, as provided in Fed. R. Bankr. Pro. 6006(d), shall not apply to the Designated Contracts Order and that the Designated Contracts Order is immediately effective and enforceable; and (xiv) provides that Purchaser will not have any successor or transferee liability for liabilities of the Sellers (whether under federal or State law or otherwise) as a result of the assignment of the Designated Contracts.

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     (c) If the Approval Order, Designated Contracts Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing, reargument or stay shall be filed with respect thereto), Sellers agree to take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and Purchaser agrees to cooperate in such efforts. Each Party hereto agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal, provided that nothing herein shall preclude the Parties hereto from consummating the transactions contemplated herein if the Approval Order and the Designated Contracts Order shall have been entered and have not been stayed and Purchaser has waived in writing the requirement that the Approval Order and the Designated Contracts Order be Final Orders, in which event Purchaser shall be able to assert the benefits of Section 363(m) of the Bankruptcy Code as a consequence of which such appeal shall become moot.

     (d) Sellers shall cooperate reasonably with Purchaser and its representatives in connection with the Approval Order and the Designated Contracts Order and the related bankruptcy proceedings. Such cooperation shall include, but not be limited to, consulting with Purchaser at Purchaser’s reasonable request concerning the status of such proceedings and providing Purchaser with copies of requested pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable in connection with any submission thereof to the Bankruptcy Court. Sellers further covenant and agree that the terms of any plan submitted by Sellers to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of Purchaser hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including, without limitation, any transaction that is contemplated by or approved pursuant to the Approval Order and the Designated Contracts Order.

     7.2 Closing. Sellers and Purchaser shall use reasonable best efforts to move to Closing as soon as possible following satisfaction or waiver of the conditions precedent to Closing.

     7.3 Conduct of Business by Sellers and Designated Entities. From the date hereof until the date of Closing, as applicable, each Seller shall comply in all material respects with the terms and conditions of the Bankruptcy Code, and each Seller and Designated Entity shall comply in all material respects with the terms and conditions of applicable Laws. Sellers and the Designated Entities (a) shall operate the Acquired Business and maintain the level of operations, capital expenditures and maintenance expenses at an adequate level, all in the ordinary course of business consistent with recent past practices since the filing of the Chapter 11 Cases, (b) use their reasonable best efforts to preserve, with respect to the Acquired Business, their present business operations, organization (including, without limitation, management and the sales force) and goodwill and preserve their present relationship with Persons having business dealings with them, (c) with respect to each Designated Entity, maintain sufficient net capital to comply with all applicable Laws and otherwise take such other actions as are necessary to remain in good standing as a regulated entity in the jurisdictions where they are registered, and (d) maintain, with respect to the Acquired Business, all their assets and properties in their current condition, ordinary wear and tear excepted. It is acknowledged, in each case above, that Sellers are not prohibited from terminating or selling assets, businesses or operations, or terminating employees, that are not part of, or required for, the conduct of the business or operations of, or services provided to, the Acquired Business, all in the ordinary course of business consistent with recent past practices since the filing of the Chapter 11 Cases. In addition, from the date hereof, each Seller and each Designated Entity shall not (i) with respect to the Acquired Business, enter into any transaction other than in the ordinary course of business; (ii) sell, transfer, or otherwise dispose of or encumber any material tangible or intangible assets comprising the Acquired Business (other than in the provision of services in the ordinary course of business in accordance with past practice or, as regards encumbrances only, as permitted under the terms of the DIP Financing); (iii) grant any increase in the compensation or benefits of any employee who is employed primarily by the Acquired Business or for any purpose by any Designated Entity (other than pursuant to the terms of any employee retention, incentive, or severance plan approved by the Bankruptcy Court); (iv) enter into any transaction with respect to the Acquired Business with any affiliate of any Seller, including Savvis; (v) make any dividend or distribution of any nature (except pursuant to an order of the Bankruptcy Court after prior notice to Purchaser); (vi) with respect to each Designated Entity, fail to maintain sufficient net capital to comply with all applicable Laws or otherwise omit to take such other actions as are necessary to remain in good standing as a regulated entity in the jurisdictions where it is registered; (vii) knowingly waive any right of material value to the Acquired Business or settle or compromise any material claim; (viii) with respect to each Designated Entity, and other than to give effect to the terms of this Agreement, amend its charter, bylaws or other governing document or make any change in capitalization or in the number of authorized, issued or outstanding shares of capital stock or other security; (ix) with respect to each Designated Entity, incur or assume any debt or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person; (x) commit or enter into any agreement to do any of the foregoing, save, in all cases, with the prior written consent of Purchaser; or (xi) without consulting Purchaser, assign, modify, cancel, reject, fail to exercise a right of renewal or extension under or otherwise impair or permit to lapse any Designated Contract or Non Filing Seller Designated Contract. Sellers and the Designated Entities shall, to the fullest extent permitted by Law, consult in good faith with Purchaser on a regular and ongoing basis as requested by Purchaser and inform Purchaser of all important developments and events in respect of the conduct of the Acquired Business.

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     7.4 Access and Information. Sellers shall afford to Purchaser and to Purchaser’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date to all books, records, non-privileged documents, properties, and personnel of Sellers that pertain to the Acquired Business and, during such period, shall furnish as promptly as practicable to Purchaser any and all such information as Purchaser may reasonably request pertaining to the Acquired Business. Sellers shall reasonably cooperate with Purchaser throughout the period prior to the Closing in Purchaser’s efforts to implement additional network and data feed connections and otherwise cooperate with Purchaser to facilitate a transition to Purchaser’s ownership and operation of the Acquired Business. Sellers shall promptly provide to Purchaser all non-privileged documents and material relating to the proposed sale of the Acquired Assets, Designated Contracts, Non Filing Seller Designated Contracts or any portion thereof, including, without limitation, with respect to competing bids, and otherwise cooperate with Purchaser, to the extent reasonably necessary in connection with Purchaser’s preparation for or participation in any part of the Chapter 11 Cases in which Purchaser’s participation is necessary, required or reasonably appropriate. Sellers shall promptly deliver to Purchaser all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding as Purchaser may reasonably request. In addition, Sellers shall reasonably consult with Purchaser with respect to any public written or oral communication concerning, in whole or in part, the transactions contemplated by this Agreement. Sellers shall reasonably cooperate with Purchaser to efficiently and expeditiously transfer the Transferred Employees. Nothing contained in this Section 7.4 shall require Sellers to take any action prohibited by applicable Law, provided that in the event Sellers do not take any action on such basis, then upon Purchaser’s request, Sellers shall furnish a reasonable basis therefor.

     7.5 Notification.

     (a) Each Party shall promptly notify the other of any litigation, arbitration or administrative proceeding pending or, to the relevant Party’s Knowledge, threatened against such Party, which challenges or, if adversely determined, could materially affect the transactions contemplated by this Agreement.

     (b) Sellers shall promptly provide written notice to Purchaser of any change in any of the information contained in the representations or warranties made by Sellers in Section 5 hereof or any of the Schedules attached hereto and shall promptly furnish any information that Purchaser may reasonably request in relation to such change, provided that such notice shall not operate to cure any breach of the representations and warranties made by Sellers in Section 5 above or in any exhibits or schedules referred to herein save to the extent that such breach relates solely to the failure to include such information in a timely manner.

     7.6 No Inconsistent Action. Neither Purchaser nor any Seller shall take any action that is materially inconsistent with its obligations under this Agreement, and Bridge shall cause each other Person that is a Seller hereunder and each of the Designated Entities to refrain from taking such action.

     7.7 Satisfaction of Conditions. Prior to Closing, each of the Parties shall use reasonable best efforts with due diligence and in good faith to promptly satisfy all the conditions precedent to Closing set out in Section 3 hereof in order to expedite the consummation of the transactions contemplated hereby.

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     7.8 Filings. As promptly as practicable after the execution of this Agreement, each Party shall use its reasonable efforts to obtain, and to cooperate with the other Party in obtaining, the approvals and consents referred to in Sections 3.1 (c) and (d), to take all reasonable actions to avoid the entry of any order or decree by any Governmental Authority prohibiting the consummation of the transactions contemplated hereby and furnish to the other all such information in its possession as may be necessary for the completion of the notifications to be filed by the other, provided that in complying with this Section 7.8, neither Purchaser, nor Sellers or their respective affiliates (in respect of the Acquired Business) shall be required to, and Sellers (in respect of the Acquired Business), shall not agree to, (i) divest any assets or discontinue or modify any of its operations or (ii) accept or become subject to any condition or requirement. No Party shall withdraw any such filing or submission prior to the termination of this Agreement without the written consent of the other Party. In furtherance of the foregoing, it is understood and agreed that the Parties shall use all reasonable best efforts to provide any information requested by any Governmental Authority as promptly as practicable and otherwise proceed with due diligence and in good faith in order to expedite the consummation of the transactions contemplated hereby. Purchaser and Sellers agree that the filing fee required to be paid in connection with the filing under any regulatory filings (including, without limitation, under the HSR Act) shall be paid by Purchaser.

     7.9 Employment Matters.

     (a) No later than ten (10) days before the Closing, Purchaser or one of Purchaser’s Designees shall offer employment to no fewer than 1,579 Acquired Business Employees, reduced by any voluntary resignations since the date hereof not resulting from receipt of a WARN Act notice to the employees who are identified as the employees who will not receive an offer of employment by Purchaser as provided below or other similar notice intended to comply with applicable Law that the Parties may mutually agree to send to such employees pursuant to Section 7.9(g), who remain actively employed with any Sellers or Designated Entities on the Closing Date, with at least the same base salary (exclusive of bonuses, stock options, restricted stock and other similar forms of discretionary compensation) and substantially equivalent position as in effect immediately prior to the Closing, and with each such offer being contingent upon completion of the Closing and on the offeree’s compliance with the standard hiring practices of Purchaser (or the applicable Purchaser’s Designee), including the assignment of intellectual property rights, if any, retroactive to such employee’s date of hire with the applicable Seller. A full list of employees whom Purchaser elects to employ shall be submitted to Sellers no later than twenty (20) days prior to Closing. Each such employee who accepts such employment as of the Closing, shall be referred to herein as a “Transferred Employee.” As soon as practicable hereafter, Sellers and Purchaser shall cooperate and use reasonable best efforts to establish the list of employees who will not be offered employment by Purchaser or one of Purchaser’s Designees. In connection with the provisions of this Section 7.9(a), Sellers shall permit Purchaser to meet with, distribute materials to and/or communicate with such employees prior to the Closing Date. For purposes of this Section 7.9, an employee shall be treated as “actively employed” notwithstanding that such employee may be absent from work on the Closing Date solely by reason of any holiday, vacation, scheduled day off or non-medical leave of absence.

     (b) Purchaser (or the applicable Purchaser’s Designee) shall provide the Transferred Employees with employee benefits plans that are substantially comparable, in the aggregate, to the Sellers’ employee benefit plans, within the meaning of ERISA as in effect on the date hereof. Purchaser (or the applicable Purchaser’s Designee) shall treat prior service with Sellers as service with Purchaser (or the applicable Purchaser’s Designee) for purposes of eligibility to participate and vesting with respect to all employee benefit plans (other than retiree medical and life insurance plans) covering Transferred Employees. Purchaser (or the applicable Purchaser’s Designee) will assume and recognize vacation entitlements payable to Transferred Employees accrued but unpaid prior to Closing, provided that Purchaser and Purchaser’s Designees shall not be required to assume or recognize such accrued vacation entitlements where, but only to the extent that, such entitlements in the aggregate exceed $5,000,000. Nothing herein limits Purchaser’s (or the applicable Purchaser Designee’s) right to amend, modify or terminate its employee benefit plans. To the fullest extent permitted under its medical and dental plans, Purchaser (or the applicable Purchaser’s Designee) shall give credit for all current year deductibles and co-payments paid by any Transferred Employee in respect of claims incurred by such Transferred Employee during the portion of the current calendar year prior to the Closing, and Purchaser shall waive any pre-existing conditions provisions under any such plan covering Transferred Employees to the same extent that such provisions were waived with respect to Transferred Employees pursuant to the terms of Sellers’ or any Designated Entities’ plans.

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     (c) From the date of signing of this Agreement, Sellers and Purchaser shall use commercially reasonable efforts to provide appropriate transitional arrangements for Transferred Employees in possession of L-1B and H1-B visas, or other permits to work for the Acquired Business in the United States or other jurisdictions, and shall take such steps as are necessary and appropriate to ensure, to the extent possible, that such employees are transferred to the Purchaser (or the applicable Purchaser’s Designee) without disruption of employment. Sellers and Purchaser shall also use commercially reasonable efforts to ensure that there is no disruption to Transferred Employees’ applications for visas or work permits sponsored by the Acquired Business.

     (d) As soon as is practical after the Closing, Sellers shall (i) take all actions as are necessary or appropriate to fully vest, as of the Closing Date, the interests of the Transferred Employees and the employees of the Designated Entities under Sellers’ defined contribution retirement plan(s); (ii) provide such employees an election to roll over their vested interests to Purchaser’s defined contribution retirement plan, including appropriate arrangements for loans provided to them under Sellers’ plan; and (iii) roll over the full amount of the vested interests which the employees have elected to roll over, as soon as possible but not later than six (6) months after the Closing Date, to the accounts of such employees under Purchaser’s defined contribution retirement plan in accordance with Section 402 of the Code. Purchaser shall reasonably cooperate with Sellers in respect of the foregoing actions and shall accept such rollovers and have no liability for any discontinuance, termination or other charges that may be due to any investment option or management providers or to any plan record keeping or other agents with respect to such termination and rollover of such employees’ interests from Sellers’ retirement plan(s) to Purchaser’s retirement plan.

     (e) With respect to Transferred Employees, Sellers shall cause all accrued and unpaid vacation and sick leave entitlements exceeding $5,000,000 as of the Closing Date and all salary, bonuses (including retention bonuses), commissions or other cash incentive compensation with respect to the portion of the calendar year prior to the Closing Date to be fully paid on or before the Closing Date. Sellers shall have sole responsibility for “continuation coverage” benefits provided under group health plans to all current or former employees of any Seller (other than Transferred Employees) and qualified beneficiaries relating thereto for whom a qualifying event has occurred on, prior to, or after the Closing Date. Terms used in this subsection and not otherwise defined herein shall have the meanings ascribed to them under COBRA.

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     (f) Sellers shall institute a reasonable retention program, as specified, funded and approved by Purchaser, with respect to the Acquired Business Employees. Sellers shall not terminate the employment of any employee listed on Schedule 5.11(a) other than for cause, provided that the issuance of any notice intended to comply with WARN shall not, by itself, be prohibited. In addition, (i) Sellers shall not encourage or otherwise facilitate any Person other than Purchaser (or Purchaser’s Designee) to employ or offer to employ any employee listed on Schedule 5.11(a) hereto (other than Released Employees) or any of the DAIS Consultants, or to encourage any such employee to terminate employment, or to encourage any such DAIS Consultant to terminate the relevant consultancy contract and (ii) shall use reasonable efforts to enforce its right under covenants (other than in respect of Released Employees), including covenants contained in non-disclosure or confidentiality agreements, entered into in favor of Sellers by third parties to the extent they provide restrictions on the solicitation of or entering into contracts of employment with employees of the Acquired Business or DAIS Consultants or prohibit the use of confidential information of Sellers for any such purpose.

     (g) Notwithstanding Section 2.7 of the Agreement, the Parties shall use reasonable efforts to give any notices required under applicable Law to mitigate Sellers’ liability for COBRA and WARN obligations to Acquired Business Employees.

     (h) The obligations in Section 7.9(a) hereof to offer employment to Acquired Business Employees shall not apply to employees of the Designated Entities because such employees’ employment will be transferred as a result of the transactions contemplated hereunder, provided that such employees shall be considered Transferred Employees for the purposes of this Section 7.9 and the number of such employees shall be taken into account in determining the number of employees who have been offered employment by Purchaser or Purchaser’s Designees for the purposes of Section 7.9(a).

     7.10 Additional Matters and Further Assurances.

     (a) Subject to the terms and conditions of this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents, and approvals required under this Agreement.

     (b) In addition to the provisions of this Agreement, from time to time after the Closing Date, Sellers and Purchaser will use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer or assumption (or, in the case of exercise of an option pursuant to Sections 9, 10 or 11, to implement more effectively the conveyance, transfer or assumption contemplated thereby), as the case may be, and take such other actions as may be reasonably requested to implement more effectively, the conveyance and transfer of the Acquired Assets, Designated Entities, Designated Contracts and Non Filing Seller Designated Contracts to Purchaser and the assumption of the Assumed Liabilities by Purchaser.

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     (c) Sellers and Purchaser shall cooperate and take such actions as may be reasonably requested by the other in order to effect an orderly transfer of the Acquired Business with a minimum of disruption to the operations and employees of the businesses of the Parties.

     (d) To the extent that, under applicable Law, any Seller’s rights under any Designated Contract, Non Filing Seller Designated Contract or any material Contract relating to the Acquired Business may not be assigned by Sellers or transferred upon a change of control without the consent of a third party and such consent has not been obtained, this Agreement shall not constitute an agreement to assign or transfer the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers and Purchaser shall, to the extent permitted by Law and any terms of or limitations relating to such Designated Contract, Non Filing Seller Designated Contract or material Contract relating to the Acquired Business, (1) use their reasonable best efforts to obtain prior to the Closing (or in the case of the options described in Sections 9, 10 and 11, the applicable option closing date) for Purchaser the benefits thereunder and (2) cooperate in establishing any reasonable arrangement designed to provide such benefits to Purchaser or a Purchaser’s Designee, including any sublicense, sublease, subcontract, escrow or similar arrangement. Upon Purchaser and Sellers obtaining such consents or entering into a reasonable arrangement designed to provide such benefits to Purchaser, Purchaser shall discharge Sellers’ obligations under such Designated Contract, Non Filing Seller Designated Contract or material Contract relating to the Acquired Business benefiting Purchaser from and after the Closing Date (or in the case of the options described in Sections 9, 10 and 11, the applicable option closing date). In the event that Sellers receive any rents, revenues, security deposits or any other dollar amounts, notices or documents under any such Designated Contract, Non Filing Seller Designated Contract or material Contract relating to the Acquired Business after the Closing Date (or in the case of the options described in Sections 9, 10 and 11, the applicable option closing date), Sellers shall remit the applicable amounts, notices or documents to Purchaser within five (5) business days of receipt thereof.

     7.11 Specific Enforcement of Covenants. The Parties acknowledge that irreparable damage would occur in the event that any of their respective covenants and agreements set forth in this Agreement were not timely performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent or cure any breach of such covenants and agreements of the other Party and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which it may be entitled at law or in equity, it being understood that the Bankruptcy Court shall have exclusive jurisdiction over such matters, provided that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this sentence or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter.

     7.12 Other Assets and Agreements. If, after the date hereof, Sellers or any Designated Entity should enter into any Contract, agreement or other arrangement, customer or vendor Contracts entered into in the ordinary course of business, that would have constituted an Acquired Asset if entered into prior to the date of this Agreement, Sellers shall (i) as soon as practicable deliver written notice to Purchaser of the occurrence of such event and provide Purchaser with all the information about and with access to such items as Purchaser may reasonably request and (ii) if notified in writing by Purchaser prior to Closing, transfer, convey or assign to Purchaser such item in the manner and on the terms and conditions as if it were an Acquired Asset, Designated Contract or Non Filing Seller Designated Contract under this Agreement.

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     7.13 Post-Closing Services.

     (a) Without prejudice to Section 7.25, for a reasonable period of time following Closing, not to exceed six months, (i) Sellers shall have limited access to, and support from, the Acquired Business, as mutually agreed by Bridge and Purchaser, including, to the extent permitted under applicable Contracts and Laws, use of facilities, equipment, Software, data-feeds, and administrative services, to the extent reasonably required by the Sellers with respect to their businesses that are not included in the Acquired Business, on mutually agreeable terms and (ii) Sellers shall provide to Purchaser or Purchaser’s Designee such transitional services, including, without limitation, the use of communication networks, computers and other systems to effect the gathering and dissemination of data, the collecting, reporting and editing of news, administrative services, contract services, payroll services, system management functions, technical services, provision of information, application support, infrastructure and human resources support, as may be reasonably requested by Purchaser or the applicable Purchaser Designee to conduct the Acquired Business, provided that (A) the Party requesting the transitional services pursuant to this Section 7.13 (the “Service Requester”) shall compensate the Party providing such services hereunder (the “Service Provider”) on a current basis, at market rates and terms as mutually agreed, or, if higher, at the cost to Service Provider, (B) the Service Provider shall render such services subject to the availability of resources and capacity constraints, it being understood that, based upon current circumstances, each Service Provider anticipates that there will be limited availability of resources, and (C) the Service Requester shall have the right to terminate such arrangements without liability subject to reasonable notice and payment of all amounts due to the Service Provider up to the date of termination, provided further, that, notwithstanding anything to the contrary contained in clause (B) above, Purchaser or a Purchaser Designee may request Sellers, for the purpose of providing transitional service, to maintain services that would otherwise be discontinued and Sellers shall maintain such services subject to Purchaser or a Purchaser Designee paying Sellers’ costs therefor. Sellers and Purchaser shall use commercially reasonable efforts to negotiate appropriate and orderly termination and phase-out arrangements with respect to Sellers’ businesses and activities that are discontinued following the Closing.

     (b) Purchaser shall negotiate in good faith Contracts for the limited use of certain intellectual property rights included in the Acquired Assets, including use of applicable trademarks and service marks in territories other than the U.S. (including Puerto Rico) and Canada, Bermuda and the Caribbean Islands, by the retained businesses of the Sellers for a reasonable period of time on terms permitting such retained businesses to continue their operations by Sellers or any third parties who acquire such retained businesses, provided that the Parties acknowledge that Purchaser is generally under no obligation to enter into any contract related thereto and that such arrangements will be subject to Purchaser’s operation of and strategic direction for the Acquired Business and its rights and obligations under contracts with third parties, except for all historical futures pricing data and databases associated with the CRB Index Business, for which Purchaser hereby agrees, subject to Sellers obtaining the prior written consent of the New York Board of Trade (and Purchaser shall use reasonable efforts to assist Sellers in obtaining such consent) to grant to Sellers or purchasers of their retained businesses a royalty-free and automatically renewable license for the use by the retained Commodity Research Bureau businesses to use such data and databases on an end of day, volume, open interest, open/high/low/close basis for publication in weekly print and daily electronic publications and for historic analysis; provided, that (i) Sellers or purchasers of their retained business shall not permit such data or databases to be used by retained businesses other than the Commodity Research Bureau businesses, and (ii) Sellers or purchasers of their retained businesses, including the retained Commodity Research Bureau businesses, shall not distribute electronic real-time data from such databases.

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     7.14 Director’s and Officer’s Indemnification. For a period of not less than four (4) years from the Closing, Purchaser shall maintain, and cause to be maintained in force and effect, indemnification of the directors and officers, or persons in other jurisdictions performing comparable functions, of the Designated Entities on a basis no less extensive or favorable than that currently provided to directors and officers of existing operating subsidiaries of Purchaser.

     7.15 Maintenance of Books and Records. Sellers and Purchaser shall preserve until the seventh (7th) anniversary of the Closing Date (or, with respect to any Seller, until such time as such Seller is liquidated) all records possessed by such Party relating to the assets, liabilities or operations of the Acquired Assets or the Designated Entities prior to the Closing Date, provided that books and records relating to Taxes shall be retained until the expiration of the applicable statute of limitations. After the Closing Date, where there is a legitimate purpose, each Party shall provide the other Party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the relevant officers and employees of such Party and (ii) the books of account and records of such Party, but, in each case, only to the extent relating to the assets, liabilities and operations of the Acquired Assets or the Designated Entities prior to the Closing Date, and the other Party and its representatives shall have the right to make copies of such books and records, provided that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such Party, provided further, that as to such information as constitutes trade secrets or confidential business information of such Party the provisions of Section 7.16 shall apply. Such records may nevertheless be destroyed by a Party if such Party sends the other Party written notice of its intent to destroy records, specifying with reasonable particularity the contents of the records to be destroyed. Such records may then be destroyed after the thirtieth (30th) day following delivery of such notice unless the other Party objects to the destruction, in which case the Party seeking to destroy the records shall either agree to retain such records or to deliver such records to the objecting Party.

     7.16 Confidentiality. Each Party hereto acknowledges that the other Parties have legitimate and continuing proprietary interests in the protection of their confidential information and that the Parties have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. Prior to and after the Closing, each Party agrees not to disclose, furnish or make accessible to anyone or use for its own benefit (other than as contemplated hereby) any trade secrets or other confidential or proprietary information of another Party relating to any Seller, Designated Entity, Purchaser and/or their respective businesses (it being understood that the Acquired Business and/or any business subject to the options set forth in Sections 9, 10 and 11 hereof, constitute businesses of Purchaser from and after the Closing (or the applicable option closing)) or the other Parties including information obtained by or revealed during any investigations, negotiations or review relating to this Agreement and any other document contemplated hereby or thereby or any past or future actions taken in connection with, pursuant to, in accordance with, or under this Agreement including any business plans, marketing plans, financial information, strategies, systems, programs, methods and computer programs, provided that such protected information shall not include (i) information required to be disclosed by Law, legal or judicial process (including a court order, subpoena or order of a Governmental Authority) or the rules of any stock exchange, subject to prior consultation with the other Party to the extent reasonably practicable, (ii) information that is or becomes available to the receiving Party on a non-confidential basis from a source other than the other Parties and not obtained in violation of this Agreement, (iii) information that is independently developed by the receiving Party without reference to or use of any information obtained in connection with this Agreement; and (iv) information known to the public or otherwise in the public domain without violation of this Section 7.16, provided that (ii) and (iii) above shall not apply for the benefit of Sellers with respect to the Acquired Business from and after the Closing (or with respect to any business subject to the options set forth in Sections 9, 10 and 11 hereof, from and after the applicable option closing date) and, from and after the Closing, Sellers shall, through assignment of rights or otherwise, provide Purchaser with the benefit of any confidentiality or non-disclosure agreement with third parties relating to the protection of information concerning the Acquired Business (or concerning the businesses transferred at the applicable option closing) to the extent that Sellers have the right to do so, and, provided further, that this Section 7.16 shall not in any way limit the disclosure of information by Sellers to the extent reasonably required in connection with the commencement and prosecution of the Chapter 11 Cases. As soon as practicable, Sellers and Purchasers shall, in good faith, agree upon a reasonable plan for communication with customers and suppliers, and shall promptly put such plan into operation.

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     7.17 Right of Subrogation. In connection with Purchaser’s right of subrogation included among the Acquired Assets and described on Schedule 1A hereto, upon the written request of Purchaser, and at the expense of Purchaser, Sellers shall cooperate with Purchaser in connection with any action or proceeding by Purchaser (whether or not in the name of any Seller) to enforce any such subrogation right.

     7.18 Survival of Representations, Warranties, and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Closing Date or, in the event the WSOD/EJV Option, StockVal Option or Bridge Trading Options are exercised, the representations and warranties set out in Sections 5.22, 5.23 and 5.24, shall not survive beyond the WSOD/EJV Option Closing Date, the StockVal Option Closing Date or the Bridge Trading Option Closing Date, respectively.

     7.19 No Implied Warranties; No Liability of Agents.

     (a) Except for the specific representations and warranties of the Sellers in this Agreement, none of the Sellers, none of the Designated Entities, and none of their respective directors, officers, employees, affiliates, controlling Persons, agents, advisors or representatives makes or shall be deemed to have made any representation or warranty, either express or implied, to any Person as to the Acquired Business or the information related thereto;

     (b) The directors, officers, employees, affiliates, controlling Persons, agents, advisors or representatives of Sellers and the Designated Entities shall not have any liability whatsoever to Purchaser or any of its directors, officers, employees, affiliates, controlling Persons, agents, advisors or representatives in respect of the specific representations and warranties of the Sellers and the Designated Entities in this Agreement; and

     (c) The Acquired Assets of or pertaining to Bridge Information Systems Canada, Inc. are transferred on an “as is, where is” basis, without representations and warranties. Notwithstanding anything to the contrary in this Agreement, the liabilities of Bridge Information Systems Canada, Inc. under this Agreement are limited to its obligation to sell, transfer and convey the Acquired Assets that it owns and are several and not joint. Sellers will assign at Closing any Contracts of Bridge Information Systems Canada, Inc. requested by Purchaser, provided that in the case of customer and vendor Contracts only, Purchaser may also instruct Sellers to terminate Contracts which Purchaser has not elected to be assigned and Sellers will then terminate such Contracts.

     7.20 Insurance Proceeds. From the date of signing of this Agreement, in the event any of the Acquired Assets are damaged, destroyed or in any other way lost in circumstances giving rise to a claim for the value thereof under a policy of insurance, any amounts so recoverable shall, in the event that the Closing occurs (or the closing of an option under Section 9, 10 or 11 that would have provided for the transfer of such Acquired Assets occurs), be paid to Purchaser and, if such sums are paid after the Closing Date (or an applicable option closing date), Sellers shall direct the relevant insurer to pay the amount directly to the Purchaser. Sellers shall maintain their real and personal property insurance policies in effect until Closing.

     7.21 No Shop. From the date of the Final Order and until the Closing Date, Sellers shall not discuss, negotiate or consummate any transaction involving (i) the issuance, redemption, sale, exchange or other disposition of any equity interest in any of the Designated Entities or (ii) the sale, exchange or other disposition of all or any material part of the Acquired Business.

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7.22 Tax Matters. (a) Preparation of Tax Returns; Payment of Taxes.

(i) Each Seller shall timely file all of its income and other Tax Returns which include, or otherwise relate to, the sale of the Acquired Assets and the Designated Entities. Bridge shall include each United States Designated Entity in, and shall file or cause to be filed, (A) the United States consolidated federal income Tax Returns of Bridge or its affiliates for all taxable periods of the Designated Entities ending on or prior to the Closing Date and (B) where applicable, all other consolidated, combined or unitary Tax Returns of Bridge or its affiliates for all taxable periods of the Designated Entities ending (or the portion of any taxable period ending) on or prior to the Closing Date. Such Tax Returns referred to in clause (A) and (B) above are referred to as the “Seller Consolidated Returns”). Sellers also shall file or shall cause to be filed all other Tax Returns of or which include any Designated Entity required to be filed on or prior to the Closing Date. Sellers shall timely pay or cause to be paid any and all Taxes due with respect to all Tax Returns required to be filed by Sellers under this Section 7.22(a)(i). All Tax Returns described in this Section 7.22(a) shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by applicable tax laws (or the judicial or administrative interpretations thereof). Bridge shall provide the Purchaser with copies of such Tax Returns (or, in the case of Seller Consolidated Returns, the portion of such Tax Returns relating to the Designated Entities) at least 10 business days prior to the filing date, and Purchaser shall be provided an opportunity to review such returns and supporting workpapers and schedules prior to the filing of such Tax Returns. Bridge shall, subsequent to the Closing Date, provide written notice to Purchaser of the filing of any amended Seller Consolidated Returns or claim for refund with respect to such Returns with respect to any taxable period ending on or prior to the Closing Date and, if such filing would have a material adverse effect on Purchaser, any Designated Entity, or their affiliates for any taxable period including or ending after the Closing Date, Bridge will not make such filing without the consent of Purchaser, which consent will not be unreasonably withheld.

(ii) Bridge shall, in the event of an ownership change (within the meaning of Section 382 of the Code and applicable Treasury Regulations) of the Affiliated Group of which Bridge is the common parent during the taxable year in which Closing occurs, elect to utilize the closing-of-the-books method with respect to the utilization of its loss and tax credit carryforwards in accordance with Treasury Regulation Section 1.382-6 if doing so would minimize the income tax liability for which the Designated Entities may be jointly or severally liable for the taxable year.

(iii) Following the Closing, Purchaser shall file or cause to be filed all Tax Returns, other than Seller Consolidated Returns, required to be filed by the Designated Entities after the Closing Date and shall cause each such entity to pay the Taxes shown due thereon.

(iv) Sellers and Purchaser will, unless prohibited by applicable Law, close the taxable period of each Designated Entity as of the close of the Closing Date. Neither Seller nor Purchaser shall take any position inconsistent with the preceding sentence on any Tax Return.

     (b) Determination of Income Tax Liability for the Taxable Year of the Transaction. Bridge agrees to file or cause to be filed, within one hundred and twenty (120) days of the end of its taxable year in which the Closing occurs, its consolidated federal income tax return for such taxable year and any consolidated, combined or unitary Tax Returns that include any of the Designated Entities. Each Seller shall use its reasonable best efforts to expedite the determination of its income tax liability for such taxable year with respect to such Tax Returns (including by means of requesting a prompt determination of Taxes pursuant to Section 505(b) of the Bankruptcy Code), consistent with minimizing the Taxes payable by Bridge and its affiliates. Purchaser shall have standing to seek to have the Bankruptcy Court compel Sellers to take such actions as are necessary to comply with the foregoing requirement and to raise with the Bankruptcy Court the need for, or adequacy of, reserves for Taxes in connection with the confirmation of any plan of reorganization. Each Seller shall provide in any plan of reorganization proposed by it for the Bankruptcy Court to retain jurisdiction after confirmation of any plan of reorganization proposed by it over resolution of disputes between it and any taxing authority regarding the determination of the income tax liability for taxable periods prior to confirmation of such plan.

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(c) Tax Audits.

(i) Bridge shall have the sole right to represent the interests of each Designated Entity in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date and to employ counsel of its choice and at its expense to the extent that such proceedings relate solely to Seller Consolidated Returns, provided that if the results of such Tax audit or proceeding could reasonably be expected to have an adverse effect on the assets, business, operations, or financial condition of Purchaser, any affiliate of Purchaser or any Designated Entity for taxable periods ending after the Closing Date, then there shall be no settlement or closing or other agreement with respect thereto without the written consent of Purchaser (which consent shall not be unreasonably withheld).

(ii) Purchaser shall have the sole right to represent the interests of each Designated Entity in all other Tax audits or administrative or court proceedings. Each Seller agrees that it will cooperate fully with Purchaser and its counsel in the defense against or compromise of any claim in any said proceeding, as and to the extent reasonably requested by Purchaser.

(iii) Each of Purchaser and the Sellers shall promptly notify the other of any notice either receives of any Tax audit for which the other is responsible for the underlying Taxes.

     7.23 Use of Marks.

     (a) Subject to the provisions of Section 7.13(b), Sellers agree that, as soon as practicable after the Closing, (i) they will cease to use in any manner, and shall cause each of their subsidiaries to cease to use in any manner, the name “Bridge” as part of their entity name or as part of any trade name, trademark, servicemark, or logo in connection with their business, and (ii) Sellers shall not register or apply to register the trademark or service mark “CRB Index” alone or in conjunction with another term, provided, however, that Sellers may register and/or use the marks “CRB” and “Index” together in a manner consistent with the Retained CRB Marks listed on Schedule 7.23(d).

     (b) Sellers hereby undertake not to oppose an application by Purchaser or Purchaser’s Designee to register in Purchaser’s or Purchaser’s Designee’s name the trademarks listed on Schedule 7.23(b), provided that such trademarks can only be registered or used in conjunction with another identifying term among the following: “Bridge” or “Reuters”; such trademarks being referred to collectively herein as “CRB Index Marks”. Sellers hereby agree and covenant not to commence any suit or other proceedings alleging any infringement by Purchaser on the ground of the use of the CRB Index Marks in businesses of Purchaser or Purchaser’s Designee, provided that such use is limited to the CRB Index Business.

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     (c) The Parties acknowledge and agree that (i) Intangibles relating to the CRB Index Business are subject to the License Agreement (the “License Agreement”) entered into between Knight-Ridder Financial, Inc. (which subsequently changed its name into Bridge Information Systems America, Inc.) and the New York Cotton Exchange on January 1, 1995, which agreement is attached to Schedule 5.7, and (ii) the assumption by Sellers and assignment to Purchaser or Purchaser’s Designee of the License Agreement or the rejection by Sellers of the License Agreement, will be subject to further order or orders of the Bankruptcy Court.

     (d) Except for CRB Index Marks, Sellers shall retain all right, title and ownership in and to all of the other trademarks and service marks owned by, or currently used by, incorporating, or relating to, “Commodity Research Bureau” or the initials “CRB”, including without limitation all trademarks listed on Schedule 7.23(d).

     (e) Sellers agree that should the mark “CRB” cease to be used in connection with any businesses of the Sellers, and unless Purchaser previously ceased to use the CRB Index Marks in connection with the CRB Business, (i) Sellers shall transfer “CRB” and all marks incorporating the name “CRB” (collectively, the “CRB Marks”) owned by Sellers to Purchaser for a commercially reasonable consideration to be agreed upon and (ii) upon such transfer Purchaser shall no longer be bound by Section 7.23 (b) hereof.

     (f) Sellers agree that, in the event the CRB Marks are transferred, sold or assigned to a third party purchaser, (i) Sellers shall cause such third-party to agree in writing to be bound by the terms and conditions of Section 7.23(b), as and to the extent as if it were a Seller hereunder or the licensor thereunder; and (ii) Sellers shall notify Purchaser of the transfer, sale or assignment prior to any such transfer, sale or assignment.

     (g) Sellers agree that the tangible assets and Intangibles relating to the CRB Index Business to be transferred by Sellers to Purchaser under this Agreement shall include all historical futures pricing data and databases associated with the CRB Index Business, including historical prices of underlying commodity futures and historical pricing of futures based on, and the historical database of, the indices comprising the CRB Index Business, subject to the provisions of Section 7.13(b).

     7.24 Funding by Purchaser of Certain Businesses. For the period commencing on July 1, 2001 and continuing through the earlier to occur of (i) the Closing Date or (ii) the termination of this Agreement, Purchaser shall fund, on a non-refundable basis, (A) the operating expenses of the Acquired Business and the U.S. business and operations of Telerate Holdings, Inc. and (B) the reasonable professional fees and bankruptcy administrative expenses (including fees and expenses in respect of debtor-in-possession financing) of Sellers (in each case as approved by the Bankruptcy Court), provided that such operating expenses and professional fees and bankruptcy administrative expenses payable by Purchaser shall not (x) exceed, in the aggregate, $10,000,000 per month, or (y) include any fees and expenses related to the Closing of the sale of the Acquired Business (other than those directly related to the receipt of approvals under the HSR Act), any success or similar fees payable to Bear Stearns, Alvarez & Marsal, any other broker, finder or professional advisor or as otherwise provided in Section 5.8, or (z) any operating expenses, professional fees and bankruptcy administrative expenses related to the maintenance (other than with respect to the maintenance of the U.S. business and operations of Telerate Holdings, Inc.) or divestiture of any Excluded Assets. The expenses for which Purchaser is providing funding pursuant to this Section 7.24 are referred to as “Section 7.24 Expenses.” The Parties shall establish as soon as practicable a procedure for funding of Section 7.24 Expenses.

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     7.25 Cooperation in Disposition and Transition of Telerate Business. Purchaser shall, in good faith, negotiate with any third party that seeks to acquire the Telerate Business and has been identified to Purchaser as having expressed a specific interest in acquiring the Telerate Business under the auction process (a “Potential Telerate Purchaser”) with respect to arrangements under which Purchaser would provide data aggregation, data-feeds, and licensing of intellectual property and all rights pertaining thereto from the Acquired Business, and for a transitional period, other limited services using the assets of or related to the Acquired Business, to the extent such services are reasonably necessary to permit the Potential Telerate Purchaser to continue operation of the Telerate Business in the same manner as currently operated by Sellers and as such services have historically been provided by the Acquired Business; it being understood and agreed that Purchaser shall provide such services on terms it, in good faith, determines to be commercially reasonable third-party terms (taking into account market rates as well as Purchaser’s costs (including a reasonable allocation of overhead and other fixed costs) with a reasonable margin of profit for Purchaser). The arrangements shall contemplate that the Potential Telerate Purchaser would over a period of time transition the Telerate Business to stand-alone operations, and will do so not more than three (3) years after the Closing in the case of the data aggregation, data feed and licensing of intellectual property and all rights pertaining thereto.

     7.26 Savvis Financing; Savvis Stock Option.

     (a) Upon satisfaction (or waiver by Purchaser) of the condition contained in Section 3.1(a) hereof and upon execution of the NSA Letter Agreement described in Section 3.3(d) hereof, Purchaser shall offer to finance the operations of Savvis through the earlier to occur of the Closing Date and the termination of this Agreement, in an amount averaging at least $7,500,000 per month (“Savvis Financing”), provided that the Savvis Financing shall be in the form of debt and convertible subordinated debt reasonably satisfactory to Purchaser and that neither Savvis nor Sellers shall be required to use proceeds from Savvis’ next permanent financing to repay amounts advanced under the Savvis Financing by Purchaser to Savvis. The Savvis Financing shall be secured by a leasehold mortgage on Savvis’ interest in the lease to be entered into between Sellers and Savvis with respect to the property located at 587 McDonald Boulevard, Hazelwood, Missouri, and, as soon as reasonably practicable, but in no event later than two (2) weeks from the date of the Approval Order, be further secured by that certain parcel of land located at 587 McDonald Boulevard, Hazelwood, Missouri, evidenced by documentation in form and substance reasonably satisfactory to Purchaser.

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     (b) In consideration of the amounts advanced or to be advanced to Savvis under the Savvis Financing, Sellers shall (i) cause Purchaser to be provided with the right to designate one (1) director to the board of directors of Savvis (the “Savvis Board”) and/or select a designee to attend all meetings of the Savvis Board and any committee thereof as an observer and (ii) provide Purchaser with the Savvis Stock Option described in Section 7.26(c) hereof.

     (c) Sellers hereby grant to Purchaser the right and option (the “Savvis Stock Option”) to purchase the 45,483,702 shares of common stock of Savvis held as of the date hereof, directly or indirectly, by Sellers in Savvis (the “Savvis Shares”), which Savvis Stock Option shall be exercisable from time to time in whole or in part upon five (5) business days notice to Sellers either before the Closing, at the Closing or within ninety (90) days after the Closing (provided that if a filing under the HSR Act is required for such exercise, a notice of exercise may be made subject to the making of all requisite filings under the HSR Act (which may be made at the election of the Purchaser, and in which Sellers agree to cooperate as contemplated in Section 7.8 hereof) and the expiration of the waiting period thereunder, and such notice shall be deemed timely if given prior to the expiration of the option period), at a per share exercise price of the higher of (i) $2.50 (subject to adjustment to reflect stock splits and similar changes in the capital structure of Savvis) or (ii) the volume weighted average trading price of the Savvis Shares during the five (5) trading day period immediately preceding the date on which the Purchaser gives notice of its exercise of the Savvis Stock Option, provided that until such time as Purchaser or Purchaser’s Designee otherwise first becomes an “interested stockholder” as defined in Section 203 of the Delaware General Corporation Law (“DGCL”), the exercise of the option shall be limited to such number of shares of stock of Savvis as would not at the time result in the holder becoming such an “interested stockholder” unless and until the Savvis Board shall have approved such acquisition, provided further, that until such time as the Savvis Stock Option is exercised in full or Purchaser’s right to exercise the Savvis Stock Option expires, Purchaser shall enjoy the right to vote a number of the Savvis Shares equal to the lesser of (x) the number of Savvis Shares for which the option is exercisable from time to time and (y) unless and until the waiting period has expired with respect to any requisite filing under the HSR Act (which may be made at the election of the Purchaser, and in which Sellers agree to cooperate as contemplated in Section 7.8 hereof), such number of Savvis Shares which may be acquired by Purchaser without the making of a filing under the HSR Act, on all matters with respect to which such shares are entitled to vote under either the DGCL or Savvis’ certificate of incorporation or by-laws, and Sellers shall retain the right to designate one (1) director to the Savvis Board. If Sellers or any of their affiliates shall at any time seek to transfer any of the Savvis Shares, any transferee thereof shall be required to take subject to the provisions hereof and to execute an acknowledgment to such effect in form and substance satisfactory to Purchaser. The Parties shall record their agreement with respect to the Savvis Stock Option in a separate stock option agreement.

     (d) In connection with the Savvis Financing, Sellers shall resolve the following issues, which issues shall not be a condition of or affect either the transaction contemplated under this Agreement or any of Purchaser’s arrangements with Savvis under this Agreement or otherwise, except that the lease described in clause (D) below shall be assumed by Purchaser or one of the Purchaser’s Designees upon the Closing: (A) all pre-petition claims by Savvis against Sellers; (B) the promissory note issued by Savvis in favor of Sellers; (C) any costs associated with the termination of network services or telecommunications resulting from the discontinuation of Bridge businesses not part of the Acquired Business; and (D) Bridge and Savvis shall enter into a property lease, which shall be on terms and conditions reasonably satisfactory to Purchaser, for the property used or held for use by Sellers in connection with the Savvis business. Purchaser shall reasonably cooperate with Sellers and Savvis to permit Sellers to give Savvis notice regarding the termination of network services or telecommunications referenced in clause (C) above, as early as reasonably practicable. Purchaser shall indemnify Sellers for any increase in termination costs resulting from Purchaser’s failure to give notice of termination of network services or telecommunications by July 2, 2001.

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     7.27 Reuters Benchmarks. In the event Bridge determines to discontinue Telerate services in any region, area or other segment and is aware of certain Telerate pages or other sets of information that are used as a specified standard reference point by third parties in such region, area or other segment (“Telerate Benchmarks”), Bridge shall give Reuters an opportunity to suggest substitute pages or other sets of information available on Reuters products which can be used in similar fashion thereto (“Reuters Benchmarks”), and if Bridge is reasonably satisfied that any such Reuters Benchmarks could serve as an acceptable substitute to any such Telerate Benchmarks, Bridge shall use all commercially reasonable efforts to recommend substitution of such Reuters Benchmarks for such Telerate Benchmarks upon the discontinuation of such Telerate services, including by publicly nominating or recommending such Reuters Benchmarks as successor to such Telerate Benchmarks for purposes of third-party agreements, which contemplate such nominations or otherwise, and making such recommendations to any relevant industry governing or standards-setting bodies.

SECTION 8

TERMINATION

     8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

     (a) by mutual consent of Sellers and Purchaser;

     (b) by either Sellers or Purchaser (provided that any such Party seeking termination is not then in material breach of any provision of this Agreement):

(i) if the Closing has not occurred on or before August 31, 2001, provided that Purchaser may, upon five (5) days prior notice to Sellers, extend the date set forth in this Section 8.1(b)(i) by one month increments to no later than October 31, 2001 (such date, the “Outside Date”);

(ii) if a Governmental Authorityshall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

(iii) [INTENTIONALLY DELETED].

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(c) by Purchaser (provided that Purchaser is not then in material breach of any provision of this Agreement):

(i) [INTENTIONALLY DELETED];

(ii) subject to Purchaser’s right to waive this condition as provided in Section 7.1(c), if the Approval Order and the Designated Contracts Order have not become a Final Order by the Outside Date;

(iii) if a default or breach shall be made by Sellers with respect to the due and timely performance of any of their covenants or agreements contained herein, or if their representations or warranties contained in this Agreement shall have become inaccurate if such default, breach or inaccuracy has not been cured (if capable of being cured) or waived within fifteen (15)days after written notice to such Seller specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction and such default, breach or misrepresentation would, if not cured, constitute or would reasonably be expected to constitute a Material Adverse Effect, provided that if and to the extent that a misrepresentation consists of the failure to provide information relative to certain facts, circumstances or matters, the provision of the information in question shall not constitute cure if the facts, circumstances or matters previously undisclosed, individually or in the aggregate, constitute or would be reasonably expected to constitute a Material Adverse Effect and are not capable of cure and effectively cured within such fifteen (15)-day period;

(iv) if any of the conditions set forth in Sections 3.1 or 3.3 shall have become incapable of fulfillment or cure and shall not have been waived by Purchaser; or

(v) [INTENTIONALLY DELETED].

(d) by Sellers (provided that no Seller is then in material breach of any provision of this Agreement):

(i) if a material default or material breach shall be made by Purchaser with respect to the due and timely performance of any of its covenants or agreements contained herein or if its representations or warranties contained in this Agreement shall have become inaccurate in any material respect, if such default, breach or inaccuracy has not been cured (if capable of being cured) or waived within fifteen (15) days after written notice to Purchaser specifying in reasonable detail such claimed default, breach or inaccuracy and demanding its cure or satisfaction; or

(ii) if any of the conditions set forth in Sections 3.1 or 3.2 shall have become incapable of fulfillment or cure and shall not have been waived by Bridge.

     8.2 Termination Payments.

     (a) If this Agreement is terminated (i) by Sellers other than as permitted in this Agreement, or (ii) pursuant to Section 8.1(c)(iii) hereof, then Purchaser shall immediately and without obtaining a further order of the Bankruptcy Court have an allowed administrative expense priority claim pursuant to Sections 503(b) and 507(a)(i) of the Bankruptcy Code for an amount equal to the entirety of the Initial Deposit that will be paid by Seller to Purchaser immediately thereon.

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     (b) If this Agreement is terminated by Sellers other than as permitted in this Agreement, or pursuant to Section 8.1(b)(i), Section 8.1(c)(iii) or (iv) in circumstances which are directly attributable to a material default, breach, action or omission of any of the Sellers or Designated Entities, then Sellers, jointly and severally, shall forthwith pay Purchaser, in cash as an administrative expense priority claim pursuant to Sections 503(b) and 507(a)(i) of the Bankruptcy Code and without obtaining a further order of the Bankruptcy Court, an amount (not to exceed $2,000,000) on account of the reasonable costs and expenses (subject to certification by Purchaser with reasonable detail), including the fees of outside counsel and other external advisors, incurred by the Purchaser in negotiating and entering into this Agreement, which expenses shall include, for the avoidance of doubt, expenses incurred in connection with due diligence undertaken on the Acquired Business.

     (c) [INTENTIONALLY DELETED].

     (d) If (i) this Agreement is terminated by Purchaser primarily as a result of the inability to satisfy the condition precedent to Closing set forth in Sections 3.1(c), 3.1(e) (to the extent that such event relates to competition law) or 3.1(f) (limited to judgments, orders or decrees relating to competition law) hereof (the “HSR Condition”), (ii) the Closing shall not have occurred on or before the Outside Date primarily as a result of the inability to satisfy the HSR Condition, (iii) Purchaser terminates this Agreement other than as permitted by this Agreement, (iv) Purchaser fails to close the purchase when it is obligated to do so under the terms of this Agreement, or (v) Sellers terminate this Agreement due to Purchaser’s material breach pursuant to Section 8.1(d)(i), then, in each case, the Sellers shall be entitled to receive the Second Deposit, and Purchaser and Sellers shall immediately give written notice to the Escrow Agent under the Second Securities Account Agreement providing instructions for the payment of the Second Deposit to Sellers pursuant to Section 3(i) of the Second Securities Account Agreement, subject to any rights pursuant to Section 7.11 hereof. Payment of the Second Deposit, together with Sellers’ right to exercise the WSOD/EJV Put Option, StockVal Put Option and Bridge Trading Put Option, shall constitute full discharge of any liability of Purchaser to Sellers pursuant to this Agreement, if any of the events described in this Section 8.2(d) shall occur on or before July 2, 2001. If this Agreement is terminated by Purchaser or Sellers otherwise than as provided in the first sentence of this Section 8.2(d), then Purchaser shall be entitled to receive the Second Deposit, and Purchaser and Sellers shall immediately give written notice to the Escrow Agent under the Second Securities Account Agreement providing instructions for the payment of the Second Deposit to Purchaser pursuant to Section 3(i) of the Second Securities Account Agreement.

     (e) [INTENTIONALLY DELETED].

     8.3 Procedure and Effect of Termination.

     (a) If this Agreement is terminated under Section 8.1, written notice thereof shall forthwith be given to the other Parties to this Agreement and this Agreement shall terminate (subject to the provisions of Sections 8.2, 8.3 and 12.13 hereof) and the transactions for the purchase and sale of the Acquired Business contemplated hereby shall be abandoned without further action by any of the Parties hereto.

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(b) If this Agreement is terminated as provided herein, then:

(i) upon request therefor each Party shall redeliver all documents, work papers and other material of any other Party relating to the transactionscontemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same; and

(ii) the Parties shall be released from future performance and no Party hereto shall have any liability or further obligation to any other Party resulting from such termination under this Agreement or otherwise except (x) any Party entitled to the payment of any sum, expense reimbursement or the Second Deposit pursuant to the terms and conditions set forth in this Section 8 shall be entitled to enforce such obligation; and (y) Sections 2.9, 7.16, 8.3, 8.4 and Sections 9, 10, 11 and 12 hereof, shall survive such termination.

     8.4 Post-Closing; Termination Payments.

     (a) In the event that the Second Deposit is paid to Sellers as provided in Section 8.2(d) hereof and any “Covered Assets” (as hereinafter defined) are sold in one or more transactions to any Person or Persons (including, without limitation, to Purchaser pursuant to the exercise of any of the options referred to in Sections 9, 10 and 11 hereof) that, in the aggregate, generate net proceeds to Sellers in excess of an amount equal to (x) $195,000,000, less (y) the amount of the Second Deposit, plus (z) an amount equal to any Allocated Burn Costs as of the date of receipt of such proceeds, Sellers shall pay to Purchaser eighty percent (80%) of such excess proceeds until Purchaser shall have received $50,000,000 in the aggregate, and Sellers shall have no further obligation to Purchaser under this Section 8.4(a) with respect to any additional proceeds from the sales of Covered Assets. For purposes of this Section 8.4, “Covered Assets” shall mean (i) all assets that would have been purchased by SunGard Data Systems, Inc. pursuant to its last bid for assets of the Sellers set forth in the record of the Auction (including, without limitation, any assets subject to any of the options set forth as part of the last bid by SunGard Data Systems, Inc.), including, without limitation, the assets subject to any of the options referred to in Sections 9, 10 and 11 hereof, ADP, Telerate and any Asian or European subsidiaries and/or operations of Sellers or any assets relating thereto, whether sold before or after termination of this Agreement and (ii) any other assets of Sellers (other than any shares, assets or business operations of Bridge/DFS Pty. Ltd. and any shares of capital stock of Savvis owned by Sellers) sold after termination of this Agreement. Accounts Receivable shall not constitute Covered Assets.

     (b) In the event the Closing of the transactions contemplated under this Agreement occurs, eighty percent (80%) of any net proceeds received by Sellers pursuant to the sale of any stock or assets of the Telerate Business, or of Sellers’ European or Asian subsidiaries and/or operations related thereto shall (i) be applied to the Purchase Price payable at Closing in the event such proceeds from any such sales are received by Sellers prior to or simultaneously with the Closing, and (ii) promptly remitted to Purchaser or Purchaser’s Designee if such proceeds from any such sales are received by Sellers after the Closing.

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     (c) Any amounts payable to Purchaser pursuant to this Section 8.4 shall be paid by Sellers to Purchaser as soon as possible after Sellers’ receipt of any such proceeds, but in any event within three (3) business days after any such proceeds have been received by Sellers, by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser.

     (d) For purposes of this Section 8.4, “net proceeds” of any sales of stock or assets shall mean the proceeds received by Sellers less applicable transaction costs.

SECTION 9

WSOD/EJV PUT AND CALL OPTION

     9.1 Purchaser WSOD/EJV Call Option.

     (a) Subject to the conditions set forth in Section 9.1(b) hereof, Sellers hereby grant to Purchaser the right and option (hereinafter, the “WSOD/EJV Call Option”) during the WSOD/EJV Call Option Period (as defined below), exercisable by prior written notice to Sellers as provided in Section 9.1(b) hereof (such notice, the “WSOD/EJV Call Exercise Notice”) to purchase the WSOD/EJV Business for the aggregate price of $50,000,000 plus 18% of the funding provided by Purchaser pursuant to Section 7.24 (the “WSOD/EJV Exercise Price”), which WSOD/EJV Exercise Price shall consist of the amount of 18% of the funding provided by Purchaser pursuant to Section 7.24 and the balance, which balance is to be paid in cash due at the WSOD/EJV Closing (as defined below).

     (b) The WSOD/EJV Call Option may be exercised by Purchaser at any time on or after June 1, 2001 through and including the Outside Date (the “WSOD/EJV Call Option Period”), provided that the WSOD/EJV Call Option shall terminate and no longer be exercisable by Purchaser upon the occurrence of the Closing provided for in this Agreement.

     9.2 Sellers WSOD/EJV Put Option.

     (a) Subject to the conditions set forth in Section 9.2(b) hereof, Purchaser hereby grants to Sellers the right and option (hereinafter, the “WSOD/EJV Put Option”), exercisable by prior written notice to Purchaser as provided in Section 9.2(b) hereof (such notice, the “WSOD/EJV Put Exercise Notice”), to require Purchaser to purchase, or cause to be purchased, and upon receipt of the WSOD/EJV Put Exercise Notice, Purchaser shall be obligated to purchase, or cause to be purchased, the WSOD/EJV Business at the WSOD/EJV Exercise Price.

     (b) The WSOD/EJV Put Option shall be exercisable by Sellers only in the event that (i) the Closing hereunder shall not have occurred on or before August 31, 2001 (or such other time as may be agreed upon in writing by Purchaser and Sellers), or (ii) this Agreement shall have been terminated by either party in accordance with the terms hereof, primarily as a result of the inability to satisfy the HSR Condition, or (iii) Purchaser terminates this Agreement when it is not otherwise entitled to do so, or (iv) Purchaser fails to close the purchase when it is obligated to do so under the terms of this Agreement, or (v) Sellers terminate this Agreement pursuant to Section 8.1(d) due to Purchaser’s material breach hereof (the date of each such event, a “WSOD/EJV Put Option Triggering Date”), provided that in the case of clause (i) above, the WSOD/EJV Put Option shall only be exercisable by Sellers’ delivery of the WSOD/EJV Put Exercise Notice any time from August 31, 2001 and any time prior to or on the Outside Date (or such other time as may be agreed upon in writing by Purchaser and Sellers) upon at least five (5) business days’ prior written notice to Purchaser and, in the case of clauses (ii) through (v) above, the WSOD/EJV Put Option shall only be exercisable by Sellers’ delivery of the WSOD/EJV Put Exercise Notice within five (5) business days after the WSOD/EJV Put Option Triggering Date. The WSOD/EJV Put Option shall terminate and no longer be exercisable by Sellers upon the occurrence of the Closing provided for in this Agreement.

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     (c) In the event that Sellers exercise the WSOD/EJV Put Option but the conditions to closing set forth in Sections 9.5(b), (c) or (e) (limited to judgments or orders relating to competition law) hereof have not been satisfied or waived as provided for in this Agreement or if Sellers are limited in the effective exercise of such option for any regulatory reason, Purchaser shall, notwithstanding the fact that the WSOD/EJV Option Closing shall not have occurred, pay to Sellers the WSOD/EJV Exercise Price forthwith. Sellers shall continue to operate the WSOD/EJV Business at the risk and expense of Purchaser pending the WSOD/EJV Option Closing or, in the event the conditions to closing set forth in Section 9.5(b), (c) or (e) (limited to judgments or orders relating to competition law) are not satisfied or waived or if Sellers are limited in the effective exercise of such option for any regulatory reasons, until such conditions are satisfied or limitation no longer applies or Purchaser determines that such WSOD Assets and EJV Assets are to be sold to a third party. In the event of such a determination, Sellers shall cooperate with Purchaser at Purchaser’s expense to consummate such transfer or sale to such third party and all net proceeds of such sale shall be paid to Purchaser.

     9.3 WSOD/EJV Option Closing.

     (a) The closing of the purchase and sale of the WSOD/EJV Business pursuant to either Section 9.1 or Section 9.2 hereof (the “WSOD/EJV Option Closing”) shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton at 10:00 a.m. on such date as shall be mutually agreed upon by Sellers and Purchaser, but in no event later than ten (10) business days after the receipt by Sellers or Purchaser of the WSOD/EJV Put Exercise Notice (or, if later, ten (10) days after the expiration of the applicable waiting period under the HSR Act, if any), or WSOD/EJV Call Exercise Notice, as applicable (such date being referred to herein as the “WSOD/EJV Option Closing Date”).

     (b) If the WSOD/EJV Option is exercised, and the WSOD/EJV Exercise Price is paid, the WSOD/EJV Business shall no longer constitute part of the Acquired Business, and the WSOD/EJV Exercise Price, to the extent received by Sellers, shall be deducted from the Purchase Price, provided that except as follows expressly from this Section, the other Sections of this Agreement shall not be affected.

     9.4 Transitional Period. During the period between the date hereof and the WSOD/EJV Option Closing Date, Sellers shall operate the WSOD/EJV Business in the ordinary course in the context of a Chapter 11 Case and in the same manner as Sellers are required to operate the Acquired Business pursuant to their obligation under Section 7.3 hereof, pending the WSOD/EJV Option Closing Date, and, to the extent permitted by Law, cooperate with Purchaser, including, without limitation, by complying with any reasonable requests of Purchaser for the books and records relating to the WSOD/EJV Business and any other reasonable due diligence requests and by obtaining any required regulatory approvals.

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     9.5 Conditions Precedent to the WSOD/EJV Option Closing. Except as otherwise provided in Section 9.2(c), (i) the obligations of Purchaser to effect the transactions contemplated by this Section 9 shall be subject to the satisfaction or waiver at or prior to the WSOD/EJV Option Closing Date of the following conditions precedent, and (ii) the obligations of Sellers to effect the transactions contemplated by this Section 9 shall be subject to the satisfaction or waiver at or prior to the WSOD/EJV Option Closing Date of the conditions precedent set out in 9.5 (a), (b), (c) and (e) (provided that the Parties shall cooperate to achieve fulfillment of such conditions):

     (a) there shall be a Designated Contracts Order;

     (b) the waiting period, if any, under the HSR Act shall have expired, and no condition or requirement unacceptable to Purchaser in its reasonable opinion shall be imposed on or required of Purchaser or any of its subsidiaries or affiliates as a result of or as a condition to the foregoing;

     (c) the material regulatory conditions, approvals and filings with respect to the WSOD/EJV Business, which are set out in Schedule 3.1(d) hereto, shall have been obtained or made in form and substance reasonably satisfactory to the Parties;

     (d) the representations and warranties of Sellers set forth on Schedule 5.22 hereto shall be true and correct as of the date of this Agreement and as of the WSOD/EJV Option Closing Date, with only such exceptions as, individually or in the aggregate, do not constitute and would not be reasonably expected to constitute a WSOD/EJV Material Adverse Effect, provided that the foregoing requirement, as applied to any representations and warranties set forth in paragraphs 4, 5, 6, 7, 9, 10, 11, 12, 13, 14, 15 and 16 of Schedule 5.22 hereto, shall be as of the date hereof only;

     (e) there shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated under this Section 9;

     (f) each Seller shall have performed in all material respects its covenants and obligations under this Section 9 required to be performed by such Seller prior to the WSOD/EJV Option Closing Date with only such exceptions which, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a WSOD/EJV Material Adverse Effect;

     (g) no WSOD/EJV Material Adverse Effect that would result in a diminution of the value to the WSOD/EJV Business in an amount greater than one-third (1/3) of the WSOD/EJV Exercise Price shall have occurred or be reasonably expected to occur, provided that if the WSOD/EJV Option Closing occurs after August 31, 2001, the occurrence of a Material Adverse Effect for the purposes of the condition set forth in this Section 9.5(g) shall be measured as if the WSOD/EJV Option Closing had occurred on August 31, 2001;

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     (h) Purchaser shall have received a certificate, in form and substance to the reasonable satisfaction of Purchaser, dated as of the WSOD/EJV Closing Date, executed by an authorized executive officer of Bridge, certifying in such detail as Purchaser may reasonably request, that the conditions in this Section 9.5 have been fulfilled; and

     (i) Purchaser shall be reasonably satisfied that Purchaser shall have no liability (including, without limitation, liabilities that may arise under COBRA, WARN or under any other U.S. or non-U.S. Law) with respect to any employees who do not accept an offer of employment from and commence employment with Purchaser or Purchaser’s Designee.

     9.6 Closing Deliveries.

     (a) At the WSOD/EJV Option Closing, Sellers shall deliver to Purchaser, or in the case of clause (iv) below, make available to Purchaser:

(i) general bills of sale and assignment, in form and substance reasonably satisfactory to Purchaser, with respect to the WSOD Assets and the EJV Assets (other than real estate) and any other documents reasonably requested by Purchaser so as to convey to Purchaser good title, free and clear of all Liens (other than Permitted Liens), to all of Sellers’right, title and interest in and to the WSOD Assets and the EJV Assets, each executed by the Sellers;

(ii) special or limited warranty deeds and owner’s title insurance policy commitments, each in form and substance reasonably satisfactory to Purchaser, with respect to any owned real property used in the WSOD/EJV Business;

(iii) an assignment and assumption of leases, security deposits and prepaid rents assigning to Purchaser all of Sellers’right, title and interest in and to leased real property used in the WSOD/EJV Business and all security deposits and prepaid rents thereunder;

(iv) all of Sellers’books and records, customer files and related business records pertaining to the WSOD Assets and the EJV Assets, the originals of all contracts included in the WSOD Assets and the EJV Assets in Sellers’possession, the originals of all permits and warranties, and copies of all maintenance records and operating manuals in Sellers’possession pertaining to the personal property or any portion of their respective owned or leased real property used in the WSOD/EJV Business;

(v) a certificate of non-foreign status relating to the WSOD/EJV Business in accordance with Section 1445 of the Code, and any similar State-required documents requested by Purchaser or in respect of which there is Sellers’Knowledge; and

(vi) all other documents, certificates, instruments or writings reasonably requested by Purchaser in connection with any purchase of the WSOD Assets and EJV Assets pursuant to Sections 9.1 or 9.2 hereof.

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(b) At the WSOD/EJV Option Closing, Purchaser shall deliver to Bridge:

(i) the WSOD/EJV Exercise Price by wire transfer of immediately available funds to an account or accounts designated in writing by Bridge; and

(ii) an assumption agreement in form and substance reasonably acceptable to Bridge, providing for the assignment by Sellers and the assumption by Purchaser of the WSOD/EJV Designated Contracts Purchaser has elected to assume and have assigned to it or Purchaser’s Designee pursuant to the terms of this Agreement.

     9.7 WSOD Assets and EJV Assets; WSOD/EJV Excluded Assets.

     (a) Subject to the terms and conditions set forth in this Section 9, as of the WSOD/EJV Option Closing Date, Sellers shall sell, assign, transfer, convey, and deliver to Purchaser and Purchaser shall purchase, or cause to be purchased and accept, or cause to be accepted, from Sellers, all of Sellers’ right, title, and interest in, to and under all of the WSOD Assets and EJV Assets, wherever located, whether tangible or intangible, as the same shall exist on the WSOD/EJV Option Closing Date, but not including cash of WSOD and EJV, the accounts receivable of WSOD and EJV, or any WSOD/EJV Excluded Assets (as defined below), free and clear of all Liens other than the Liens referred to in Schedule 5.22, paragraph 4(a) or any Permitted Liens.

     (b) All of the assets of Sellers which are not WSOD Assets and EJV Assets, are expressly excluded and shall be retained by Sellers (the “WSOD/EJV Excluded Assets”). Purchaser expressly agrees and understands that, except as otherwise expressly provided in this Agreement in connection with the Closing or the exercise of any other option to purchase specific assets of the Sellers set forth in this Agreement, Sellers shall not sell, assign, transfer, convey or deliver to Purchaser any of the WSOD/EJV Excluded Assets.

     9.8 WSOD and EJV Contract Assumption.

     (a) Schedule 9.8A sets forth a list of executory contracts and unexpired leases used in the WSOD/EJV Business (other than WSOD/EJV Non Filing Seller Contracts) that, in the event that the WSOD/EJV Call Option or WSOD/EJV Put Option is exercised, Purchaser wishes to assume and Sellers wish to assign to Purchaser at the WSOD/EJV Option Closing (“Schedule 9.8A Contracts”). Schedule 9.8B sets forth a list of executory Contracts or unexpired leases, other than WSOD/EJV Non Filing Seller Contracts, that, in the event that the WSOD/EJV Call Option or WSOD/EJV Put Option is exercised, Purchaser may elect to assume at the WSOD/EJV Option Closing (“Schedule 9.8B Contracts”) in the same manner as provided for in Section 2.4. The Schedule 9.8A Contracts and the Schedule 9.8B Contracts that are actually assumed by and assigned to Purchaser or Purchaser’s Designee at the WSOD/EJV Option Closing are hereinafter referred to collectively as the “WSOD/EJV Designated Contracts” and each a “WSOD/EJV Designated Contract”. Purchaser shall be responsible for and bear any WSOD/EJV Cure Costs in connection with Purchaser’s assumption of the WSOD/EJV Designated Contracts at the WSOD/EJV Option Closing, and Sellers shall have no liability for WSOD/EJV Cure Costs in connection with Purchaser’s assumption of the WSOD/EJV Designated Contracts, and shall only be liable for WSOD/EJV Cure Costs in respect of WSOD/EJV Undisclosed Contracts (as defined in Section 9.8(b) hereof) in excess of $830,000 (such amount is referred to as the “WSOD/EJV Seller Cure Liability Amount”); provided that the Parties shall share equally the Cure Costs with respect to the WSOD/EJV Designated Contracts listed on Schedule 9.8B that are marked “Telerate” and that are not marked with an asterisk.

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     (b) If prior to the WSOD/EJV Option Closing Date any Party becomes aware of any executory contract or unexpired lease used in the WSOD/EJV Business not previously listed in Schedules 9.8A, 9.8B or 9.8C (any such contract, a “WSOD/EJV Undisclosed Contract”), the discovering Party shall immediately notify the other Parties of such WSOD/EJV Undisclosed Contract, and Purchaser may elect, on or prior to the WSOD/EJV Option Closing Date, to assume such WSOD/EJV Undisclosed Contract. Notwithstanding the foregoing, and subject to the Bankruptcy Code, if any WSOD/EJV Undisclosed Contract is entered into after the date of the Approval Order and such WSOD/EJV Undisclosed Contract contains language allowing the Sellers to assign the Contract to Purchaser, then such Contract may be assigned without the entry of a Bankruptcy Court order.

     (c) Schedule 9.8C sets forth a list of WSOD/EJV Non Filing Seller Contracts. Purchaser shall have the right to elect to have any or all of the WSOD/EJV Non Filing Seller Contracts assigned to it, by notice to Sellers not later than 15 calendar days prior to the scheduled WSOD/EJV Option Closing Date and any such WSOD/EJV Non Filing Seller Contract that Purchaser has so elected to have assigned to it shall, except for the purposes of Section 9.8(a), be deemed to constitute a WSOD/EJV Designated Contract for the purposes of Section 9.

     9.9 Amounts Due Under WSOD/EJV Contracts.

     (a) Purchaser shall be obligated to pay any amounts for services rendered and goods provided under the WSOD/EJV Designated Contracts from and after the WSOD/EJV Option Closing Date. Any amounts for services rendered and goods provided under the WSOD/EJV Designated Contracts during the period until the WSOD/EJV Option Closing Date shall be a retained liability of Sellers, except as provided in Section 9.8(a) above.

     (b) Subject to Sections 9.8 and 9.9(a), the satisfaction of any and all cure amounts is and shall remain the obligation of the Sellers, and Purchaser shall have no responsibility to any third party therefor. Sellers are responsible for the verification of all cure amounts, including all administrative responsibilities associated therewith, in their Chapter 11 Cases and otherwise and shall use their reasonable best efforts to establish the proper cure amount, if any, for each executory contract and unexpired lease relating to the WSOD/EJV Business, including the filing and prosecution of any and all appropriate proceedings in the Bankruptcy Court. Such WSOD/EJV Cure Costs shall be paid at or as soon as practicable after the WSOD/EJV Option Closing Date, and to the extent Purchaser satisfies any cure amount in excess of its obligation under Sections 9.8 and 9.9(a), such excess shall be a credit against the WSOD/EJV Exercise Price.

     9.10 Assumed Liabilities. Subject to (i) the occurrence of the WSOD/EJV Option Closing, and (ii) the terms and conditions set forth in this Section 9 (including, without limitation, the terms and conditions set forth in Section 9.8 and Section 9.9 hereof), at the WSOD/EJV Option Closing, Purchaser shall assume from Sellers and thereafter pay, perform, or discharge in accordance with their terms and hold Sellers harmless in respect of, all (i) payables, obligations and liabilities with respect to, arising out of, or associated with the ownership, possession or use of the WSOD/EJV Assets arising on or after the WSOD/EJV Option Closing; (ii) obligations that arise or which by their terms are to be observed, paid, discharged or performed, as the case may be, on or after the WSOD/EJV Option Closing Date under the WSOD/EJV Designated Contracts that the Purchaser has elected to assume pursuant to Section 9.8 hereof and for such goods and services as are provided in the ordinary course to the WSOD/EJV Business on or subsequent to the WSOD/EJV Option Closing Date; (iii) those liabilities listed on Schedule 9.10 hereto; (iv) the Purchaser’s share of prorated liabilities of Sellers pursuant to Section 9.15 hereof; and (v) liabilities and obligations set forth in Section 9.17. The liabilities to be assumed pursuant to this Section 9 shall be referred to herein as the “WSOD/EJV Assumed Liabilities”.

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     9.11 WSOD/EJV Excluded Liabilities. Subject to Sections 9.8, 9.9 and 9.10, Purchaser does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement, delivery of any document in connection with the exercise of the WSOD/EJV Call Option and/or WSOD/EJV Put Option or any document delivered at the WSOD/EJV Option Closing Date pursuant to this Section 9, or as a result of the consummation of the transactions contemplated by this Section 9, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of any Seller, whether primary or secondary, direct or indirect, other than the WSOD/EJV Assumed Liabilities. Purchaser shall not be liable for any liabilities, contracts, agreements or other obligations of Sellers which are not expressly assumed by Purchaser or Purchaser’s Designee pursuant to Section 9.10 hereof or the WSOD/EJV Cure Costs to the extent provided in Sections 9.8 and 9.9, including, without limitation, those set forth below (all such liabilities and obligations that are not WSOD/EJV Assumed Liabilities are referred to herein as the “WSOD/EJV Excluded Liabilities”):

     (a) all obligations or liabilities of any Sellers or any predecessor(s) or affiliate(s) of Sellers that relate to any of the WSOD/EJV Excluded Assets;

     (b) all obligations or liabilities of Sellers or any predecessor(s) or affiliate(s) of Sellers relating to Taxes (including with respect to the WSOD Assets or EJV Assets or otherwise) for all periods, or portions thereof, ending on or prior to the WSOD/EJV Option Closing Date;

     (c) all obligations or liabilities for any legal, accounting, investment, banking, brokerage or similar fees or expenses incurred by any Sellers in connection with, resulting from or attributable to the transactions contemplated by this Agreement and the DIP Financing;

     (d) all obligations or liabilities for any borrowed money incurred by Sellers or any predecessor(s) or affiliate(s) of Sellers;

     (e) all liabilities and obligations from Sellers or any predecessor(s) or Affiliate(s) of Sellers resulting from, caused by or arising out of, directly or indirectly, the conduct of the business or ownership or lease of any properties or assets previously used by Sellers in connection with the WSOD/EJV Business at any time prior to or on the WSOD/EJV Option Closing Date, including, without limitation, such of the foregoing (i) as constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of requirement of any law, (ii) that relate to, result in or arise out of the existence or imposition of any liability or obligation to remediate or contribute or otherwise pay any amount under or in respect of any environmental, superfund or other environmental cleanup or remedial laws, occupational safety and health laws or other laws or (iii) that relate to any and all claims, disputes, demands, actions, liabilities, damages, suits in equity, administrative proceedings, accounts, costs, expenses, setoffs, contributions, attorneys’ fees and/or causes of action of whatever kind or character against Sellers or any predecessor(s) or affiliate(s) of Sellers, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued;

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     (f) any and all Taxes of any member of an Affiliated Group of which Sellers (or any predecessor of Sellers) is or was a member on or prior to the WSOD/EJV Option Closing Date, by reason of the liability of such entity pursuant to Treasury Regulation Section 1.1502-6(a) or any comparable provision of State, local or foreign law;

     (g) any obligations under WARN or COBRA, and any severance or notice obligations to former employees of Sellers (other than the Transferred WSOD/EJV Employees to the extent that severance or notice obligations may take place in connection with Transferred WSOD/EJV Employees’ employment with Purchaser or Purchaser’s Designee); and

     (h) all liabilities, known or unknown, of Sellers relating to the recruitment, employment or termination of employment on or prior to the WSOD/EJV Option Closing Date, including, with respect to the Transferred WSOD/EJV Employees, all WSOD/EJV Plans and all Contracts pertaining thereto, except as set forth in Section 9.17(b) hereof.

     9.12 No Expansion of Third Party Rights. The assumption by Purchaser or Purchaser’s Designee of the WSOD/EJV Assumed Liabilities shall in no way expand the rights or remedies of any third party against Purchaser or Sellers as compared to the rights and remedies which such third party would have had against Sellers absent the Chapter 11 Cases, had Purchaser not assumed such WSOD/EJV Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Purchaser of the WSOD/EJV Assumed Liabilities shall not create any third-party beneficiary rights other than with respect to the Person that is the obligee of such Assumed Liabilities.

     9.13 Allocation of WSOD/EJV Exercise Price. Purchaser shall, within sixty (60) days after the WSOD/EJV Option Closing Date, prepare and deliver to Sellers for their consent (which consent shall not be unreasonably withheld) a schedule allocating the WSOD/EJV Exercise Price (and any other amounts required to be treated as additional purchase price) among the respective Sellers and the WSOD Assets, EJV Assets and the WSOD/EJV Designated Contracts in accordance with the applicable Treasury Regulations (or any comparable provisions of State or local tax law). If Sellers raise objections, Purchaser and Sellers will negotiate in good faith to resolve such objections. Purchaser and Bridge shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the allocation, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). Purchaser and Sellers shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation. If and to the extent the Parties are unable to agree on such allocation, the Parties shall retain an independent third party accounting firm to resolve such dispute. Notwithstanding any other provisions of this Agreement, the provisions of this Section 9.13 shall survive the WSOD/EJV Option Closing Date without limitation.

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     9.14 Transfer Taxes. Any sales, use, transfer or recording Taxes with respect to real or personal property due as a result of the transactions provided for in this Section 9 (including, without limitation, any Taxes payable as a result of the exercise of the WSOD/EJV Call Option or the WSOD/EJV Put Option) shall be paid by Purchaser. The Parties will reasonably cooperate to minimize any such taxes, including with respect to delivery location.

     9.15 Prorations. Sellers shall bear all personal property and ad valorem tax liability with respect to the WSOD Assets and the EJV Assets if the Lien or assessment arises with respect to periods prior to the WSOD/EJV Option Closing Date irrespective of the reporting and payment dates of such taxes. All other property taxes, ad valorem taxes and similar recurring taxes and fees on the WSOD Assets and the EJV Assets, and all lease payments, salaries and other compensation payable to employees or officers or similar recurring payments under agreements that are WSOD/EJV Designated Contracts, shall be prorated for the applicable period between Purchaser and the applicable Seller as of 12:01 a.m. local time on the WSOD/EJV Option Closing Date. All payments to be made by Purchaser or Sellers in accordance with this Section 9.15 shall be made, to the extent then determinable (and to the extent not determinable as shall be estimated by Purchaser in good faith as of the WSOD/EJV Option Closing), at the WSOD/EJV Option Closing Date with such payments deposited into escrow until due, or to the extent not determinable as of the WSOD/EJV Option Closing Date, promptly following the determination thereof, with such payments deposited into escrow until due. Purchaser shall have the right of reasonable review and approval of Sellers’ property Tax Returns and assessments with respect to the WSOD/EJV Business and the right to contest any assessments by which Purchaser may be adversely affected. Purchaser and Sellers shall reasonably cooperate with respect to any review, contest or challenge of any tax return or assessment. Sellers and Purchaser shall also undertake a reconciliation and allocation procedure using the mechanism set out above for the reconciliation and allocation of payroll expenses and costs.

     9.16 Reconciliation and Allocations. Beginning on the WSOD/EJV Option Closing Date, (a) all payments received by Sellers on account of the accounts receivable and all other payments received by Sellers which are properly allocable to the conduct of the WSOD/EJV Business with respect to periods after the WSOD/EJV Option Closing Date, other than relating to WSOD/EJV Excluded Assets, shall be held in trust for Purchaser and shall be promptly paid to Purchaser, and (b) all payments received by Purchaser which are properly allocable to the conduct of the WSOD/EJV Business with respect to periods before the WSOD/EJV Option Closing Date shall be held in trust for Sellers and shall be promptly paid to Sellers. On the WSOD/EJV Option Closing Date and, thereafter, on the last day of each month during the six (6)-month period beginning on the WSOD/EJV Option Closing Date, Sellers and Purchaser shall report to each other and reconcile the amounts of such payments and the reconciled net amount shall be paid by Purchaser to Sellers, or by Sellers to Purchaser, as the case may be. After such six (6)-month period, the Parties shall cooperate with each other to allocate and remit to the appropriate Party any account receivables collected, and shall continue to hold such payments in trust for the other Party and remit them periodically as received.

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     9.17 WSOD/EJV Employment Matters.

     (a) No later than ten (10) days before the WSOD/EJV Option Closing, Purchaser or one of Purchaser’s Designees shall offer employment to not less than 235 WSOD/EJV Employees, any development staff employees who perform services for the WSOD/EJV Business, and other employees of Sellers who are employed in essential positions or primarily in respect of the WSOD/EJV Business or whose services are material to the operation of the WSOD/EJV Business, reduced by any voluntary resignations since the date hereof not resulting from receipt of a WARN Act notice to the employees who are identified as the employees who will not receive an offer of employment by Purchaser as provided below or similar notice, intended to comply with applicable Law, that the Parties may mutually agree to send to such employees pursuant to Section 9.17(g) and any employees erroneously included on Annex 12 to Schedule 5.22 hereto, and further equitably reduced by any employees identified by Purchaser who do not spend 100% of their time in the WSOD/EJV Business, whom Purchaser desires to employ and who remain actively employed with any Seller on the WSOD/EJV Option Closing Date, with at least the same base salary (exclusive of bonuses, stock options, restricted stock and other similar forms of discretionary compensation) and substantially equivalent position as in effect immediately prior to the WSOD/EJV Option Closing, and with each such offer being contingent on completion of the WSOD/EJV Option Closing and on the offeree’s compliance with the standard hiring practices of Purchaser (or the applicable Purchaser’s Designee), including the assignment of intellectual property rights, if any, retroactive to such employee’s date of hire with the applicable Seller. A full list of employees whom Purchaser elects to employ shall be submitted to Sellers no later than twenty (20) days prior to WSOD/EJV Option Closing. Each such employee who accepts such employment as of the WSOD/EJV Option Closing shall be referred to herein as a “Transferred WSOD/EJV Employee.” In connection with the foregoing provisions of this Section 9.17(a), Sellers shall permit Purchaser to meet with, distribute materials to and/or communicate with such employees prior to the WSOD/EJV Option Closing Date. For purposes of this Section 9.17(a), an employee shall be treated as “actively employed” notwithstanding that such employee may be absent from work on the WSOD/EJV Option Closing Date solely by reason of any holiday, vacation, scheduled day off or non-medical leave of absence. As soon as practicable hereafter, Sellers and Purchaser shall cooperate and use reasonable best efforts to establish the list of WSOD/EJV Employees who will not be offered employment by Purchaser or a Purchaser’s Designee.

     (b) Purchaser (or the applicable Purchaser’s Designee) shall provide the Transferred WSOD/EJV Employees with employee benefits plans that are substantially comparable, in the aggregate, to the Sellers’ employee benefit plans, within the meaning of ERISA as in effect on the date hereof. Purchaser (or the applicable Purchaser’s Designee) shall treat prior service with Sellers as service with Purchaser (or the applicable Purchaser’s Designee) for purposes of eligibility to participate and vesting with respect to all employee benefit plans (other than retiree medical and life insurance plans) covering Transferred WSOD/EJV Employees. Purchaser (or the applicable Purchaser’s Designee) will assume and recognize vacation entitlements payable to Transferred WSOD/EJV Employees accrued but unpaid prior to WSOD/EJV Option Closing, provided that Purchaser and Purchaser’s Designees shall not be required to assume or recognize such accrued vacation entitlements where, but only to the extent that, such entitlements in the aggregate exceed $750,000. Nothing herein limits Purchaser’s (or the applicable Purchaser Designee’s) right to amend, modify or terminate its employee benefit plans. To the fullest extent permitted under their medical and dental plans, Purchaser (or the applicable Purchaser’s Designee) shall give credit for all current year deductibles and co-payments paid by any Transferred WSOD/EJV Employee in respect of claims incurred by such Transferred WSOD/EJV Employee during the portion of the current calendar year prior to the WSOD/EJV Option Closing, and Purchaser shall waive any pre-existing conditions provisions under any such plan covering Transferred WSOD/EJV Employees to the same extent that such provisions were waived with respect to Transferred WSOD/EJV Employees pursuant to the terms of Sellers’ plans. Sellers shall reasonably cooperate with Purchaser or one of Purchaser’s Designees in the implementation, transfer or transition of any of Sellers’ employee benefit plans with regard to Purchaser’s obligation hereunder.

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     (c) From the date of signing of this Agreement, Sellers and Purchaser shall use commercially reasonable efforts to provide appropriate transitional arrangements for Transferred WSOD/EJV Employees in possession of L-1B and H1-B visas, or other permits to work for the WSOD/EJV Business in the United States or other jurisdictions, and shall take such steps as are necessary and appropriate to ensure, to the extent possible, that such employees are transferred to the Purchaser (or the applicable Purchaser’s Designee) without disruption of employment. Sellers and Purchaser shall also use commercially reasonable efforts to ensure that there is no disruption to Transferred WSOD/EJV Employees’ applications for visas or work permits sponsored by the WSOD/EJV Business.

     (d) As soon as is practical after the WSOD/EJV Option Closing, Sellers shall (i) take all actions as are necessary or appropriate to fully vest, as of the WSOD/EJV Option Closing Date, the interests of the Transferred WSOD/EJV Employees under Sellers’ defined contribution retirement plan(s); (ii) provide such employees an election to roll over their vested interests to Purchaser’s defined contribution retirement plan, including appropriate arrangements for loans provided to them under Sellers’ plan; and (iii) roll over the full amount of the vested interests which the employees have elected to roll over, as soon as possible but not later than six (6) months after the WSOD/EJV Option Closing Date, to the accounts of such employees under Purchaser’s defined contribution retirement plan in accordance with Section 402 of the Code. Purchaser shall reasonably cooperate with Sellers in respect of the above actions and shall accept such rollovers and have no liability for any discontinuance, termination or other charges that may be due to any investment option or management providers or to any plan record keeping or other agents with respect to such termination and rollover of such employees’ interests from Sellers’ retirement plan(s) to Purchaser’s retirement plan.

     (e) With respect to Transferred WSOD/EJV Employees, Sellers shall cause all accrued and unpaid vacation and sick leave entitlements exceeding $750,000 as of the WSOD/EJV Option Closing Date and all salary, bonuses (including retention bonuses), commissions or other cash incentive compensation with respect to the portion of the calendar year prior to the WSOD/EJV Option Closing Date to be fully paid on or before the WSOD/EJV Option Closing Date. Sellers shall have sole responsibility for “continuation coverage” benefits provided under group health plans to all current or former employees of any Seller (other than Transferred WSOD/EJV Employees) and qualified beneficiaries relating thereto for whom a “qualifying event” has occurred on, prior to or after the WSOD/EJV Option Closing Date, and any severance or notice obligations to former employees of Sellers (other than the Transferred WSOD/EJV Employees to the extent that severance or notice obligations may take place in connection with Transferred WSOD/EJV Employees’ employment with Purchaser or Purchaser’s Designee). Terms used in this subsection and not otherwise defined herein shall have the meanings ascribed to them under COBRA.

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     (f) Sellers shall institute a reasonable retention program, as specified, funded and approved by Purchaser, with respect to the WSOD/EJV Employees. Sellers shall not terminate the employment of any employee listed on Annex 12 to Schedule 5.22 hereto other than for cause, provided that the issuance of notices intended to comply with WARN to such employees, by itself, shall not be prohibited. In addition, (i) Sellers shall not encourage or otherwise facilitate any Person other than the Purchaser (or Purchaser’s Designee) to employ or offer to employ any employee listed on Annex 12 to Schedule 5.22 hereto, or to encourage any such employee to terminate employment, and (ii) shall use reasonable efforts to enforce its rights under covenants, including covenants contained in non-disclosure or confidentiality agreements, entered into in favor of Sellers by third parties to the extent they provide restrictions on the solicitation of or entering into contracts of employment with employees of the WSOD/EJV Business or prohibit the use of confidential information of Sellers for any such purpose.

     (g) Notwithstanding Section 9.11(g) of this Agreement, the Parties shall use reasonable efforts to give any notices required under applicable Law to mitigate Sellers’ liability for COBRA and WARN obligations to WSOD/EJV Employees who do not become Transferred WSOD/EJV Employees.

     9.18 WSOD/EJV Transitional Services. For a reasonable period of time following the WSOD/EJV Option Closing, Sellers shall provide to Purchaser or Purchaser’s Designee such transitional services, including, without limitation, the use of communication networks, computers and other systems to effect the gathering and dissemination of data (including, without limitation, data provided pursuant to contracts held by Bridge to support the WSOD/EJV Business), the collecting, reporting and editing of news, administrative services, contract services, payroll services, system management functions, technical services, provision of information, application support, infrastructure and human resources support, as may be reasonably requested by Purchaser or the applicable Purchaser Designee to conduct the WSOD/EJV Business, as well as those services set forth on Annex 13 to Schedule 5.22 hereto, provided that (A) the Purchaser or Purchaser’s Designee shall compensate the Sellers on a current basis, at market rates and terms as mutually agreed, or, if higher, at the cost to the Sellers, (B) the Sellers shall render such services subject to the availability of resources and capacity constraints, it being understood that, based upon current circumstances, the Sellers anticipate that there will be limited availability of resources, and (C) the Purchaser shall have the right to terminate such arrangements without liability subject to reasonable notice and payment of all amounts due to the Sellers up to the date of termination and, provided further that notwithstanding anything to the contrary contained in clause (B) above, Purchaser or a Purchaser Designee may request Sellers, for the purpose of providing transitional service, to maintain services that would otherwise be discontinued and Sellers shall maintain such services subject to Purchaser or a Purchaser Designee paying Sellers’ costs therefor. Sellers and Purchaser shall use commercially reasonable efforts to negotiate appropriate and orderly termination and phase-out arrangements with respect to the WSOD/EJV Business and activities that are discontinued following the WSOD/EJV Option Closing.

     9.19 WSOD/EJV Facilities and Subleasing Arrangements. Sellers shall enter into and, for a reasonable period of time following the WSOD/EJV Option Closing, maintain facilities and subleasing arrangements with Purchaser in respect of the properties set forth on Annex 13 to Schedule 5.22 hereto.

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     9.20 WSOD/EJV-Bridge Agreements. Effective immediately upon the WSOD/EJV Option Closing, Sellers or any of their subsidiaries, as appropriate, shall enter into agreements covering the matters described on Annex 14 to Schedule 5.22 hereto.

     9.21 WSOD/EJV Trademarks and Intellectual Property. The Parties shall negotiate in good faith and, on or prior to the WSOD/EJV Option Closing, shall enter into a license agreement pursuant to which Sellers shall grant to Purchaser or any of Purchaser’s Designees a license to use any trademarks and other intellectual property and any rights pertaining thereto that are owned or used by Sellers in connection with conducting the WSOD/EJV Business (and that are not otherwise transferred to Purchaser or a Purchaser’s Designee at the WSOD/EJV Option Closing), which license shall be granted to Purchaser for a reasonable period of time commencing immediately following the WSOD/EJV Option Closing and on such terms and conditions as shall be set forth in the license agreement.

     9.22 Conformity. The Parties acknowledge the intention that the mechanisms for the transfer of the WSOD/EJV Business shall be substantially the same as the mechanisms for the transfer of the Acquired Business and will modify in good faith the above provisions (except 9.1, 9.2, 9.3, 9.4, 9.5 and 9.8) as necessary to reflect such intention.

SECTION 10

STOCKVAL PUT AND CALL OPTION

     10.1 Purchaser StockVal Call Option.

     (a) Subject to the conditions set forth in Section 10.1(b) hereof, Sellers hereby grant to Purchaser the right and option (hereinafter, the “StockVal Call Option”) during the StockVal Call Option Period (as defined below), exercisable by prior written notice to Sellers as provided in Section 10.1(b) hereof (such notice, the “StockVal Call Exercise Notice”) to purchase the StockVal Business for the aggregate price of $15,000,000 plus 5.5% of the funding provided by Purchaser pursuant to Section 7.24 (the “StockVal Exercise Price”), which StockVal Exercise Price shall consist of the amount of 5.5% of the funding provided by Purchaser pursuant to Section 7.24 and the balance, which balance is to be paid in cash due at the StockVal Option Closing (as defined below).

     (b) The StockVal Call Option may be exercised by Purchaser at any time on or after June 1, 2001 through and including the Outside Date (the “StockVal Call Option Period”), provided that the StockVal Call Option shall terminate and no longer be exercisable by Purchaser upon the occurrence of the Closing provided for in this Agreement.

     10.2 Sellers StockVal Put Option.

     (a) Subject to the conditions set forth in Section 10.2(b) hereof, Purchaser hereby grants to Sellers the right and option (hereinafter, the “StockVal Put Option”), exercisable by prior written notice to Purchaser as provided in Section 10.2(b) hereof (such notice, the “StockVal Put Exercise Notice”), to require Purchaser to purchase, or cause to be purchased, and upon receipt of the StockVal Put Exercise Notice, Purchaser shall be obligated to purchase, or cause to be purchased, the StockVal Business at the StockVal Exercise Price.

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     (b) The StockVal Put Option shall be exercisable by Sellers only in the event that (i) the Closing hereunder shall not have occurred on or before August 31, 2001 (or such other time as may be agreed upon in writing by Purchaser and Sellers), or (ii) this Agreement shall have been terminated by either party in accordance with the terms hereof, primarily as a result of the inability to satisfy the HSR Condition, or (iii) Purchaser terminates this Agreement when it is not otherwise entitled to do so, or (iv) Purchaser fails to close the purchase when it is obligated to do so under the terms of this Agreement, or (v) Sellers terminate this Agreement pursuant to Section 8.1(d) due to Purchaser’s material breach hereof (the date of each such event a “StockVal Put Option Triggering Date”), provided that in the case of clause (i) above, the StockVal Put Option shall only be exercisable by Sellers’ delivery of the StockVal Put Exercise Notice any time from August 31, 2001 and any time prior to or on the Outside Date (or such other time as may be agreed upon in writing by Purchaser and Sellers) upon at least five (5) business days’ prior written notice to Purchaser and, in the case of clauses (ii) through (v) above, the StockVal Put Option shall only be exercisable by Sellers’ delivery of the StockVal Put Exercise Notice within five (5) business days after the date of the StockVal Put Option Triggering Date. The StockVal Put Option shall terminate and no longer be exercisable by Sellers upon the occurrence of the Closing provided for in this Agreement.

     (c) In the event that Sellers exercise the StockVal Put Option but the conditions to closing set forth in Sections 10.5(b), (c) or (e) (limited to judgments or orders relating to competition law) hereof have not been satisfied or waived as provided for in this Agreement or if Sellers are limited in the effective exercise of such option for any regulatory reasons, Purchaser shall, notwithstanding the fact that the StockVal Option Closing shall not have occurred, pay to Sellers the StockVal Exercise Price forthwith. Sellers shall continue to operate the StockVal Business at the risk and expense of Purchaser pending the StockVal Option Closing or, in the event the conditions to closing set forth in Sections 10.5(b), (c) or (e) (limited to judgments or orders relating to competition law) are not satisfied or waived or if Sellers are limited in the effective exercise of such option for any regulatory reasons, until such conditions are satisfied or limitation no longer applies or Purchaser determines that such StockVal Assets are to be sold to a third party. In the event of such a determination, Sellers shall cooperate with Purchaser at Purchaser’s expense to consummate such transfer or sale to such third party and all net proceeds of such sale shall be paid to Purchaser.

     10.3 StockVal Option Closing.

     (a) The closing of the purchase and sale of the StockVal Business pursuant to either Section 10.1 or Section 10.2 hereof (the “StockVal Option Closing”) shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton at 10:00 a.m. on such date as shall be mutually agreed upon by Sellers and Purchaser, but in no event later than ten (10) business days after the receipt by Sellers or Purchaser of the StockVal Put Exercise Notice (or, if later, ten (10) days after the expiration of the applicable waiting period under the HSR Act, if any) or StockVal Call Exercise Notice, as applicable (such date being referred to herein as the “StockVal Option Closing Date”).

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     (b) If the StockVal Option is exercised, and the StockVal Exercise Price is paid, the StockVal Business shall no longer constitute part of the Acquired Business, and the StockVal Exercise Price, to the extent received by Sellers, shall be deducted from the Purchase Price, provided that except as follows expressly from this Section, the other Sections of this Agreement shall not be affected.

     10.4 Transitional Period. During the period between the date hereof and the StockVal Option Closing Date, Sellers shall operate the StockVal Business in the ordinary course in the context of the Chapter 11 Cases and in the same manner as Sellers are required to operate the Acquired Business pursuant to their obligation under Section 7.3 hereof, pending the StockVal Option Closing Date, and to the extent permitted by Law, cooperate with Purchaser, including, without limitation, by complying with any reasonable requests of Purchaser for the books and records relating to the StockVal Business and any other reasonable due diligence requests and by obtaining any required regulatory approvals.

     10.5 Conditions Precedent to the StockVal Option Closing. Except as otherwise provided in Section 10.2(c), (i) the obligations of Purchaser to effect the transactions contemplated by this Section 10 shall be subject to the satisfaction or waiver at or prior to the StockVal Option Closing Date of the following conditions precedent and (ii) the obligations of Sellers to effect the transactions contemplated by this Section 10 shall be subject to the satisfaction or waiver at or prior to the StockVal Option Closing Date of the conditions precedent set out in Sections 10.5 (a), (b), (c) and (e) (provided that the Parties shall cooperate to achieve fulfillment of such conditions):

     (a) there shall be a Designated Contracts Order (to the extent appropriate);

     (b) the waiting period, if any, under the HSR Act shall have expired, and no condition or requirement unacceptable to Purchaser in its reasonable opinion shall be imposed on or required of Purchaser or any of its subsidiaries or affiliates as a result of or as a condition to the foregoing;

     (c) the material regulatory conditions, approvals and filings with respect to the StockVal Business which are set out in Schedule 3.1(d) hereto shall have been obtained or made in form and substance reasonably satisfactory to the Parties;

     (d) the representations and warranties of Sellers set forth on Schedule 5.23 hereto shall be true and correct as of the date of this Agreement and as of the StockVal Option Closing Date, with only such exceptions as, individually or in the aggregate, do not constitute and would not be reasonably expected to constitute a StockVal Material Adverse Effect, provided that the foregoing requirement, as applied to any representations and warranties set forth in paragraphs 4, 5, 6, 7, 9, 10, 11, 12, 13, 14, 15 and 16 of Schedule 5.23 hereto, shall be as of the date hereof only;

     (e) there shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated under this Section 10;

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     (f) each Seller shall have performed in all material respects its covenants and obligations under this Section 10 required to be performed by such Seller prior to the StockVal Option Closing Date with only such exceptions which, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a StockVal Material Adverse Effect;

     (g) no StockVal Material Adverse Effect that would result in a diminution of the value to the StockVal Business in an amount greater than one-third (1/3) of the StockVal Exercise Price shall have occurred or be reasonably expected to occur, provided that if the StockVal Option Closing occurs after August 31, 2001, the occurrence of a Material Adverse Effect for the purposes of the condition set forth in this Section 10.5(g) shall be measured as if the StockVal Option Closing had occurred on August 31, 2001;

     (h) Purchaser shall have received a certificate, in form and substance to the reasonable satisfaction of Purchaser, dated as of the StockVal Closing Date, executed by an authorized executive officer of Bridge, certifying in such detail as Purchaser may reasonably request, that the conditions in this Section 10.5 have been fulfilled; and

     (i) Purchaser shall be reasonably satisfied that Purchaser shall have no liability (including, without limitation, liabilities that may arise under COBRA, WARN or under any other U.S. or non-U.S. Law) with respect to any employees who do not accept an offer of employment from and commence employment with Purchaser or Purchaser’s Designee.

     10.6 Closing Deliveries.

     (a) At the StockVal Option Closing, Sellers shall deliver to Purchaser, or in the case of clause (iv) below, make available to Purchaser:

(i) general bills of sale and assignment, in form and substance reasonably satisfactory to Purchaser, with respect to the StockVal Assets (other than real estate) and any other documents reasonably requested by Purchaser so as to convey to Purchaser good title, free and clear of all Liens (other than Permitted Liens), to all of Sellers’right, title and interest in and to the StockVal Assets, each executed by the Sellers;

(ii) special or limited warranty deeds and owner’s title insurance policy commitments, each in form and substance reasonably satisfactory to Purchaser, with respect to any owned real property used in the StockVal Business;

(iii) an assignment and assumption of leases, security deposits and prepaid rents assigning to Purchaser all of Sellers’right, title and interest in and to leased real property used in the StockVal Business and all security deposits and prepaid rents thereunder;

(iv) all of Sellers’books and records, customer files and related business records pertaining to the StockVal Assets, the originals of all contracts included in the StockVal Assets, in Sellers’possession, the originals of all permits and warranties, and copies of all maintenance records and operating manuals in Sellers’possession pertaining to the personal property or any portion of their respective owned or leased real property used in the StockVal Business;

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(v) a certificate of non-foreign status relating to the StockVal Business in accordance with Section 1445 of the Code, and any similar State required documents requested by Purchaser or in respect of which there is Sellers’Knowledge; and

(vi) all other documents, certificates, instruments or writings reasonably requested by Purchaser in connection with any purchase of the StockVal Assets pursuant to Sections 10.1 or 10.2 hereof.

(b) At the StockVal Option Closing, Purchaser shall deliver to Bridge:

(i) the StockVal Exercise Price by wire transfer of immediately available funds to an account or accounts designated in writing by Bridge; and

(ii) an assumption agreement in form and substance reasonably acceptable to Bridge, providing for the assignment by Sellers and the assumption by Purchaser of the StockVal Designated Contracts Purchaser has elected to assume and have assigned to it or Purchaser’s Designee pursuant to the terms of this Agreement.

     10.7 StockVal Assets; StockVal Excluded Assets.

     (a) Subject to the terms and conditions set forth in this Section 10, as of the StockVal Option Closing Date, Sellers shall sell, assign, transfer, convey, and deliver to Purchaser and Purchaser shall purchase, or cause to be purchased, and accept, or cause to be accepted, from Sellers, all of Sellers’ right, title, and interest in, to and under all of the StockVal Assets, wherever located, whether tangible or intangible, as the same shall exist on the StockVal Option Closing Date, but not including cash of StockVal, the accounts receivable of StockVal, or any StockVal Excluded Assets (as defined below), free and clear of all Liens other than the Liens referred to in Schedule 5.23, paragraph 4(a) or any Permitted Liens.

     (b) All of the assets of Sellers which are not StockVal Assets, are expressly excluded and shall be retained by Sellers (the “StockVal Excluded Assets”). Purchaser expressly agrees and understands that, except as otherwise expressly provided in this Agreement in connection with the Closing or the exercise of any other option to purchase specific assets of the Sellers set forth in this Agreement, Sellers shall not sell, assign, transfer, convey or deliver to Purchaser any of the StockVal Excluded Assets.

     10.8 StockVal Contract Assumption.

     (a) Schedule 10.8A sets forth a list of executory contracts and unexpired leases used in the StockVal Business (other than StockVal Non Filing Seller Contracts) that, in the event that the StockVal Call Option or StockVal Put Option is exercised, Purchaser wishes to assume and Sellers wish to assign to Purchaser at the StockVal Option Closing (“Schedule 10.8A Contracts”). Schedule 10.8B sets forth a list of executory contracts or unexpired leases, other than the StockVal Non Filing Seller Contracts, that, in the event that the StockVal Call Option or StockVal Put Option is exercised, Purchaser may elect to assume at the StockVal Option Closing (“Schedule 10.8B Contracts”) in the same manner as provided for in Section 2.4. The Schedule 10.8A Contracts and the Schedule 10.8B Contracts that are actually assumed by and assigned to the Purchaser or Purchaser’s Designee at the StockVal Option Closing are hereinafter referred to collectively as the “StockVal Designated Contracts” and each a “StockVal Designated Contract.” Purchaser shall be responsible for and bear any StockVal Cure Costs in connection with Purchaser’s assumption of the StockVal Designated Contracts at the StockVal Option Closing and Sellers shall have no liability for StockVal Cure Costs in connection with Purchaser’s assumption of the StockVal Designated Contracts, and shall only be liable for StockVal Cure Costs in respect of StockVal Cure Costs for StockVal Undisclosed Contracts (as defined in Section 10.8(b) hereof) in excess of $250,000 (such amount is referred to as the “StockVal Seller Cure Liability Amount”), provided that the Parties shall share equally the Cure Costs with respect to the StockVal Designated Contracts listed on Schedule 10.8B that are marked “Telerate” and that are not marked with an asterisk.

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     (b) If prior to the StockVal Option Closing Date any Party becomes aware of any executory contract or unexpired lease used in the StockVal Business not previously listed in Schedules 10.8A, 10.8B or 10.8C (any such contract, a “StockVal Undisclosed Contract”), the discovering Party shall immediately notify the other Parties of such StockVal Undisclosed Contract, and Purchaser may elect, on or prior to the StockVal Option Closing Date, to assume such StockVal Undisclosed Contract. Notwithstanding the foregoing, and subject to the Bankruptcy Code, if any StockVal Undisclosed Contract is entered into after the date of the Approval Order and such StockVal Undisclosed Contract contains language allowing the Sellers to assign the Contract to Purchaser, then such Contract may be assigned without the entry of a Bankruptcy Court order.

     (c) Schedule 10.8C sets forth a list of StockVal Non Filing Seller Contracts. Purchaser shall have the right to elect to have any or all of the StockVal Non Filing Seller Contracts assigned to it, by notice to Sellers not later than 15 calendar days prior to the scheduled StockVal Option Closing Date and any such StockVal Non Filing Seller Contract that Purchaser has so elected to have assigned to it shall, except for the purposes of Section 10.8(a), be deemed to constitute a StockVal Designated Contract for the purposes of Section 10.

     10.9 Amounts Due Under StockVal Contracts; StockVal Cure Costs.

     (a) Purchaser shall be obligated to pay any amounts for services rendered and goods provided under the StockVal Designated Contracts from and after the StockVal Option Closing Date. Any amounts for services rendered and goods provided under the StockVal Designated Contracts during the period until the StockVal Option Closing Date shall be a retained liability of Sellers, except as provided in Section 10.8(a) above.

     (b) Subject to Sections 10.8 and 10.9(a), the satisfaction of any and all cure amounts is and shall remain the obligation of the Sellers, and Purchaser shall have no responsibility to any third party therefor. Sellers are responsible for the verification of all cure amounts, including all administrative responsibilities associated therewith, in its Chapter 11 Cases and otherwise and shall use their reasonable best efforts to establish the proper cure amount, if any, for each executory contract and unexpired lease relating to the StockVal Business, including the filing and prosecution of any and all appropriate proceedings in the Bankruptcy Court. Such StockVal Cure Costs shall be paid at or as soon as practicable after the StockVal Option Closing Date, and to the extent Purchaser satisfies any cure amount in excess of its obligation under Sections 10.8 and 10.9(a), such excess shall be a credit against the StockVal Exercise Price.

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     10.10 StockVal Assumed Liabilities. Subject to (i) the occurrence of the StockVal Option Closing, and (ii) the terms and conditions set forth in this Section 10 (including, without limitation, the terms and conditions set forth in Section 10.8 and Section 10.9 hereof), at the StockVal Option Closing, Purchaser shall assume from Sellers and thereafter pay, perform, or discharge in accordance with their terms and hold Sellers harmless in respect of, all (i) payables, obligations and liabilities with respect to, arising out of, or associated with the ownership, possession or use of the StockVal Assets arising on or after the StockVal Option Closing Date; (ii) obligations that arise or which by their terms are to be observed, paid, discharged or performed, as the case may be, on or after the StockVal Option Closing Date under the StockVal Designated Contracts that the Purchaser has elected to assume pursuant to Section 10.8 hereof and for such goods and services as are provided in the ordinary course to the StockVal Business on or subsequent to the StockVal Option Closing Date; (iii) those liabilities listed on Schedule 10.10 hereto; (iv) the Purchaser’s share of prorated liabilities of Sellers pursuant to Section 10.15 hereof; and (v) liabilities and obligations set forth in Section 10.17. The liabilities to be assumed pursuant to this Section 10 shall be referred to herein as the “StockVal Assumed Liabilities”.

     10.11 StockVal Excluded Liabilities. Subject to Sections 10.8, 10.9 and 10.10, Purchaser does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement, delivery of any document in connection with the exercise of the StockVal Call Option and/or StockVal Put Option or any document delivered at the StockVal Option Closing Date pursuant to this Section 10, or as a result of the consummation of the transactions contemplated by this Section 10, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of any Seller, whether primary or secondary, direct or indirect, other than the StockVal Assumed Liabilities. Purchaser shall not be liable for any liabilities, Contracts, agreements or other obligations of Sellers which are not expressly assumed by Purchaser or Purchaser’s Designee pursuant to Section 10.10 hereof or the StockVal Cure Costs to the extent provided in Section 10.8 and 10.9, including, without limitation, those set forth below (all such liabilities and obligations that are not StockVal Assumed Liabilities are referred to herein as the “StockVal Excluded Liabilities”):

     (a) all obligations or liabilities of any Sellers or any predecessor(s) or affiliate(s) of Sellers that relate to any of the StockVal Excluded Assets;

     (b) all obligations or liabilities of Sellers or any predecessor(s) or affiliate(s) of Sellers relating to Taxes (including with respect to the StockVal Assets or otherwise) for all periods, or portions thereof, ending on or prior to the StockVal Option Closing Date;

     (c) all obligations or liabilities for any legal, accounting, investment, banking, brokerage or similar fees or expenses incurred by any Sellers in connection with, resulting from or attributable to the transactions contemplated by this Agreement and the DIP Financing;

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     (d) all obligations or liabilities for any borrowed money incurred by Sellers or any predecessor(s) or affiliate(s) of Sellers;

     (e) all liabilities and obligations from Sellers or any predecessor(s) or affiliate(s) of Sellers resulting from, caused by or arising out of, directly or indirectly, the conduct of the business or ownership or lease of any properties or assets or any properties or assets previously used by Sellers in connection with the StockVal Business at any time prior to or on the StockVal Option Closing Date, including, without limitation, such of the foregoing (i) as constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of requirement of any law, (ii) that relate to, result in or arise out of the existence or imposition of any liability or obligation to remediate or contribute or otherwise pay any amount under or in respect of any environmental, superfund or other environmental cleanup or remedial laws, occupational safety and health laws or other laws or (iii) that relate to any and all claims, disputes, demands, actions, liabilities, damages, suits in equity, administrative proceedings, accounts, costs, expenses, setoffs, contributions, attorneys’ fees and/or causes of action of whatever kind or character against Sellers or any predecessor(s) or affiliate(s) of Sellers, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued;

     (f) any and all Taxes of any member of an Affiliated Group of which Sellers (or any predecessor of Sellers) is or was a member on or prior to the StockVal Option Closing Date, by reason of the liability of such entity pursuant to Treasury Regulation Section 1.1502-6(a) or any comparable provision of State, local or foreign law;

     (g) any obligations under WARN or COBRA, and any severance or notice obligations to former employees of Sellers (other than the Transferred StockVal Employees to the extent that severance or notice obligations may take place in connection with Transferred StockVal Employees’ employment with Purchaser or Purchaser’s Designee); and

     (h) all liabilities, known or unknown, of Sellers relating to the recruitment, employment or termination of employment on or prior to the StockVal Option Closing Date, including, with respect to Transferred StockVal Employees, all StockVal Plans and all Contracts pertaining thereto, except as set forth in Section 10.17(b) hereof.

     10.12 No Expansion of Third Party Rights. The assumption by Purchaser or Purchaser’s Designee of the StockVal Assumed Liabilities shall in no way expand the rights or remedies of any third party against Purchaser or Sellers as compared to the rights and remedies which such third party would have had against Sellers absent the Chapter 11 Cases, had Purchaser not assumed such StockVal Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Purchaser of the StockVal Assumed Liabilities shall not create any third-party beneficiary rights other than with respect to the Person that is the obligee of such Assumed Liabilities.

     10.13 Allocation of StockVal Exercise Price. Purchaser shall, within sixty (60) days after the StockVal Option Closing Date, prepare and deliver to Sellers for their consent (which consent shall not be unreasonably withheld) a schedule allocating the StockVal Exercise Price (and any other amounts required to be treated as additional purchase price) among the respective Sellers, the StockVal Assets and the StockVal Designated Contracts in accordance with the applicable Treasury Regulations (or any comparable provisions of State or local tax law). If Sellers raise objections, Purchaser and Sellers will negotiate in good faith to resolve such objections. Purchaser and Bridge shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the allocation, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). Purchaser and Sellers shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation. If and to the extent the Parties are unable to agree on such allocation, the Parties shall retain an independent third party accounting firm to resolve such dispute. Notwithstanding any other provisions of this Agreement, the provisions of this Section 10.13 shall survive the StockVal Option Closing Date without limitation.

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     10.14 Transfer Taxes. Any sales, use, transfer or recording taxes with respect to real or personal property due as a result of the transactions provided for in this Section 10 (including, without limitation, any Taxes payable as a result of the exercise of the StockVal Call Option or the StockVal Put Option) shall be paid by Purchaser. The Parties will reasonably cooperate to minimize any such taxes, including with respect to delivery location.

     10.15 Prorations. Sellers shall bear all personal property and ad valorem tax liability with respect to the StockVal Assets if the Lien or assessment arises with respect to periods prior to the StockVal Option Closing Date irrespective of the reporting and payment dates of such taxes. All other property taxes, ad valorem taxes and similar recurring taxes and fees on the StockVal Assets, and all lease payments, salaries and other compensation payable to employees or officers or similar recurring payments under agreements that are StockVal Designated Contracts, shall be pro rated for the applicable period between Purchaser and the applicable Seller as of 12:01 a.m. local time on the StockVal Option Closing Date. All payments to be made by Purchaser or Sellers in accordance with this Section 10.15 shall be made, to the extent then determinable (and to the extent not determinable as shall be estimated by Purchaser in good faith as of the StockVal Option Closing), at the StockVal Option Closing Date with such payments deposited into escrow until due, or to the extent not determinable as of the StockVal Option Closing Date, promptly following the determination thereof, with such payments deposited into escrow until due. Purchaser shall have the right of reasonable review and approval of Sellers’ property Tax Returns and assessments with respect to the StockVal Business and the right to contest any assessments by which Purchaser may be adversely affected. Purchaser and Sellers shall reasonably cooperate with respect to any review, contest or challenge of any tax return or assessment. Sellers and Purchaser shall also undertake a reconciliation and allocation procedure using the mechanism set out above for the reconciliation and allocation of payroll expenses and costs.

     10.16 Reconciliation and Allocations. Beginning on the StockVal Option Closing Date, (a) all payments received by Sellers on account of the accounts receivable and all other payments received by Sellers which are properly allocable to the conduct of the StockVal Business with respect to periods after the StockVal Option Closing Date, other than relating to StockVal Excluded Assets, shall be held in trust for Purchaser and shall be promptly paid to Purchaser, and (b) all payments received by Purchaser which are properly allocable to the conduct of the StockVal Business with respect to periods before the StockVal Option Closing Date shall be held in trust for Sellers and shall be promptly paid to Sellers. On the StockVal Option Closing Date and, thereafter, on the last day of each month during the six (6)-month period beginning on the StockVal Option Closing Date, Sellers and Purchaser shall report to each other and reconcile the amounts of such payments and the reconciled net amount shall be paid by Purchaser to Sellers, or by Sellers to Purchaser, as the case may be. After such six (6)-month period, the Parties shall cooperate with each other to allocate and remit to the appropriate Party any account receivables collected, and shall continue to hold such payments in trust for the other Party and remit them periodically as received.

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     10.17 StockVal Employment Matters.

     (a) No later than ten (10) days before the StockVal Option Closing, Purchaser or one of Purchaser’s Designees shall offer employment to not less than 64 StockVal Employees, any development staff employees who perform services for the StockVal Business, and other employees of Sellers who are employed in essential positions or primarily in respect of the StockVal Business, or whose services are material to the operation of the StockVal Business, reduced by any voluntary resignations since the date hereof not resulting from receipt of a WARN Act notice to the employees who are identified as the employees who will not receive an offer of employment by Purchaser as provided below or other similar notice, intended to comply with applicable Law, that the Parties may mutually agree to send to such employees pursuant to Section 10.17(g) and any employees erroneously included on Annex 12 to Schedule 5.23 hereto, and further equitably reduced by any employees identified by Purchaser who do not spend 100% of their time in the StockVal Business, whom Purchaser desires to employ and who remain actively employed with any Seller on the StockVal Option Closing Date, with at least the same base salary (exclusive of bonuses, stock options, restricted stock and other similar forms of discretionary compensation) and substantially equivalent position as in effect immediately prior to the StockVal Option Closing, and with each such offer being contingent on completion of the StockVal Option Closing and on the offeree’s compliance with the standard hiring practices of Purchaser (or the applicable Purchaser’s Designee), including the assignment of intellectual property rights, if any, retroactive to such employee’s date of hire with the applicable Seller. A full list of employees whom Purchaser elects to employ shall be submitted to Sellers no later than twenty (20) days prior to StockVal Option Closing. Each such employee who accepts such employment as of the StockVal Option Closing shall be referred to herein as a “Transferred StockVal Employee”. In connection with the foregoing provisions of this Section 10.17(a), Sellers shall permit Purchaser to meet with, distribute materials to and/or communicate with such employees prior to the StockVal Option Closing Date. For purposes of this Section 10.17(a), an employee shall be treated as “actively employed” notwithstanding that such employee may be absent from work on the StockVal Option Closing Date solely by reason of any holiday, vacation, scheduled day off or non-medical leave of absence. As soon as practicable hereafter, Sellers and Purchaser shall cooperate and use reasonable best efforts to establish the list of StockVal Employees who will not be offered employment by Purchaser or Purchaser’s Designee.

     (b) Purchaser (or the applicable Purchaser’s Designee) shall provide the Transferred StockVal Employees with employee benefits plans that are substantially comparable, in the aggregate, to the Sellers’ employee benefit plans, within the meaning of ERISA as in effect on the date hereof. Purchaser (or the applicable Purchaser’s Designee) shall treat prior service with Sellers as service with Purchaser (or the applicable Purchaser’s Designee) for purposes of eligibility to participate and vesting with respect to all employee benefit plans (other than retiree medical and life insurance plans) covering Transferred StockVal Employees. Purchaser (or the applicable Purchaser’s Designee) will assume and recognize vacation entitlements payable to Transferred StockVal Employees accrued but unpaid prior to the StockVal Option Closing, provided that Purchaser and Purchaser’s Designees shall not be required to assume or recognize such accrued vacation entitlements where, but only to the extent that, such entitlements in the aggregate exceed $200,000. Nothing herein limits Purchaser’s (or the applicable Purchaser Designee’s) right to amend, modify or terminate its employee benefit plans. To the fullest extent permitted under their medical and dental plans, Purchaser (or the applicable Purchaser’s Designee) shall give credit for all current year deductibles and co-payments paid by any Transferred StockVal Employee in respect of claims incurred by such Transferred StockVal Employee during the portion of the current calendar year prior to the StockVal Option Closing, and Purchaser shall waive any pre-existing conditions provisions under any such plan covering Transferred StockVal Employees to the same extent that such provisions were waived with respect to Transferred StockVal Employees pursuant to the terms of Sellers’ plans. Sellers shall reasonably cooperate with Purchaser or one of Purchaser’s Designees in the implementation, transfer or transition of any of Sellers’ employee benefit plans with regard to Purchaser’s obligation hereunder.

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     (c) From the date of signing of this Agreement, Sellers and Purchaser shall use commercially reasonable efforts to provide appropriate transitional arrangements for Transferred StockVal Employees in possession of L-1B and H1-B visas, or other permits to work for the StockVal Business in the United States or other jurisdictions, and shall take such steps as are necessary and appropriate to ensure, to the extent possible, that such employees are transferred to the Purchaser (or the applicable Purchaser’s Designee) without disruption of employment. Sellers and Purchaser shall also use commercially reasonable efforts to ensure that there is no disruption to Transferred StockVal Employees’ applications for visas or work permits sponsored by the StockVal Business.

     (d) As soon as is practical after the StockVal Option Closing, Sellers shall (i) take all actions as are necessary or appropriate to fully vest, as of the StockVal Option Closing Date, the interests of the Transferred StockVal Employees under Sellers’ defined contribution retirement plan(s); (ii) provide such employees an election to roll over their vested interests to Purchaser’s defined contribution retirement plan including appropriate arrangements for loans provided to them under Sellers’ plan; and (iii) roll over the full amount of the vested interests which the employees have elected to roll over, as soon as possible but not later than six (6) months after the StockVal Option Closing Date, to the accounts of such employees under Purchaser’s defined contribution retirement plan in accordance with Section 402 of the Code. Purchaser shall reasonably cooperate with Sellers in respect of the above actions and shall accept such rollovers and have no liability for any discontinuance, termination or other charges that may be due to any investment option or management providers or to any plan record keeping or other agents with respect to such termination and rollover of such employees’ interests from Sellers’ retirement plan(s) to Purchaser’s retirement plan.

     (e) With respect to Transferred StockVal Employees, Sellers shall cause all accrued and unpaid vacation and sick leave entitlements exceeding $200,000 as of the StockVal Option Closing Date and all salary, bonuses (including retention bonuses), commissions or other cash incentive compensation with respect to the portion of the calendar year prior to the StockVal Option Closing Date to be fully paid on or before the StockVal Option Closing Date. Sellers shall have sole responsibility for “continuation coverage” benefits provided under group health plans to all current or former employees of any Seller (other than Transferred StockVal Employees) and qualified beneficiaries relating thereto for whom a “qualifying event” has occurred on, prior to or after the StockVal Option Closing Date, and any severance or notice obligations to former employees of Sellers (other than the Transferred StockVal Employees to the extent that severance or notice obligations may take place in connection with Transferred StockVal Employees’ employment with Purchaser or Purchaser’s Designee). Terms used in this subsection and not otherwise defined herein shall have the meanings ascribed to them under COBRA.

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     (f) Sellers shall institute a reasonable retention program, as specified, funded and approved by Purchaser, with respect to the StockVal Employees. Sellers shall not terminate the employment of any employee listed on Annex 12 to Schedule 5.23 hereto other than for cause, provided that the issuance of notices intended to comply with WARN to such employees, by itself, shall not be prohibited. In addition, (i) Sellers shall not encourage or otherwise facilitate any Person other than the Purchaser (or Purchaser’s Designee) to employ or offer to employ any employee listed on Annex 12 to Schedule 5.23 hereto, or to encourage any such employee to terminate employment, and (ii) shall use reasonable efforts to enforce its rights under covenants, including covenants contained in non-disclosure or confidentiality agreements, entered into in favor of Sellers by third parties to the extent they provide restrictions on the solicitation of or entering into Contracts of employment with employees of the StockVal Business or prohibit the use of confidential information of Sellers for any such purpose.

     (g) Notwithstanding Section 10.11(g) of this Agreement, the Parties shall use reasonable efforts to give any notices required under applicable Law to mitigate Sellers’ liability for COBRA and WARN obligations to StockVal Employees who do not become Transferred StockVal Employees.

     10.18 StockVal Transitional Services. For a reasonable period of time following StockVal Option Closing, Sellers shall provide to Purchaser or Purchaser’s Designee such transitional services, including, without limitation, the use of communication networks, computers and other systems to effect the gathering and dissemination of data (including, without limitation, data provided pursuant to contracts held by Bridge to support the StockVal Business), the collecting, reporting and editing of news, administrative services, contract services, payroll services, system management functions, technical services, provision of information, application support, infrastructure and human resources support, as may be reasonably requested by Purchaser or the applicable Purchaser Designee to conduct the StockVal Business, as well as those services set forth on Annex 13 to Schedule 5.23 hereto, provided that (A) the Purchaser or Purchaser’s Designee shall compensate the Sellers on a current basis, at market rates and terms as mutually agreed, or, if higher, at the cost to the Sellers, (B) the Sellers shall render such services subject to the availability of resources and capacity constraints, it being understood that, based upon current circumstances, the Sellers anticipate that there will be limited availability of resources, and (C) the Purchaser shall have the right to terminate such arrangements without liability subject to reasonable notice and payment of all amounts due to the Sellers up to the date of termination and, provided further, that notwithstanding anything to the contrary contained in clause (B) above, Purchaser or a Purchaser Designee may request Sellers, for the purpose of providing transitional service, to maintain services that would otherwise be discontinued and Sellers shall maintain such services subject to Purchaser or a Purchaser Designee paying Sellers’ costs therefor. Sellers and Purchaser shall use commercially reasonable efforts to negotiate appropriate and orderly termination and phase-out arrangements with respect to the StockVal Business and activities that are discontinued following the StockVal Option Closing.

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     10.19 StockVal Facilities and Subleasing Arrangements. Sellers shall enter into and, for a reasonable period of time following StockVal Option Closing, maintain facilities and subleasing arrangements with Purchaser in respect of the properties set forth on Annex 13 to Schedule 5.23 hereto.

     10.20 StockVal-Bridge Agreements. Effective immediately upon the StockVal Option Closing, Sellers or any of their subsidiaries, as appropriate, shall enter into agreements covering the matters described on Annex 14 to Schedule 5.23 hereto.

     10.21 StockVal Trademarks and Intellectual Property. The Parties shall negotiate in good faith and, on or prior to the StockVal Option Closing, shall enter into a license agreement pursuant to which Sellers shall grant to Purchaser or any of Purchaser’s Designees a license to use any trademarks and other intellectual property and any rights pertaining thereto that are owned or used by Sellers in connection with conducting the StockVal Business (and that are not otherwise transferred to Purchaser or a Purchaser’s Designee at the StockVal Option Closing), which license shall be granted to Purchaser for a reasonable period of time commencing immediately following the StockVal Option Closing and on such terms and conditions as shall be set forth in the license agreement.

     10.22 Conformity. The Parties acknowledge the intention that the mechanisms for the transfer of the StockVal Business shall be substantially the same as the mechanisms for the transfer of the Acquired Business and will modify in good faith the above provisions (except 10.1, 10.2, 10.3, 10.4, 10.5 and 10.8) as necessary to reflect such intention.

SECTION 11

BRIDGE TRADING PUT AND CALL OPTION

     11.1 Purchaser Bridge Trading Call Option.

     (a) Subject to the conditions set forth in Section 11.1(b) hereof, Sellers hereby grant to Purchaser the right and option (hereinafter, the “Bridge Trading Call Option”) during the Bridge Trading Call Option Period (as defined below), exercisable by prior written notice to Sellers as provided in Section 11.1(b) hereof (such notice, the “Bridge Trading Call Exercise Notice”) to purchase the Bridge Trading Business for the aggregate price of $55,000,000 plus 20% of the funding provided by Purchaser pursuant to Section 7.24 (the “Bridge Trading Exercise Price”) which Bridge Trading Exercise Price shall consist of the amount of 20% of the funding provided by the Purchaser pursuant to Section 7.24 and the balance, which balance is to be paid in cash due at the Bridge Trading Closing (as defined below).

     (b) The Bridge Trading Call Option may be exercised by Purchaser at any time on or after June 1, 2001 through and including the Outside Date (the “Bridge Trading Call Option Period”), provided that the Bridge Trading Call Option shall terminate and no longer be exercisable by Purchaser upon the occurrence of the Closing provided for in this Agreement.

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     11.2 Sellers Bridge Trading Put Option.

     (a) Subject to the conditions set forth in Section 11.2(b) hereof, Purchaser hereby grants to Sellers the right and option (hereinafter, the “Bridge Trading Put Option”) exercisable by prior written notice to Purchaser as provided in Section 11.2(b) hereof (such notice, the “Bridge Trading Put Exercise Notice”), to require Purchaser to purchase, or cause to be purchased, and upon receipt of the Bridge Trading Put Exercise Notice, Purchaser shall be obligated to purchase, or cause to be purchased, the Bridge Trading Business at the Bridge Trading Exercise Price.

     (b) The Bridge Trading Put Option shall be exercisable by Sellers only in the event that (i) the Closing hereunder shall not have occurred on or before August 31, 2001 (or such other time as may be agreed upon in writing by Purchaser and Sellers), or (ii) this Agreement shall have been terminated by either party in accordance with the terms hereof, primarily as a result of the inability to satisfy the HSR Condition, or (iii) Purchaser terminates this Agreement when it is not otherwise entitled to do so, or (iv) Purchaser fails to close the purchase when it is obligated to do so under the terms of this Agreement, or (v) Sellers terminate this Agreement pursuant to Section 8.1(d) due to Purchaser’s material breach hereof (the date of each such event a “Bridge Trading Put Option Triggering Date”), provided that in the case of clause (i) above, the Bridge Trading Put Option shall only be exercisable by Sellers’ delivery of the Bridge Trading Put Exercise Notice any time from August 31, 2001 and any time prior to or on the Outside Date (or such other time as may be agreed upon in writing by Purchaser and Sellers) upon at least five (5) business days prior written notice to Purchaser and, in the case of clauses (ii) through (v) above, the Bridge Trading Put Option shall only be exercisable by Sellers’ delivery of the Bridge Trading Put Exercise Notice within five (5) business days after the Bridge Trading Put Option Triggering Date. The Bridge Trading Put Option shall terminate and no longer be exercisable by Sellers upon the occurrence of the Closing provided for in this Agreement.

     (c) In the event that Sellers exercise the Bridge Trading Put Option but the conditions to closing set forth in Sections 11.5(b), (c) or (e) (limited to judgments or orders relating to competition law) hereof have not been satisfied or waived as provided for in this Agreement or if Sellers are limited in the effective exercise of such option for any regulatory reason, Purchaser shall, notwithstanding the fact that the Bridge Trading Option Closing shall not have occurred, pay to Sellers the Bridge Trading Exercise Price forthwith. Sellers shall continue to operate the Bridge Trading Business at the risk and expense of Purchaser pending the Bridge Trading Option Closing or, in the event the conditions to closing set forth in Section 11.5(b), (c) or (e) (limited to judgments or orders relating to competition law) are not satisfied or waived or if Sellers are limited in the effective exercise of such option for any regulatory reasons, until such conditions are satisfied or limitation no longer applies or Purchaser determines that such Bridge Trading Assets are to be sold to a third party. In the event of such a determination, Sellers shall cooperate with Purchaser at Purchaser’s expense to consummate such transfer or sale to such third party and all net proceeds of such sale shall be paid to Purchaser.

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     11.3 Bridge Trading Option Closing.

     (a) The closing of the purchase and sale of Bridge Trading Business pursuant to either Section 11.1 or Section 11.2 hereof (the “Bridge Trading Option Closing”) shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton at 10:00 a.m. on such date as shall be mutually agreed upon by Sellers and Purchaser, but in no event later than ten (10) business days after the receipt by Sellers or Purchaser of the Bridge Trading Put Exercise Notice (or, if later, ten (10) days after the expiration of the applicable waiting period under the HSR Act, if any) or Bridge Trading Call Exercise Notice, as applicable (such date being referred to herein as the “Bridge Trading Option Closing Date”).

     (b) If the Bridge Trading Option is exercised, and the Bridge Trading Exercise Price is paid, the Bridge Trading Business shall no longer constitute the Acquired Business, and the Bridge Trading Exercise Price, to the extent received by Sellers, shall be deducted from the Purchase Price, provided that except as follows expressly from this Section, the other Sections of this Agreement shall not be affected.

     (c) Sections 11.8, 11.9, 11.10, 11.11, 11.12, 11.16 and 11.17 shall not apply to the Designated Entities.

     11.4 Transitional Period. During the period between the date hereof and the Bridge Trading Option Closing Date, Sellers shall operate the Bridge Trading Business in the ordinary course in the context of a Chapter 11 Case and in the same manner as Sellers are required to operate the Acquired Business pursuant to their obligation under Section 7.3 hereof, pending the Bridge Trading Option Closing Date, and, to the extent permitted by Law, cooperate with Purchaser, including, without limitation, by complying with any reasonable requests of Purchaser for the books and records relating to the Bridge Trading Business and any other reasonable due diligence requests and by obtaining any required regulatory approvals.

     11.5 Conditions Precedent to the Bridge Trading Option Closing. Except as otherwise provided in Section 11.2(c), (i) the obligations of Purchaser to effect the transactions contemplated by this Section 11 shall be subject to the satisfaction or waiver at or prior to the Bridge Trading Option Closing Date of the following conditions precedent, and (ii) the obligations of Sellers to effect the transactions contemplated by this Section 11 shall be subject to the satisfaction or waiver at or prior to the Bridge Trading Option Closing Date of the conditions precedent set out in Sections 11.5 (a), (b), (c) and (e) (provided that the Parties shall cooperate to achieve fulfillment of such conditions):

     (a) there shall be a Designated Contracts Order;

     (b) the waiting period, if any, under the HSR Act shall have expired, and no condition or requirement unacceptable to Purchaser in its reasonable opinion shall be imposed on or required of Purchaser or any of its subsidiaries or affiliates as a result of or as a condition to the foregoing;

     (c) the material regulatory conditions, approvals and filings with respect to the Bridge Trading Business which are set out in Schedule 3.1(d) hereto shall have been obtained or made in form and substance reasonably satisfactory to the Parties;

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     (d) the representations and warranties of Sellers set forth on Schedule 5.24 hereto shall be true and correct as of the date of this Agreement and as of the Bridge Trading Option Closing Date, with only such exceptions as, individually or in the aggregate, do not constitute and would not be reasonably expected to constitute a Bridge Trading Material Adverse Effect, provided that the foregoing requirement, as applied to any representations and warranties set forth in paragraphs 4, 5, 6, 7, 9, 10, 11, 12, 13, 14, 15, 16, 20 and 21 of Schedule 5.24 hereto, shall be as of the date hereof only;

     (e) there shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated under this Section 11;

     (f) each Seller shall have performed in all material respects its covenants and obligations under this Section 11 required to be performed by such Seller prior to the Bridge Trading Option Closing Date, with only such exceptions which, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Bridge Trading Material Adverse Effect;

     (g) no Bridge Trading Material Adverse Effect that would result in a diminution of the value to the Bridge Trading Business in an amount greater than one-third (1/3) of the Bridge Trading Exercise Price shall have occurred or be reasonably expected to occur, provided that if the Bridge Trading Option Closing occurs after August 31, 2001, the occurrence of a Material Adverse Effect for the purposes of the condition set forth in this Section 11.5(g) shall be measured as if the Bridge Trading Option Closing had occurred on August 31, 2001;

     (h) Purchaser shall have received a certificate, in form and substance to the reasonable satisfaction of Purchaser, dated as of the Bridge Trading Closing Date, executed on behalf of Sellers by an authorized executive officer of Bridge, certifying in such detail as Purchaser may reasonably request, that the conditions in this Section 11.5 have been fulfilled; and

     (i) Purchaser shall be reasonably satisfied that Purchaser shall have no liability (including, without limitation, liabilities that may arise under COBRA, WARN or under any other U.S. or non-U.S. Law) with respect to any employees who do not accept an offer of employment from and commence employment with Purchaser or Purchaser’s Designee.

     11.6 Bridge Trading Option Closing Deliveries.

     (a) At the Bridge Trading Option Closing, Sellers shall deliver to Purchaser, or in the case of clause (v) below, make available to Purchaser:

(i) general bills of sale and assignment, in form and substance reasonably satisfactory to Purchaser, with respect to the Bridge Trading Assets (other than real estate) and any other documents reasonably requested by Purchaser so as to convey to Purchaser good title, free and clear of all Liens (other than Permitted Liens), to all of Sellers’right, title and interest in and to the Bridge Trading Assets, each executed by the Sellers;

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(ii) stock certificates or stock power duly signed and endorsed in blank in respect of all the capital stock of the Designated Entities (except for qualifying shares as required by law) or such other instruments of transfer as are required to effect a valid transfer of such shares in each relevant jurisdiction;

(iii) special or limited warranty deeds and owner’s title insurance policy commitments, each in form and substance reasonably satisfactory to Purchaser, with respect to any owned real property used in the Bridge Trading Business;

(iv) an assignment and assumption of leases, security deposits and prepaid rents assigning to Purchaser all of Sellers’right, title and interest in and to leased real property used in the Bridge Trading Business and all security deposits and prepaid rents thereunder;

(v) all of Sellers’books and records, customer files and related business records pertaining to the Bridge Trading Assets, the originals of all contracts included in the Bridge Trading Assets in Sellers’possession, the originals of all permits and warranties, and copies of all maintenance records and operating manuals in Sellers’possession pertaining to the personal property or any portion of their respective owned or leased real property used in the Bridge Trading Business;

(vi) a certificate of non-foreign status relating to the Bridge Trading Business in accordance with Section 1445 of the Code, and any similar State required documents requested by Purchaser or in respect of which there is Sellers’Knowledge; and

(vii) all other documents, certificates, instruments or writings reasonably requested by Purchaser in connection with any purchase of the Bridge Trading Assets pursuant to Sections 11.1 or 11.2 hereof.

(b) At the Bridge Trading Option Closing, Purchaser shall deliver to Bridge:

(i) the Bridge Trading Exercise Price by wire transfer of immediately available funds to an account or accounts designated in writing by Bridge; and

(ii) an assumption agreement in form and substance reasonably acceptable to Bridge, providing for the assignment by Sellers and the assumption by Purchaser of the Bridge Trading Designated Contracts Purchaser has elected to assume and have assigned to it or Purchaser’s Designee pursuant to the terms of this Agreement.

     11.7 Bridge Trading Assets; Bridge Trading Excluded Assets.

     (a) Subject to the terms and conditions set forth in this Section 11, as of the Bridge Trading Option Closing Date, Sellers shall sell, assign, transfer, convey, and deliver to Purchaser and Purchaser shall purchase, or cause to be purchased and accept, or cause to be accepted, from Sellers, all of Sellers’ right, title, and interest in, to and under (i) all of the Bridge Trading Assets, wherever located, whether tangible or intangible, as the same shall exist on the Bridge Trading Option Closing Date, but not including cash of Bridge Trading, the accounts receivable of Bridge Trading (other than any accounts receivable of the Designated Entities), or any Bridge Trading Excluded Assets (as defined below), free and clear of all Liens and (ii) all shares of capital stock of each of the Designated Entities free and clear of all Liens other than the Liens referred to in Schedule 5.24, paragraph 4(a) or any Permitted Liens.

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     (b) All of the assets of Sellers which are not Bridge Trading Assets, are expressly excluded and shall be retained by Sellers (the “Bridge Trading Excluded Assets”). Purchaser expressly agrees and understands that, except as otherwise expressly provided in this Agreement in connection with the Bridge Trading Option Closing or the exercise of any other option to purchase specific assets of the Sellers set forth in this Agreement, Sellers shall not sell, assign, transfer, convey or deliver to Purchaser any of the Bridge Trading Excluded Assets.

     11.8 Bridge Trading Contract Assumption.

     (a) Schedule 11.8A sets forth a list of executory contracts and unexpired leases used in the Bridge Trading Business (other than the Bridge Trading Non Filing Seller Contracts) that, in the event that the Bridge Trading Call Option or Bridge Trading Put Option is exercised, Purchaser wishes to assume and Sellers wish to assign to Purchaser at the Bridge Trading Option Closing (“Schedule 11.8A Contracts”). Schedule 11.8B sets forth a list of executory contracts or unexpired leases, other than Bridge Trading Non Filing Seller Contracts, that, in the event that the Bridge Trading Call Option or Bridge Trading Put Option is exercised, Purchaser may elect to assume at the Bridge Trading Option Closing (“Schedule 11.8B Contracts”) in the same manner as provided for in Section 2.4. The Schedule 11.8A Contracts and the Schedule 11.8B Contracts that are actually assumed by Purchaser or Purchaser’s Designee at the Bridge Trading Option Closing are hereinafter referred to collectively as the “Bridge Trading Designated Contracts” and each a “Bridge Trading Designated Contract”. Purchaser shall be responsible for and bear Bridge Trading Cure Costs in connection with Purchaser’s assumption of the Bridge Trading Designated Contracts at the Bridge Trading Option Closing, and Sellers shall have no liability for Bridge Trading Cure Costs in connection with the Purchaser’s assumption of the Bridge Trading Designated Contracts, and shall only be liable for Bridge Trading Cure Costs in respect of the Bridge Trading Cure Costs for Bridge Trading Undisclosed Contracts (as defined in Section 11.8(b) hereof) in excess of $920,000 (such amount is referred to as the “Bridge Trading Seller Cure Liability Amount”), provided that the Parties shall share equally the Cure Costs with respect to the Bridge Trading Designated Contracts listed on Schedule 11.8B that are marked “Telerate” and that are not marked with an asterisk.

     (b) If prior to the Bridge Trading Option Closing Date any Party becomes aware of any executory contract or unexpired lease used in the Bridge Trading Business not previously listed in Schedule 11.8A, 11.8B or 11.8C (any such contract, a “Bridge Trading Undisclosed Contract”), the discovering Party shall immediately notify the other Parties of such Bridge Trading Undisclosed Contract, and Purchaser may elect, on or prior to the Bridge Trading Option Closing Date, to assume such Bridge Trading Undisclosed Contract. Notwithstanding the foregoing, and subject to the Bankruptcy Code, if any Bridge Trading Undisclosed Contract is entered into after the date of the Approval Order and such Bridge Trading Undisclosed Contract contains language allowing the Sellers to assign the Contract to Purchaser, then such Contract may be assigned without the entry of a Bankruptcy Court order.

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     (c) Schedule 11.8C sets forth a list of Bridge Trading Non Filing Seller Contracts. Purchaser shall have the right to elect to have any or all of the Bridge Trading Non Filing Seller Contracts assigned to it, by notice to Sellers not later than 15 calendar days prior to the scheduled Bridge Trading Option Closing Date and any such Bridge Trading Non Filing Seller Contract that Purchaser has so elected to have assigned to it shall, except for the purposes of Section 11.8(a), be deemed to constitute a Bridge Trading Designated Contract for the purposes of Section 11.

     11.9 Amounts Due Under Bridge Trading Contracts; Bridge Trading Cure Costs.

     (a) Purchaser shall be obligated to pay any amounts for services rendered and goods provided under the Bridge Trading Designated Contracts from and after the Bridge Trading Option Closing Date. Any amounts for services rendered and goods provided under the Bridge Trading Designated Contracts during the period until the Bridge Trading Option Closing Date shall be a retained liability of Sellers, except as provided in Section 11.8(a) above.

     (b) Subject to Sections 11.8 and 11.9(a), the satisfaction of any and all cure amounts is and shall remain the obligation of the Sellers, and Purchaser shall have no responsibility to any third party therefor. Sellers are responsible for the verification of all cure amounts, including all administrative responsibilities associated therewith, in its Chapter 11 Cases and otherwise and shall use their reasonable best efforts to establish the proper cure amount, if any, for each executory contract and unexpired lease relating to the Bridge Trading Business, including the filing and prosecution of any and all appropriate proceedings in the Bankruptcy Court. Such Bridge Trading Cure Costs shall be paid at or as soon as practicable after the Bridge Trading Option Closing Date, and to the extent Purchaser satisfies any cure amount in excess of its obligation under Sections 11.8 and 11.9(a), such excess shall be a credit against the Bridge Trading Exercise Price.

     11.10 Bridge Trading Assumed Liabilities. Subject to (i) the occurrence of the Bridge Trading Option Closing and (ii) the terms and conditions set forth in this Section 11 (including, without limitation, the terms and conditions set forth in Section 11.8 and Section 11.9 hereof), at the Bridge Trading Option Closing, Purchaser shall assume from Sellers and thereafter pay, perform, or discharge in accordance with their terms and hold Sellers harmless in respect of, all (i) payables, obligations and liabilities with respect to, arising out of, or associated with the ownership, possession or use of the Bridge Trading Assets arising on or after the Bridge Trading Option Closing Date, (ii) obligations that arise or which by their terms are to be observed, paid, discharged or performed, as the case may be, on or after the Bridge Trading Option Closing under the Bridge Trading Designated Contracts that the Purchaser has elected to assume pursuant to Section 11.8 hereof and for such goods and services as are provided in the ordinary course to the Bridge Trading Business on or subsequent to the Bridge Trading Option Closing; (iii) those liabilities listed on Schedule 11.10 hereto; (iv) the Purchaser’s share of prorated liabilities of Sellers pursuant to Section 11.16 hereof; and (v) liabilities and obligations set forth in Section 11.18. The liabilities to be assumed pursuant to this Section 11 and the liabilities related to the Designated Entities shall be referred to herein as the “Bridge Trading Assumed Liabilities”.

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     11.11 Bridge Trading Excluded Liabilities. Subject to Sections 11.8, 11.9 and 11.10, Purchaser does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement, delivery of any document in connection with the exercise of the Bridge Trading Call Option and/or Bridge Trading Put Option or any document delivered at the Bridge Trading Option Closing Date pursuant to this Section 11, or as a result of the consummation of the transactions contemplated by this Section 11, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of any Seller, whether primary or secondary, direct or indirect, other than the Bridge Trading Assumed Liabilities. Purchaser shall not be liable for any liabilities, Contracts, agreements or other obligations of Sellers which are not expressly assumed by Purchaser or Purchaser’s Designee pursuant to Section 11.10 hereof or the Bridge Trading Cure Costs to the extent provided in Sections 11.8 and 11.9, including, without limitation, those set forth below (all such liabilities and obligations that are not Bridge Trading Assumed Liabilities are referred to herein as the “Bridge Trading Excluded Liabilities”):

     (a) all obligations or liabilities of any Sellers or any predecessor(s) or affiliate(s) of Sellers that relate to any of the Bridge Trading Excluded Assets;

     (b) all obligations or liabilities of Sellers or any predecessor(s) or affiliate(s) of Sellers relating to Taxes (other than with respect to Taxes of a Designated Entity not reportable on a consolidated or unitary Tax Return) (including with respect to the Bridge Trading Assets or otherwise) for all periods, or portions thereof, ending on or prior to the Bridge Trading Option Closing Date;

     (c) all obligations or liabilities for any legal, accounting, investment, banking, brokerage or similar fees or expenses incurred by any Sellers in connection with, resulting from or attributable to the transactions contemplated by this Agreement and the DIP Financing;

     (d) all obligations or liabilities for any borrowed money incurred by Sellers or any predecessor(s) or affiliate(s) of Sellers other than the Designated Entities;

     (e) all obligations of Sellers related to the right to or issuance of any capital stock or other equity interest of Sellers or any Designated Entity, including, without limitation, any stock options or warrants;

     (f) all liabilities and obligations from Sellers or any predecessor(s) or affiliate(s) of Sellers (other than Designated Entities) resulting from, caused by or arising out of, directly or indirectly, the conduct of the business or ownership or lease of any properties or assets or any properties or assets previously used by Sellers in connection with the Bridge Trading Business at any time prior to or on the Bridge Trading Option Closing Date, including, without limitation, such of the foregoing (i) as constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of requirement of any law, (ii) that relate to, result in or arise out of the existence or imposition of any liability or obligation to remediate or contribute or otherwise pay any amount under or in respect of any environmental, superfund or other environmental cleanup or remedial laws, occupational safety and health laws or other laws or (iii) that relate to any and all claims, disputes, demands, actions, liabilities, damages, suits in equity, administrative proceedings, accounts, costs, expenses, setoffs, contributions, attorneys’ fees and/or causes of action of whatever kind or character against Sellers or any predecessor(s) or affiliate(s) of Sellers (other than Designated Entities), whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued;

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     (g) any obligations under WARN or COBRA, and any severance or notice obligations to former employees of Sellers (other than the Transferred Bridge Trading Employees to the extent that severance or notice obligations may take place in connection with Transferred Bridge Trading Employees’ employment with Purchaser or Purchaser’s Designee);

     (h) any and all Taxes of any member of an Affiliated Group of which Sellers or any of the Designated Entities (or any predecessor of Sellers or the Designated Entities) is or was a member on or prior to the Bridge Trading Option Closing Date, by reason of the liability of such entity pursuant to Treasury Regulation Section 1.1502-6(a) or any comparable provision of State, local or foreign law; and

     (i) all liabilities, known or unknown, of Sellers relating to the recruitment, employment or termination of employment on or prior to the Bridge Trading Option Closing Date, including, with respect to Transferred Bridge Trading Employees, all Bridge Trading Plans and all Contracts pertaining thereto, except as set forth in Section 11.18(b) hereof.

     11.12 No Expansion of Third-Party Rights. The assumption by Purchaser or Purchaser’s Designee of the Bridge Trading Assumed Liabilities shall in no way expand the rights or remedies of any third party against Purchaser or Sellers as compared to the rights and remedies which such third party would have had against Sellers absent the Chapter 11 Cases, had Purchaser not assumed such Bridge Trading Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Purchaser of the Bridge Trading Assumed Liabilities shall not create any third-party beneficiary rights other than with respect to the Person that is the obligee of such Assumed Liabilities.

     11.13 Allocation of Bridge Trading Exercise Price. Purchaser shall, within sixty (60) days after the Bridge Trading Option Closing Date, prepare and deliver to Sellers for their consent (which consent shall not be unreasonably withheld) a schedule allocating the Bridge Trading Exercise Price (and any other amounts required to be treated as additional purchase price) among the respective Sellers and the Bridge Trading Assets, Designated Contracts and Designated Entities (and, in the case of any Designated Entities for which Purchaser desires to make an election under Section 338(h)(10) in accordance with Section 11.14 below, Purchaser shall reallocate the portion of the Purchase Price allocated to such Designated Entities among the underlying assets of the respective entities) in accordance with the applicable Treasury Regulations (or any comparable provisions of State or local tax law). If Sellers raise objections, Purchaser and Sellers will negotiate in good faith to resolve such objections. Purchaser and Bridge shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the allocation, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). Purchaser and Sellers shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation. If, and to the extent, the Parties are unable to agree on such allocation, the Parties shall retain an independent third party accounting firm to resolve such dispute. Notwithstanding any other provisions of this Agreement, the provisions of this Section 11.13 shall survive the Bridge Trading Option Closing Date without limitation.

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     11.14 Section 338(h)(10) Election. Upon the written request by Purchaser to Bridge, and to the extent permissible under Law, Sellers shall cooperate with Purchaser to make an election in respect of the transfers of stock in the U.S. Designated Entities or any other U.S. corporation in the event Purchaser elects to purchase the stock of any of the applicable entities conducting the Bridge Trading Business under Section 338(h)(10) of the Code and any comparable provision under State and local law.

     11.15 Transfer Taxes. Any sales, use, transfer or recording taxes with respect to real or personal property due as a result of the transactions provided for in this Section 11 (including, without limitation, any Taxes payable as a result of the exercise of the Bridge Trading Call Option or the Bridge Trading Put Option) shall be paid by Purchaser. The Parties will reasonably cooperate to minimize any such taxes, including with respect to delivery location.

     11.16 Prorations. Sellers shall bear all personal property and ad valorem tax liability with respect to the Bridge Trading Assets if the Lien or assessment arises with respect to periods prior to the Bridge Trading Option Closing Date irrespective of the reporting and payment dates of such taxes. All other property taxes, ad valorem taxes and similar recurring taxes and fees on the Bridge Trading Assets, and all lease payments, salaries and other compensation payable to employees or officers or similar recurring payments under agreements that are Bridge Trading Designated Contracts, shall be prorated for the applicable period between Purchaser and the applicable Seller as of 12:01 a.m. local time on the Bridge Trading Option Closing Date. All payments to be made by Purchaser or Sellers in accordance with this Section 11.16 shall be made, to the extent then determinable (and to the extent not determinable as shall be estimated by Purchaser in good faith as of the Bridge Trading Option Closing), at the Bridge Trading Option Closing Date with such payments deposited into escrow until due, or to the extent not determinable as of the Bridge Trading Option Closing Date, promptly following the determination thereof, with such payments deposited into escrow until due. Purchaser shall have the right of reasonable review and approval of Sellers’ property Tax Returns and assessments with respect to the Bridge Trading Business and the right to contest any assessments by which Purchaser may be adversely affected. Purchaser and Sellers shall reasonably cooperate with respect to any review, contest or challenge of any tax return or assessment. Sellers and Purchaser shall also undertake a reconciliation and allocation procedure using the mechanism set out above for the reconciliation and allocation of payroll expenses and costs.

     11.17 Reconciliation and Allocations. Beginning on the Bridge Trading Option Closing Date, (a) all payments received by Sellers on account of the accounts receivable and all other payments received by Sellers which are properly allocable to the conduct of the Bridge Trading Business with respect to periods after the Bridge Trading Option Closing Date, other than relating to Bridge Trading Excluded Assets, shall be held in trust for Purchaser and shall be promptly paid to Purchaser, and (b) all payments received by Purchaser which are properly allocable to the conduct of the Bridge Trading Business with respect to periods before the Bridge Trading Option Closing Date shall be held in trust for Sellers and shall be promptly paid to Sellers. On the Bridge Trading Option Closing Date and, thereafter, on the last day of each month during the six (6)-month period beginning on the Bridge Trading Option Closing Date, Sellers and Purchaser shall report to each other and reconcile the amounts of such payments and the reconciled net amount shall be paid by Purchaser to Sellers, or by Sellers to Purchaser, as the case may be. After such six (6)-month period, the Parties shall cooperate with each other to allocate and remit to the appropriate Party any account receivables collected, and shall continue to hold such payments in trust for the other Party and remit them periodically as received.

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     11.18 Bridge Trading Employment Matters.

     (a) No later than ten (10) days before the Bridge Trading Option Closing, Purchaser or one of Purchaser’s Designees shall offer employment to not less than 113 Bridge Trading Employees, any development staff employees who perform services for the Bridge Trading Business, and other employees of Sellers who are employed in essential positions or primarily in respect of the Bridge Trading Business, or whose services are material to the operation of the Bridge Trading Business, reduced by any voluntary resignations since the date hereof not resulting from receipt of a WARN Act notice to the employees who are identified as the employees who will not receive an offer of employment by Purchaser as provided below or other similar notice, intended to comply with applicable Law, that the Parties may mutually agree to send to such employees pursuant to Section 11.18(g) and any employees erroneously included on Annex 12 to Schedule 5.24 hereto, and further equitably reduced by any employees identified by Purchaser who do not spend 100% of their time in the Bridge Trading Business whom Purchaser desires to employ and who remain actively employed with any Seller on the Bridge Trading Option Closing Date, with at least the same base salary (exclusive of bonuses, stock options, restricted stock and other similar forms of discretionary compensation) and substantially equivalent position as in effect immediately prior to the Bridge Trading Option Closing, and with each such offer being contingent on completion of the Bridge Trading Option Closing and on the offeree’s compliance with the standard hiring practices of Purchaser (or the applicable Purchaser’s Designee), including the assignment of intellectual property rights, if any, retroactive to such employee’s date of hire with the applicable Seller. A full list of employees whom Purchaser elects to employ shall be submitted to Sellers no later than twenty (20) days prior to Bridge Trading Option Closing. Each such employee who accepts such employment as of the Bridge Trading Option Closing shall be referred to herein as a “Transferred Bridge Trading Employee”. In connection with the foregoing provisions of this Section 11.18(a), Sellers shall permit Purchaser to meet with, distribute materials to and/or communicate with such employees prior to the Bridge Trading Option Closing Date. For purposes of this Section 11.18(a), an employee shall be treated as “actively employed” notwithstanding that such employee may be absent from work on the Bridge Trading Option Closing Date solely by reason of any holiday, vacation, scheduled day off or non-medical leave of absence. As soon as practicable hereafter, Sellers and Purchaser shall cooperate and use reasonable best efforts to establish the list of Bridge Trading Employees who will not be offered employment by Purchaser or Purchaser’s Designee.

     (b) Purchaser (or the applicable Purchaser’s Designee) shall provide the Transferred Bridge Trading Employees with employee benefits plans that are substantially comparable, in the aggregate, to the Sellers’ employee benefit plans, within the meaning of ERISA as in effect on the date hereof. Purchaser (or the applicable Purchaser’s Designee) shall treat prior service with Sellers as service with Purchaser (or the applicable Purchaser’s Designee) for purposes of eligibility to participate and vesting with respect to all employee benefit plans (other than retiree medical and life insurance plans) covering Transferred Bridge Trading Employees. Purchaser (or the applicable Purchaser’s Designee) will assume and recognize vacation entitlements payable to Transferred Bridge Trading Employees accrued but unpaid prior to the Bridge Trading Option Closing, provided that Purchaser and Purchaser’s Designees shall not be required to assume or recognize such accrued vacation entitlements where, but only to the extent that, such entitlements in the aggregate exceed $500,000. Nothing herein limits Purchaser’s (or the applicable Purchaser Designee’s) right to amend, modify or terminate its employee benefit plans. To the fullest extent permitted under their medical and dental plans, Purchaser (or the applicable Purchaser’s Designee) shall give credit for all current year deductibles and co-payments paid by any Transferred Bridge Trading Employee in respect of claims incurred by such Transferred Bridge Trading Employee during the portion of the current calendar year prior to the Bridge Trading Option Closing, and Purchaser shall waive any pre-existing conditions provisions under any such plan covering Transferred Bridge Trading Employees to the same extent that such provisions were waived with respect to Transferred Bridge Trading Employees pursuant to the terms of Sellers’ or any Designated Entities’ plans. Sellers shall reasonably cooperate with Purchaser or one of Purchaser’s Designees in the implementation, transfer or transition of any of Sellers’ employee benefit plans with regard to Purchaser’s obligation hereunder.

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     (c) From the date of signing of this Agreement, Sellers and Purchaser shall use commercially reasonable efforts to provide appropriate transitional arrangements for Transferred Bridge Trading Employees in possession of L-1B and H1-B visas, or other permits to work for the Bridge Trading Business in the United States or other jurisdictions, and shall take such steps as are necessary and appropriate to ensure, to the extent possible, that such employees are transferred to the Purchaser (or the applicable Purchaser’s Designee) without disruption of employment. Sellers and Purchaser shall also use commercially reasonable efforts to ensure that there is no disruption to Transferred Bridge Trading Employees’ applications for visas or work permits sponsored by the Bridge Trading Business.

     (d) As soon as is practical after the Bridge Trading Option Closing, Sellers shall (i) take all actions as are necessary or appropriate to fully vest, as of the Bridge Trading Option Closing Date, the interests of the Transferred Bridge Trading Employees under Sellers’ defined contribution retirement plan(s); (ii) provide such employees an election to roll over their vested interests to Purchaser’s defined contribution retirement plan including appropriate arrangements for loans provided to them under Sellers’ plan; and (iii) roll over the full amount of the vested interests which the employees have elected to roll over, as soon as possible but not later than six (6) months after the Bridge Trading Option Closing Date, to the accounts of such employees under Purchaser’s defined contribution retirement plan in accordance with Section 402 of the Code. Purchaser shall reasonably cooperate with Sellers in respect of the above actions and shall accept such rollovers and have no liability for any discontinuance, termination or other charges that may be due to any investment option or management providers or to any plan record keeping or other agents with respect to such termination and rollover of such employees’ interests from Sellers’ retirement plan(s) to Purchaser’s retirement plan.

     (e) With respect to Transferred Bridge Trading Employees, Sellers shall cause all accrued and unpaid vacation and sick leave entitlements exceeding $500,000 as of the Bridge Trading Option Closing Date and all salary, bonuses (including retention bonuses), commissions or other cash incentive compensation with respect to the portion of the calendar year prior to the Bridge Trading Option Closing Date to be fully paid on or before the Bridge Trading Option Closing Date. Sellers shall have sole responsibility for “continuation coverage” benefits provided under group health plans to all current or former employees of any Seller (other than Transferred Bridge Trading Employees) and qualified beneficiaries relating thereto for whom a “qualifying event” has occurred on, prior to or after the Bridge Trading Option Closing Date, and any severance or notice obligations to former employees of Sellers (other than the Transferred Bridge Trading Employees to the extent that severance or notice obligations may take place in connection with Transferred Bridge Trading Employees’ employment with Purchaser or Purchaser’s Designee). Terms used in this subsection and not otherwise defined herein shall have the meanings ascribed to them under COBRA.

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     (f) Sellers shall institute a reasonable retention program, as specified, funded and approved by Purchaser, with respect to the Bridge Trading Employees. Sellers shall not terminate the employment of any employee listed on Annex 12 to Schedule 5.24 hereto other than for cause, provided that the issuance of notices intended to comply with WARN to such employees, by itself, shall not be prohibited. In addition, (i) Sellers shall not encourage or otherwise facilitate any Person other than Purchaser (or Purchaser’s Designee) to employ or offer to employ any employee listed on Annex 12 to Schedule 5.24 hereto or any of the DAIS Consultants, or to encourage any such employee to terminate employment, or to encourage such DAIS Consultant to terminate the relevant consultancy contract and (ii) shall use reasonable efforts to enforce its rights under covenants, including covenants contained in non-disclosure or confidentiality agreements, entered into in favor of Sellers by third parties to the extent they provide restrictions on the solicitation of or entering into contracts of employment with employees of the Bridge Trading Business or DAIS Consultants, or prohibit the use of confidential information of Sellers for any such purpose.

     (g) Notwithstanding Section 11.11(g) of this Agreement, the Parties shall use reasonable efforts to give any notices required under applicable Law to mitigate Sellers’ liability for COBRA and WARN obligations to Bridge Trading Employees who do not become Transferred Bridge Trading Employees.

     (h) The obligations in Section 11.18(a) hereof to offer employment to Bridge Trading Employees shall not apply to employees of the Bridge Trading Designated Entities because such employees’ employment will be transferred as a result of the transactions contemplated under this Section 11, provided that such employees shall be considered Transferred Bridge Trading Employees for the purposes of this Section 11.18 and the number of such employees shall be taken into account in determining the number of employees who have been offered employment by Purchaser or Purchaser’s Designee for the purposes of Section 11.18(a).

     11.19 Bridge Trading Transitional Services. For a reasonable period of time following Bridge Trading Option Closing, Sellers shall provide to Purchaser or Purchaser’s Designee such transitional services, including, without limitation, the use of communication networks, computers and other systems to effect the gathering and dissemination of data (including, without limitation, data provided pursuant to contracts held by Bridge to support the Bridge Trading Business), the collecting, reporting and editing of news, administrative services, contract services, payroll services, system management functions, technical services, provision of information, application support, infrastructure and human resources support, as may be reasonably requested by Purchaser or the applicable Purchaser Designee to conduct the Bridge Trading Business, as well as those services set forth on Annex 13 to Schedule 5.24, provided that: (A) the Purchaser or Purchaser’s Designee shall compensate the Sellers on a current basis, at market rates and terms as mutually agreed, or, if higher, at the cost to the Sellers, (B) the Sellers shall render such services subject to the availability of resources and capacity constraints, it being understood that, based upon current circumstances, the Sellers anticipate that there will be limited availability of resources, and (C) the Purchaser shall have the right to terminate such arrangements without liability subject to reasonable notice and payment of all amounts due to the Sellers up to the date of termination and, provided further, that notwithstanding anything to the contrary contained in clause (B) above, Purchaser or a Purchaser Designee may request Sellers, for the purpose of providing transitional service, to maintain services that would otherwise be discontinued and Sellers shall maintain such services subject to Purchaser or a Purchaser Designee paying Sellers’ costs therefor. Sellers and Purchaser shall use commercially reasonable efforts to negotiate appropriate and orderly termination and phase-out arrangements with respect to the Bridge Trading Business and activities that are discontinued following the Bridge Trading Option Closing.

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     11.20 Bridge Trading Facilities and Subleasing Arrangements. Sellers shall enter into and, for a reasonable period of time following Bridge Trading Option Closing, maintain facilities and subleasing arrangements with Purchaser in respect of the properties set forth on Annex 13 to Schedule 5.24 hereto.

     11.21 Bridge Trading-Bridge Agreements. Effective immediately upon the Bridge Trading Option Closing, Sellers or any of their subsidiaries, as appropriate, shall enter into agreements covering the matters described on Annex 14 to Schedule 5.24 hereto.

     11.22 Working Capital Adjustment.

     (a) Within thirty (30) business days after the Bridge Trading Option Closing, Purchaser shall prepare and deliver to Sellers a statement (the “Bridge Trading Closing Statement”) of Net Working Capital of the Bridge Trading Designated Entities as of the Bridge Trading Option Closing Date. The Bridge Trading Closing Statement shall be prepared by Purchaser in good faith on a basis consistent in all material respects with the methods, principles, practices and policies employed in the preparation and presentation of the December Statement and in accordance with GAAP consistently applied (without regard to consummation of the transactions contemplated by this Agreement).

     (b) After receipt of the Bridge Trading Closing Statement, Bridge (including its advisors), shall have ten (10) business days to review it together with the work papers used in the preparation thereof. Unless Bridge delivers written notice to Purchaser on or prior to the tenth business day after Bridge’s receipt of the Bridge Trading Closing Statement stating that it has objections thereto, Sellers shall be deemed to have accepted and agreed to the Bridge Trading Closing Statement. If, however, Bridge notifies Purchaser of objections to the Bridge Trading Closing Statement on or prior to the tenth business day after Bridge’s receipt of the Bridge Trading Closing Statement, the Parties shall in good faith attempt to resolve their differences with respect to such objections, within ten (10) business days (or such longer period as the Parties may agree in writing) following such notice (the “Bridge Trading Resolution Period”), and any resolution by them as to any disputed amounts shall be final, binding and conclusive. In so doing, the Parties (sharing any fees and expenses equally) may engage Arthur Andersen LLP or another mutually agreed upon independent accounting firm experienced in audit projects to assist such resolution by acting as a non-binding mediator. Sellers shall not object to any method, principle, practice or policy employed in the preparation of the Bridge Trading Closing Statement if such method, principle, practice or policy is consistent in all material respects with that employed in the preparation and presentation of the December Statement (provided that such method, principle, practice or policy is also in accordance with GAAP).

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     (c) Amounts relating to any working capital and other accounts set forth in the Bridge Trading Closing Statement remaining in dispute at the conclusion of the Bridge Trading Resolution Period shall be promptly submitted to the Bankruptcy Court for determination.

     (d) Once the Bridge Trading Closing Statement has been finalized in accordance with this Section 11.22 (as so finalized, the “Final Bridge Trading Closing Statement”), the Bridge Trading Exercise Price shall be adjusted as follows: the Bridge Trading Exercise Price shall be (i) increased by the amount, if any, by which the Net Working Capital is greater than $0, or (ii) decreased by the amount, if any, by which the Net Working Capital is less than $0.

     (e) If the Bridge Trading Exercise Price as adjusted pursuant to Section 11.22(d) is less than the Bridge Trading Exercise Price paid at the Bridge Trading Option Closing, Sellers, jointly and severally, shall promptly pay Purchaser an amount of cash equal to the difference obtained by subtracting the Bridge Trading Exercise Price as adjusted pursuant to Section 11.22(d) from the Bridge Trading Exercise Price paid at the Bridge Trading Option Closing. If the Bridge Trading Exercise Price as adjusted pursuant to Section 11.22(d) is greater than the Bridge Trading Exercise Price paid at the Bridge Trading Option Closing, Purchaser shall promptly pay Sellers an amount of cash equal to the difference obtained by subtracting the Bridge Trading Exercise Price paid at the Bridge Trading Option Closing from the Bridge Trading Exercise Price as adjusted pursuant to Section 11.22(d).

     (f) During the preparation of the Bridge Trading Closing Statement and the period of any review or dispute within the contemplation of Section 11.22, each of Sellers and Purchaser shall (i) provide the other and their authorized representatives (including their respective auditors) with reasonable access at reasonable times, and in a manner so as not to interfere in any material respect with normal business operations, to all relevant books, records, work papers, information and employees, and (ii) cooperate fully for the preparation, calculation and reviews of the Bridge Trading Closing Statement or for the resolution of any dispute relating thereto.

     11.23 Tax Matters.

     (a) Preparation of Tax Returns; Payment of Taxes.

(i) Each Seller shall timely file all of its income and other Tax Returns which include, or otherwise relate to, the sale of the Bridge Trading Assets and the Designated Entities. Bridge shall include each United States Designated Entity in, and shall file or cause to be filed, (A) the United States consolidated federal income Tax Returns of Bridge or its affiliates for all taxable periods of the Bridge Trading Designated Entities ending on or prior to the Bridge Trading Option Closing Date and (B) where applicable, all other consolidated, combined or unitary Tax Returns of Bridge or its affiliates for all taxable periods of the Designated Entities ending (or the portion of any taxable period ending) on or prior to the Bridge Trading Option Closing Date. Such Tax Returns referred to in clauses (A) and (B) above are referred to as the “Bridge Trading Consolidated Returns”). Sellers also shall file or shall cause to be filed all other Tax Returns of or which include any Designated Entity required to be filed on or prior to the Bridge Trading Option Closing Date. Sellers shall timely pay or cause to be paid any and all Taxes due with respect to all Tax Returns required to be filed by Sellers under this Section 11.24(a)(i). All Tax Returns described in this Section 11.24(a) shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by applicable tax laws (or the judicial or administrative interpretations thereof). Bridge shall provide the Purchaser with copies of such Tax Returns (or, in the case of Bridge Trading Consolidated Returns, the portion of such Tax Returns relating to the Designated Entities) at least 10 business days prior to the filing date, and Purchaser shall be provided an opportunity to review such returns and supporting workpapers and schedules prior to the filing of such Tax Returns. Bridge shall, subsequent to the Bridge Trading Option Closing Date, provide written notice to Purchaser of the filing of any amended Bridge Trading Consolidated Returns or claim for refund with respect to such Returns with respect to any taxable period ending on or prior to the Bridge Trading Option Closing Date and, if such filing would have a material adverse effect on Purchaser, any Designated Entity, or their affiliates for any taxable period including or ending after the Bridge Trading Option Closing Date, Bridge will not make such filing without the consent of Purchaser, which consent will not be unreasonably withheld.

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(ii) Bridge shall, in the event of an ownership change (within the meaning of Section 382 of the Code and applicable Treasury Regulations) of the Affiliated Group of which Bridge is the common parent, during the taxable year in which the Bridge Trading Option Closing occurs, elect to utilize the closing-of-the-books method with respect to the utilization of its loss and tax credit carryforwards in accordance with Treasury Regulation Section 1.382-6 if doing so would minimize the income tax liability for which the Designated Entities may be jointly or severally liable for the taxable year.

(iii) Following the Bridge Trading Option Closing, Purchaser shall file or cause to be filed all Tax Returns, other than Bridge Trading Consolidated Returns, required to be filed by the Designated Entities after the Bridge Trading Option Closing Date and shall cause each such entity to pay the Taxes shown due thereon.

(iv) Sellers and Purchaser will, unless prohibited by applicable law, close the taxable period of each Designated Entity as of the close of the Bridge Trading Option Closing Date. Neither Seller nor Purchaser shall take any position inconsistent with the preceding sentence on any Tax Return.

     (b) Determination of Income Tax Liability for the Taxable Year of the Transaction. Bridge agrees to file or cause to be filed, within one hundred and twenty (120) days of the end of its taxable year in which the Bridge Trading Option Closing occurs, its consolidated federal income tax return for such taxable year and any consolidated, combined or unitary Tax Returns that include any of the Designated Entities. Each Seller shall use its reasonable best efforts to expedite the determination of its income tax liability for such taxable year with respect to such Tax Returns (including by means of requesting a prompt determination of taxes pursuant to Section 505(b) of the Bankruptcy Code), consistent with minimizing the taxes payable by Bridge and its affiliates. Purchaser shall have standing to seek to have the Bankruptcy Court compel Sellers to take such actions as are necessary to comply with the foregoing requirement and to raise with the Bankruptcy Court the need for, or adequacy of, reserves for Taxes in connection with the confirmation of any plan of reorganization. Each Seller shall provide in any plan of reorganization proposed by it for the Bankruptcy Court to retain jurisdiction after confirmation of any plan of reorganization proposed by it over resolution of disputes between it and any taxing authority regarding the determination of the income tax liability for taxable periods prior to confirmation of such plan.

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(c) Tax Audits.

(i) Bridge shall have the sole right to represent the interests of each Designated Entity in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Bridge Trading Option Closing Date and to employ counsel of its choice and at its expense to the extent that such proceedings relate solely to Bridge Trading Consolidated Returns, provided that if the results of such Tax audit or proceeding could reasonably be expected to have an adverse effect on the assets, business, operations, or financial condition of Purchaser, an affiliate of Purchaser or any Designated Entity for taxable periods ending after the Bridge Trading Option Closing Date, then there shall be no settlement or closing or other agreement with respect thereto without the written consent of Purchaser (which consent shall not be unreasonably withheld).

(ii) Purchaser shall have the sole right to represent the interests of each Designated Entity in all other Tax audits or administrative or court proceedings. Each Seller agrees that it will cooperate fully with Purchaser and its counsel in the defense against or compromise of any claim in any said proceeding, as and to the extent reasonably requested by Purchaser.

(iii) Each of Purchaser and the Sellers shall promptly notify the other of any notice either receives of any Tax audit for which the other is responsible for the underlying Taxes in connection with the Bridge Trading Business.

     11.24 Bridge Trading Trademarks and Intellectual Property. The Parties shall negotiate in good faith and, on or prior to the Bridge Trading Option Closing, shall enter into a license agreement pursuant to which Sellers shall grant to Purchaser or any of Purchaser’s Designees a license to use any trademarks and other intellectual property and any rights pertaining thereto that are owned or used by Sellers in connection with conducting the Bridge Trading Business (and that are not otherwise transferred to Purchaser or a Purchaser’s Designee at the Bridge Trading Option Closing), which license shall be granted to Purchaser for a reasonable period of time commencing immediately following the Bridge Trading Option Closing and on such terms and conditions as shall be set forth in the license agreement.

     11.25 Conformity. The Parties acknowledge the intention that the mechanisms for the transfer of the Bridge Trading Business shall be substantially the same as the mechanisms for the transfer of the Acquired Business and will modify in good faith the above provisions (except 11.1, 11.2, 11.3, 11.4, 11.5 and 11.8) as necessary to reflect such intention.

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SECTION 12

GENERAL PROVISIONS

     12.1 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five (5) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties at the following addresses (or such other address for a Party as shall be specified by like notice):

     (a) If to Purchaser, to

Reuters America Inc.
The Reuters Building
3 Times Square
20th Floor
New York, New York 10036
Telecopy: (646) 223-4239
Attention: General Counsel

with a copy to

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Telecopy: (212) 310-8007
Attention: David Zeltner, Esq.
S. Wade Angus, Esq.

(b) If to Sellers or to the Designated Entities, to

Bridge Information Systems, Inc.
3 World Financial Center
New York, New York 10281
Telecopy: (212) 372-7148
Attention: Sankar Krishnan
                    Zachary Snow, Esq.

with copies to

Cleary, Gottlieb, Steen & Hamilton
1 Liberty Plaza
New York, New York 10006
Telecopy: (212) 225-3999
Attention: Thomas Moloney, Esq.
                     Filip Moerman, Esq.

and:

Bear Stearns & Co, Inc.
245 Park Avenue
New York, New York 10107
Telecopy: (212) 881-9627
Attention: Mr. Davies Beller
Mr. Jeff Brandon

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     12.2 Publicity. The Parties hereto shall consult with each other and shall mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or other public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel, provided that to the extent practicable, each Party shall give prior notice to the other parties of the content and timing of any such press release or other public statements prior to issuance.

     12.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.4 Entire Agreement; Assignment.

     (a) This Agreement (including the Annexes, Schedules, Exhibits, and the other documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the Parties hereto, provided that the terms of any confidentiality agreement executed in connection with Purchaser’s investigation and due diligence of the Acquired Businesses shall survive execution of this Agreement, and (ii) shall not be assigned by operation of Law or otherwise other than to a Purchaser Designee.

     (b) Notwithstanding the above, any obligations of Purchaser hereunder may be performed by a Purchaser Designee and any rights of Purchaser may be exercised by a Purchaser Designee but any such performance or exercise by a Purchaser Designee shall not relieve Purchaser of any obligations hereunder. References to Purchaser hereunder shall be deemed to include or refer to Purchaser’s Designees, unless the context otherwise requires.

     12.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to the rules of conflict of Laws of the State of New York or any other jurisdiction. Each of the Parties irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the Eastern District of Missouri, including the Bankruptcy Court, for any litigation arising out of or relating to this Agreement and the transactions contemplated thereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation therein, and agrees not to plead or claim that such litigation has been brought in an inconvenient forum.

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     12.6 Expenses. Except as expressly provided herein, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the Party incurring such expenses. The foregoing shall not affect the legal right, if any, that any Party hereto may have to recover expenses from any other Party that breaches its obligations hereunder.

     12.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the Parties hereto.

     12.8 Waiver. At any time prior to the Closing Date, the Parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

     12.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall be binding on the Parties only upon both (i) execution and delivery by the Parties hereto and (ii) the entry of the Approval Order by the Bankruptcy Court.

     12.10 Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any Person (other than Purchaser’s Designees) not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     12.11 Cooperation in Stock Transaction. The Parties acknowledge and agree that, subject to holding Sellers harmless against any adverse tax arrangement or other expenses occasioned thereby, in lieu of purchasing the Acquired Assets (or in the case of the exercise of any of the options provided for in this Agreement, the specific assets of Sellers subject to such option) as contemplated hereunder, Purchaser shall have the right to restructure the acquisition of the Acquired Assets (or in the case of the exercise of any of the options provided for in this Agreement, the specific assets of Sellers subject to such option) in whole or in part, as purchase of the stock of one or more subsidiaries of Bridge owning all or a portion of the Acquired Assets (or in the case of the exercise of any of the options provided for in this Agreement, the specific assets of Sellers subject to such option). Sellers agree to cooperate with Purchaser in the event the Purchaser decides to engage in the transactions contemplated in this Section 12.11. Notwithstanding anything to the contrary in this provision, Sellers shall not be limited in their rights to enjoy the economic benefits of the transactions in this Agreement on the terms and the dates contemplated in this Agreement.

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     12.12 Representation.

     (a) Bridge shall represent all Sellers and all Designated Entities for the purposes of this Agreement, including, without limitation, with respect to any waivers, consents and any allocations described in Sections 2.10, 9.13, 10.13 and 11.13 hereof. Any notice given or communication, including, without limitation, any required deliveries of any documents or reports required hereunder, made to Purchaser on behalf of any Seller or Designated Entity by Bridge shall constitute effective notice or communication to Purchaser. Any notice given or communication, including, without limitation, any required deliveries of any documents or reports required hereunder, made by Purchaser to Bridge shall constitute effective notice or communication to all Sellers and Designated Entities. Any action, approval, or consent by Bridge, including, without limitation, with respect to any waivers, consents and any allocations described in Sections 2.10, 9.13, 10.13 and 11.13 hereof, under or with respect to this Agreement shall bind all Sellers and Designated Entities.

     (b) RAM shall represent Reuters S.A. for the purposes of this Agreement, including, without limitation, with respect to any waivers, consents and allocations described in Sections 2.10, 9.13, 10.13 and 11.13 hereof. Any notice given or communication made to RAM on behalf of any Seller or Designated Entity by Bridge shall constitute effective notice or communication, including, without limitation, any required deliveries of any documents or reports required hereunder, to RAM and to Reuters S.A. Any notice given or communication made by RAM to Bridge shall constitute effective notice or communication, including, without limitation, any required deliveries of any documents or reports required hereunder, to all Sellers and Designated Entities by RAM and Reuters S.A. Any action, approval or consent, including, without limitation, with respect to any waivers, consents and allocations described in Sections 2.10, 9.13, 10.13 and 11.13 hereof, by RAM under or with respect to this Agreement shall bind RAM and Reuters S.A.

     (c) In connection with the transfer of the Acquired Assets to Purchaser, Bridge shall act as agent for any of its direct or indirect subsidiaries that is not a Party and who has any interest in any of the Acquired Assets or shares of any of the Designated Entities. Bridge represents that it has the authority to act on behalf of all Sellers and all Designated Entities as provided in this Section 12.12. Notwithstanding the preceding provisions of this Section 12.12, Bridge’s representation of and authority to bind the Designated Entities shall end at the earlier to occur of (i) the Closing contemplated under this Agreement and (ii) the Bridge Trading Option Closing.

     12.13 Survival of Certain Sections. Notwithstanding anything to the contrary contained in this Agreement, Sections 2.9, 7.16, 7.18, 8.3, 8.4, 9, 10, 11 and 12 hereof shall survive the termination of this Agreement.

     12.14 Intention to Exercise Options. [INTENTIONALLY DELETED]

95

     12.15 Certain Representations, Warranties and Certain Covenants. The representations and warranties set forth on Schedules 5.22, 5.23 and 5.24 shall be amended by agreement of the Parties (which shall not be unreasonably withheld or delayed) to conform to the comparable representations and warranties contained in Section 5 of this Agreement. In addition, it is contemplated that the provisions of Sections 9, 10 and 11 relating to the assumption of Contracts function in like manner to those contained in Section 2 of this Agreement so as to make such options fully operable such that Purchaser acquires the business contemplated thereby, and Sellers receive the proceeds payable upon exercise, on the terms and dates specified and appropriate conforming amendments, if any, shall be made (with agreement of the Parties not to be unreasonably withheld or delayed).

     12.16 Amendment and Restatement. This Amended and Restated Asset Purchase Agreement supersedes and replaces the APA in its entirety, effective as of May 3, 2001.

     12.17 Subsidiaries of Bridge. In the event and to the extent any of the Acquired Assets are owned by subsidiaries of Bridge that are not parties hereto, Bridge shall cause such subsidiaries to sell, assign, transfer, convey and deliver such Acquired Assets to Purchaser or a Purchaser’s Designee as contemplated hereby as if such subsidiaries were parties hereto.

     12.18 Schedules to Asset Purchase Agreement.

     (a) In the event that, on or before August 15, 2001, Bridge demonstrates to the reasonable satisfaction of Reuters that one or more of the Contracts listed as Undisclosed Contracts on Schedule 2.4B were, in fact, disclosed on the Schedule G that was attached to Schedule 2.4B to the Agreement on May 3, 2001, whether represented as a part of the Contracts listed under a particular vendor code or otherwise, Schedule 2.4B shall be amended to provide that such Contract or Contracts will no longer be listed as Undisclosed Contracts.

     (b) Bridge acknowledges that Schedules 2.4B, 2.4D, 11.8B and 11.8C do not, in all cases, identify the Seller or other Bridge affiliate that is a party to the Contracts listed thereon. Bridge agrees that, on or before August 1, 2001, it shall provide Reuters with the identities of such Sellers or affiliates and the Parties agree that (i) such Schedules shall be amended to include this information, including, where appropriate, deleting Contracts from Schedules 2.4B, 2.4D, 11.8B or 11.8C and adding them to Schedules 2.4B, 2.4D, 11.8B or 11.8C, as applicable; and (ii) Bridge shall, on or before August 1, 2001, amend Schedule 5.6 to reflect any changes in the matters set forth thereon resulting from the amendments referred to in clause (i) above, which amendment shall be subject to Purchaser’s consent (which shall not be unreasonably withheld or delayed).

96

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

BRIDGE INFORMATION SYSTEMS, INC. By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

BRIDGE INFORMATION SYSTEMS AMERICA, INC., By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

BRIDGE DATA COMPANY By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

BRIDGE NEWS INTERNATIONAL, INC. By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

BRIDGE TRADING TECHNOLOGIES, INC. By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

BRIDGE TRANSACTION SERVICES, INC. By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

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BRIDGE VENTURES, INC. By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

BTS SECURITIES, INC. By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

BTT INVESTMENTS, INC. By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

WALL STREET ON DEMAND, INC. By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

BRIDGE TRADING COMPANY By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

BRIDGE INFORMATION SYSTEMS CANADA, INC. By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

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BRIDGE TRADING COMPANY UK LTD. By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

BRIDGE TRADING COMPANY ASIA, LTD. By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

STOCKVAL, INC. By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

BRIDGE INTERNATIONAL HOLDINGS, INC. By: —————————————— Name: Sankar Krishnan Title: Chief Restructuring Officer

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REUTERS AMERICA INC. REUTERS S.A. By: —————————————— Name: Devin Wenig Title: President, Reuters Information of Reuters America Inc. and Attorney-in-fact for Reuters S.A.

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Annex A

     Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

     “1940 Act” shall have the meaning set forth in Section 5.19(f) hereof.

     “Acquired Assets” means the assets listed in Schedule 1A.

     “Acquired Business” means the businesses comprising the Acquired Assets and the Designated Entities, subject to the Assumed Liabilities.

     “Acquired Business Employees” shall have the meaning set forth in Section 5.11 hereof.

     “Affiliated Group” shall mean an affiliated group within the meaning of Section 1504(a)(1) of the Internal Revenue Code.

     “Agreement” means this Amended and Restated Asset Purchase Agreement, including all Annexes, Exhibits and Schedules hereto, as the same may be amended from time to time in accordance with its terms.

     “Allocated Burn Costs” shall mean the sum of (i) in the event the Outside Date is extended by Purchaser beyond August 31, 2001 pursuant to the terms of Section 8.1(b)(i) hereof and the actual Section 7.24 Expenses per month during such period exceed the payments made by Purchaser in respect thereof pursuant to Section 7.24, the amount of such excess, and (ii) fifty percent (50%) of any Section 7.24 Expenses paid by Sellers after termination of this Agreement, in excess of $30,000,000.

     “APA” shall have the meaning set forth in the Recitals hereof.

     “Approval Order” shall be an order, acceptable to Purchaser, entered by the Bankruptcy Court on or before May 5, 2001 (or such date as may be agreed to by Purchaser), and containing such findings and rulings as Purchaser may request, which order shall not have been stayed, modified, reversed or amended in any manner materially adverse to Purchaser or Sellers.

     “Assumed Liabilities” shall have the meaning set forth in Section 2.6 hereof.

     “Auction” shall have the meaning given to it in Standing Order #4 approved by the Bankruptcy Court on March 29, 2001 and including any amendments thereof.

     “Bankruptcy Auction Interested Parties” shall have the meaning set forth in Section 2.4(c) hereof.

     “Bankruptcy Code” means title 11 of the United States Code §§ 101-1330.

S-2-1-1

     “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Missouri, having jurisdiction over Sellers and certain of their direct and indirect subsidiaries and their assets in the Chapter 11 Cases.

     “Bear Stearns” means Bear, Stearns & Co., Inc.

     “Benefit Plans” shall have the meaning set forth in Section 5.11(b) hereof.

     “Bidding Procedures” means the provisions of Standing Order #4 approved by the Bankruptcy Court on March 29, 2001 and including any amendments thereof.

     “Bill of Sale” shall have the meaning set forth in Section 4.2(a) hereof.

     “Bridge” shall have the meaning set forth in the first paragraph of this Agreement.

     “Bridge Trading” or “Bridge Trading Business” means the business comprising the Bridge Trading Assets and the Designated Entities.

     “Bridge Trading Assets” means the assets (excluding StockVal) listed in Schedules 1FX, 1FY and 1FZ.

     “Bridge Trading Assumed Liabilities” shall have the meaning set forth in Section 11.10 hereof.

     “Bridge Trading Call Exercise Notice” shall have the meaning set forth in Section 11.1(a) hereof.

     “Bridge Trading Call Price” shall have the meaning set forth in Section 11.1(a) hereof.

     “Bridge Trading Call Option” shall have the meaning set forth in Section 11.1(a) hereof.

     “Bridge Trading Call Option Period” shall have the meaning set forth in Section 11.1(b) hereof.

     “Bridge Trading Closing Statement” shall have the meaning set forth in Section 11.23(a) hereof.

     “Bridge Trading Consolidated Returns” shall have the meaning set forth in Section 11.23(a) hereof.

     “Bridge Trading Designated Contracts” shall have the meaning set forth in Section 11.8(a) hereof.

     “Bridge Trading Designated Entities” are the Designated Entities referred to as such on Schedule 1B hereto.

S-5.24-2

     “Bridge Trading Employees” shall have the meaning set forth in paragraph 11(a) of Schedule 5.24.

     “Bridge Trading Excluded Assets” shall have the meaning set forth in Section 11.7(b) hereof.

     “Bridge Trading Excluded Liabilities” shall have the meaning set forth in Section 11.11 hereof.

     “Bridge Trading Leased Real Property” means all real property leased and used or held for use by Sellers or any Designated Entity in the operation of the Bridge Trading Business.

     “Bridge Trading Material Adverse Effect” means (a) any event, change, conditions or matters in respect of the Bridge Trading Business (other than any events, changes, conditions or matters resulting from or related to the Savvis business, except for events set forth in Section 3.3(e)) that, individually or in the aggregate, results in or would be reasonably expected to result in a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Bridge Trading Business, taken as a whole, excluding any such effect to the extent resulting from or arising in connection with (i) the filing of the Chapter 11 Cases, or (ii) macro-economic changes or general market-related changes unless the Bridge Trading Business is affected by such changes in a manner that is substantially disproportionate when compared with competitive or peer businesses; or (b) any events, conditions or matters, (other than events, changes, conditions or matters resulting from or related to the Savvis business other than events set forth in Section 3.3(e) or relating to the HSR Condition), that would have a material adverse effect on the legality, validity or enforceability of this Agreement and the agreements and instruments to be entered into in connection herewith, the consummation of the transactions contemplated hereby, or the realization of the rights and remedies hereunder, provided that no Bridge Trading Material Adverse Effect shall be deemed to occur unless the effects of the foregoing conditions result in a diminution of value of the Bridge Trading Business in an amount that is greater than one-third (1/3) of the Bridge Trading Exercise Price.

     “Bridge Trading Non Filing Seller Contract” shall mean a Contract used in or pertaining to the Bridge Trading Business and to which an affiliate of Bridge (other than a Filing Seller or a Designated Entity) is a Party.

     “Bridge Trading Option” means the Bridge Trading Call Option or the Bridge Trading Put Option, as applicable.

     “Bridge Trading Option Closing” shall have the meaning set forth in Section 11.3(a) hereof.

     “Bridge Trading Option Closing Date” means the date set forth in Section 11.3(a) hereof.

S-5.24-3

     “Bridge Trading Owned Real Property” means all real property owned by Sellers or the Designated Entities relating to the operation of the Bridge Trading Business.

     “Bridge Trading Plans” shall have the meaning set forth in Annex 12 of Schedule 5.24.

     “Bridge Trading Put Exercise Notice” shall have the meaning set forth in Section 11.2(a) hereof.

     “Bridge Trading Put Option” shall have the meaning set forth in Section 11.2(a) hereof.

     “Bridge Trading Put Option Triggering Date” shall have the meaning set forth in Section 11.2(b) hereof.

     “Bridge Trading Real Property Leases” means all written leases in effect as of the date hereof with respect to the Bridge Trading Leased Real Property.

     “Bridge Trading Resolution Period” shall have the meaning set forth in Section 11.23 hereof.

     “Bridge Trading Seller Cure Liability Amount” shall have the meaning set forth in Section 11.8(a) hereof.

     “Bridge Trading UK” shall have the meaning set forth in Section 5.19(g) hereof.

     “Bridge Trading Undisclosed Contract” shall have the meaning set forth in Section 11.8(b) hereof.

     “Bridge Transaction Services” shall mean the business and operations relating to the Bridge Transaction Services Assets.

     “Bridge Transaction Services Assets” means the assets listed on Schedule 1FX.

     “Cantor Fitzgerald Securities” means Cantor Fitzgerald, L.P. and any of its subsidiaries or affiliates.

     “Chapter 11 Cases” means the pending cases commenced by Sellers on February 15, 2001 under Chapter 11 of the Bankruptcy Code, pending in the Bankruptcy Court under docket no. 01-41593-293, jointly administered.

     “Claim” shall have the meaning set forth in Section 7.1(a) hereof.

     “Claimants” shall have the meaning set forth in Section 7.1(a) hereof.

     “Closing” shall have the meaning set forth in Section 4.1 hereof.

S-5.24-4

     “Closing Date” means the date set forth in Section 4.1 hereof.

     “Closing Statement” shall have the meaning set forth in Section 2.3(a) hereof.

     “COBRA” shall have the meaning set forth in Section 2.7(h) hereof.

     “Code” means the United States Internal Revenue Code of 1986, as amended.

     “Committee” shall have the meaning set forth in the Bidding Procedures.

     “Competing Bidder” shall have the meaning set forth in the Bidding Procedures.

     “Contract” means any agreement, contract, commitment, or other binding arrangement or understanding, whether written or oral.

     “Contract Designation Date” shall have the meaning set forth in Section 2.4(a) hereof.

     “Contract Parties” shall have the meaning set forth in Section 2.4(c) hereof.

     “Covered Assets” shall have the meaning set forth in Section 8.4(a) hereof.

     “CRB Index Business” means the business, operations and Intangibles of the indices and sub-indices designated by the trademarks set forth on Schedule 7.23(b).

     “CRB Index Marks” has the meaning set forth in Section 7.23(b).

     “CRB License Agreement” shall have the meaning set forth in Section 7.23(b) hereof.

     “CRB Marks” has the meaning set forth in Section 7.23(c).

     “Cure Costs” shall have the meaning set forth in Section 2.5(a) hereof.

     “DAIS Group” shall mean the business and operations relating to the DAIS Group Assets (excluding StockVal).

     “DAIS Consultants” means Vito Renna, Stephen Spewock and Carlos Simoes who provide services to the DAIS Group pursuant to consultancy agreements.

     “DAIS Group Assets” means the assets listed on Schedule 1FY.

     “December Statement” shall have the meaning set forth in Section 2.3(a) hereof.

     “Designated Contracts” shall have the meaning set forth in Section 2.4(a) hereof.

     “Designated Contracts Order” shall mean an order (or orders), in form and substance consistent with this Agreement and acceptable to Purchaser, authorizing the Seller’s assumption of the Designated Contracts (or the WSOD/EJV Designated Contracts, StockVal Designated Contracts or Bridge Trading Designated Contracts, as applicable), assignment of the Designated Contracts (or the WSOD/EJV Designated Contracts, StockVal Designated Contracts or Bridge Trading Designated Contracts, as applicable) to Purchaser or Purchaser’s Designee and the procedure for determination of cure costs associated therewith, in accordance with Section 7.1 hereof, entered by the Bankruptcy Court which order shall not have been stayed, modified, revised or amended in any manner materially adverse to Purchaser or Sellers.

S-5.24-5

     “Designated Entities” means the companies listed in Schedule 1B, or, depending on the context, all the stock of such companies owned, directly or indirectly, by Sellers.

     “DGCL” means the Delaware General Corporation Law.

     “DIP Financing” means the credit facility entered into between Sellers and certain financial institutions pursuant to the Debtor-In-Possession Credit Agreement approved by Bankruptcy Court on March 14, 2001.

     “DIP Lenders” shall have the meaning set forth in the Bidding Procedures.

     “Dollars” or “$” means dollars of the United States of America.

     “EJV” means the business and operations relating to the EJV Assets and includes the business known as the Bridge Fixed Income Services.

     “EJV Assets” shall mean the assets listed on Schedule 1D.

     “Environmental Laws” means all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended.

     “ERISA” shall have the meaning set forth in Section 5.11(b) hereof.

     “Escrow Account” means account number 021850 at The Bank of Nova Scotia Trust Company of New York.

     “Escrow Agent” means The Bank of Nova Scotia Trust Company of New York.

     “Exchange Act” means Securities Exchange Act of 1934, as amended.

     “Excluded Assets” shall have the meaning set forth in Section 2.1(b) hereof.

     “Excluded Liabilities” shall have the meaning set forth in Section 2.7 hereof.

     “Filing Sellers” shall have the meaning set forth in the recitals hereof.

S-5.24-6

     “Final Bridge Trading Closing Statement” shall have the meaning set forth in Section 11.23(d) hereof.

     “Final Closing Statement” shall have the meaning set forth in Section 2.3(d) hereof.

     “Final Order” shall mean an order as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for a writ of certiori has expired and no such appeal, motion or petition is pending.

     “GAAP” means generally accepted accounting principles.

     “GECC” shall have the meaning set forth in the Bidding Procedures.

     “Governmental Authority” means any federal, State, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof, provided, in each case, that the relevant action in any given circumstance has the force of Law, or any federal, State, local or foreign court, tribunal or arbitrator of competent jurisdiction (including, without limitation, the Bankruptcy Court).

     “Hazardous Substances” means any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Authority in, under or pursuant to any Environmental Law to be capable of posing a risk of injury or damage to health, safety, property or the environment including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law, and (b) asbestos, polychlorinated biphenyls (“PCBs”), petroleum, petroleum products and urea formaldehyde.

     “HSR Act” means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.

     “HSR Condition” shall have the meaning set forth in Section 8.2(d) hereof.

     “Initial Deposit” means the amount equal to the $5,000,000 deposited by Purchaser on March 30, 2001 under Standing Order #4, plus the interest accrued thereon through May 9, 2001.

     “Intangible” means any corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, technology, domain names, process, logarithms, historical futures pricing data, databases or other intangible asset of any nature in use in the Acquired Business.

     “IRS” means the U.S. Internal Revenue Service.

     “Law” means any provision of any federal, State, local or foreign law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guidelines (including those of self-regulatory organizations such as the New York Stock Exchange and the National Association of Securities Dealers, Inc), or any order, decree or ruling.

S-5.24-7

     “Leased Real Property” means all real property leased and used or held for use by Sellers or the Designated Entities in the operation of the Acquired Business.

     “Liability” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

     “License Agreement” shall have the meaning set forth in Section 7.23(c) hereof.

     “Licensee” shall have the meaning set forth in Section 7.13(b) hereof.

     “Lien” means any security, interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, claim, encumbrance, easement, restriction or interest of another Person of any kind or nature, other than the liens referred to in Section 5.4(a).

     “Management Retention Plan” means the management retention and benefit plan approved by the Bankruptcy Court on April 4, 2001 and all amendments and supplements thereto.

     “Market Data Corporation” means Market Data Corporation and any of its affiliates or subsidiaries.

     “Material Adverse Effect” means (a) any event, change, conditions or matters in respect of the Acquired Business (other than any events, changes, conditions or matters resulting from or related to the Savvis business, except for events or changes set forth in Section 3.3(e)), that, individually or in the aggregate, result in or would be reasonably expected to result in a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Acquired Business, taken as a whole, excluding any such effect to the extent resulting from or arising in connection with (i) the filing of the Chapter 11 Cases, or (ii) macro-economic changes or general market-related changes unless the Acquired Business is affected by such changes in a manner that is substantially disproportionate when compared with competitive or peer businesses; or (b) any events, conditions or matters, other than any events, changes, conditions or matters resulting from or related to the Savvis business other than events or changes set forth in Section 3.3(e) or relating to the HSR Condition, that would have a material adverse effect on the legality, validity or enforceability of this Agreement and the agreements and instruments to be entered into in connection herewith, the consummation of the transactions contemplated hereby, or the realization of the rights and remedies hereunder, provided that in the case of both (a) or (b) above, if the Closing occurs after August 31, 2001, a Material Adverse Effect shall be measured as if the Closing had occurred on August 31, 2001.

     “NASD” means the National Association of Securities Dealers.

S-5.24-8

     “Net Working Capital” means, with respect to the Designated Entities, (x) the sum of (i) cash, (ii) cash equivalents, (iii) the net book value of earned accounts receivable (other than accounts receivable due from any of the Sellers or subsidiaries of any of the Sellers), (iv) the net book value of earned accounts receivable due from broker-dealers, and (v) marketable securities, minus (y) all Liabilities (other than accounts payable to any of the Sellers or subsidiaries of any of the Sellers), and minus (z) reserves for contingencies including, if appropriate, the pending NASD arbitration with Bridge Trading, with each component calculated in accordance with generally accepted accounting principles.

     “Non Filing Seller Contract” shall mean a Contract used in or pertaining to the Acquired Business and to which an affiliate of Bridge (other than a Filing Seller or a Designated Entity) is a Party.

     “Non Filing Seller Contracts Designation Date” shall have the meaning set forth in Section 2.4(d) hereof.

     “Non Filing Seller Designated Contract” shall have the meaning set forth in Section 2.4(d) hereof.

     “Notice of Intent” shall have the meaning set forth in Section 12.14 hereof.

     “NSA Letter Agreement” shall have the meaning set forth in Section 3.3(d) hereof.

     “NYSE” means the New York Stock Exchange.

     “Ordinary Course Obligations” shall have the meaning set forth in Section 3.3(e) hereof.

     “Outside Date” shall have the meaning set forth in Section 8.1(b)(i) hereof.

     “Owned Real Property” means all real property owned by Sellers or the Designated Entities relating to the operation of the Acquired Business.

     “Party” or “Parties” are those Persons listed in the first paragraph of this Agreement.

     “Pension Plan” shall have the meaning set forth in Section 5.11(b) hereof.

     “Permitted Liens” means any non-material Liens on Acquired Assets or assets of the Designated Entities and Liens that will be released before or on Closing (or, in the case of the options referred to in Sections 9, 10 and 11, the applicable option closing date).

     “Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or individual.

S-5.24-9

     “Potential Telerate Purchaser” shall have the meaning set forth in Section 7.25.

     “Pre-petition Contracts” means all executory contracts and unexpired leases of Filing Sellers entered into prior to February 15, 2001.

     “Purchase Price” shall have the meaning set forth in Section 2.2 hereof.

     “Purchaser” means collectively, Reuters America Inc. and Reuters S.A.

     “Purchaser’s Designee” means any entity, including any of Purchaser’s direct or indirect subsidiaries that Purchaser may appoint to (i) purchase all or certain Acquired Assets, WSOD Assets, EJV Assets, StockVal Assets, Bridge Trading Assets or Designated Entities, (ii) assume all or certain Assumed Liabilities, WSOD/EJV Assumed Liabilities, StockVal Assumed Liabilities or Bridge Trading Assumed Liabilities, (iii) exercise any of Purchaser’s rights hereunder as contemplated by Section 12.4 (b), or (iv) employ all or certain Transferred Employees, Transferred WSOD/EJV Employees, Transferred StockVal Employees or Transferred Bridge Trading Employees on the applicable closing date, subject to satisfaction of the requirements of Section 365 of the Bankruptcy Code including the provision of adequate assurances for future performance.

     “RAM” means Reuters America Inc.

     “Real Property Leases” means all written leases in effect as of the date hereof with respect to the Leased Real Property.

     “Released Employee” means a person listed on Schedule 5.11(a), (i) in respect of whom the Purchaser has given notice to Sellers that the Purchaser does not wish to extend an employment offer to such person, or (ii) who has formally declined an offer of employment by Purchaser, provided that, in either case, such person has agreed not to solicit for employment other persons listed on Schedule 5.11(a), other than such persons who also fall within (i) or (ii) above.

     “Resolution Period” shall have the meaning set forth in Section 2.3(b) hereof.

     “Retained CRB Marks” shall have the meaning set forth in Section 7.23(d) hereof.

     “Reuters Benchmarks” shall have the meaning set forth in Section 7.27 hereof.

     “Savvis” means Savvis Communications Corporation.

     “Savvis Board” shall have the meaning set forth in Section 7.26(b).

     “Savvis Financing” shall have the meaning set forth in Section 7.26(a).

     “Savvis Shares” shall have the meaning set forth in Section 7.26(c).

     “Savvis Stock Option” shall have the meaning set forth in Section 7.26(c).

S-5.24-10

     “Schedule 2.4A Contract” shall have the meaning set forth in Section 2.4(a) hereof.

     “Schedule 2.4B Contract” shall have the meaning set forth in Section 2.4(a) hereof.

     “Schedule 9.8A Contract” shall have the meaning set forth in Section 9.8(a) hereof.

     “Schedule 9.8B Contract” shall have the meaning set forth in Section 9.8(a) hereof.

     “Schedule 10.8A Contract” shall have the meaning set forth in Section 10.8(a) hereof.

     “Schedule 10.8B Contract” shall have the meaning set forth in Section 10.8(a) hereof.

     “Schedule 11.8A Contract” shall have the meaning set forth in Section 11.8(a) hereof.

     “Schedule 11.8B Contract” shall have the meaning set forth in Section 11.8(a) hereof.

     “Schedules” means the schedules hereto.

     “SEC” means the Securities and Exchange Commission.

     “Second Deposit” means the amount of $50,000,000 deposited in the Second Deposit Escrow Account and held in accordance with the Second Securities Account Agreement.

     “Second Deposit Escrow Account” means the account established at The Bank of Nova Scotia Trust Company of New York to hold the Second Deposit in accordance with the Second Securities Account Agreement.

     “Second Securities Account Agreement” shall mean the agreement by and among Purchaser, Bridge and Nova Scotia, as escrow agent, signed as of the date hereof.

     “Section 7.24 Expenses” shall have the meaning set forth in Section 7.24 hereof.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Seller” and “Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

S-5.24-11

     “Seller Consolidated Returns” shall have the meaning set forth in Section 7.22(a)(i) hereof.

     “Sellers’ Knowledge” shall mean the actual knowledge of either of Messrs. David Roscoe, Rick Snape, Zachary Snow, Steve Wilson, Joseph Ratterman or Mark Minister, and Knowledge of Sellers or any of the Designated Entities shall have a correlated meaning.

     “Service Provider” shall have the meaning set forth in Section 7.13(a) hereof.

     “Service Requester” shall have the meaning set forth in Section 7.13(a) hereof.

     “SFA” shall have the meaning set forth in Section 5.19(g) hereof.

     “SFC” means the Securities and Futures Commission.

     “Software” means any computer program, operating system, applications system or software of any nature (other than commercially-available “shrink-wrap” software and software of a value less than $1,000), whether operational, or under development, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

     “Specified Contract” shall have the meaning set forth in Section 2.4(a) hereof.

     “Specified Contract Confidential Information” shall have the meaning set forth in Section 2.4 hereof.

     “Specified Designated Entities” means Bridge Trading Company UK Ltd., Bridge Trading Company UK Nominees Ltd. and Bridge Trading Company Asia, Ltd.

     “Standing Order #4” shall have the meaning set forth in Section 2.4(c) hereof.

     “StockVal” or “StockVal Business” means the business and operations relating to the StockVal Assets.

     “StockVal Assets” shall mean the assets listed in Schedule 1E.

     “StockVal Assumed Liabilities” shall have the meaning set forth in Section 10.10 hereof.

     “StockVal Call Exercise Notice” shall have the meaning set forth in Section 10.1(a) hereof.

     “StockVal Call Option” shall have the meaning set forth in Section 10.1(a) hereof.

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     “StockVal Call Option Period” shall have the meaning set forth in Section 10.1(b) hereof.

     “StockVal Contract Designation Date” shall have the meaning set forth in Section 10.8(b) hereof.

     “StockVal Designated Contracts” shall have the meaning set forth in Section 10.8(a) hereof.

     “StockVal Employees” shall have the meaning set forth in paragraph 11(a) of Schedule 5.23.

     “StockVal Excluded Assets” shall have the meaning set forth in Section 10.7(b) hereof.

     “StockVal Excluded Liabilities” shall have the meaning set forth in Section 10.11 hereof.

     “StockVal Exercise Price” shall have the meaning set forth in Section 10.1(a) hereof.

     “StockVal Leased Real Property” means all real property leased and used or held for use by Sellers in the operation of the StockVal Business.

     “StockVal Material Adverse Effect” means (a) any event, change, conditions or matters in respect of the StockVal Business (other than any events, changes, conditions or matters resulting from or related to the Savvis business, except for events set forth in Section 3.3(e)) that, individually or in the aggregate, result in or would be reasonably expected to result in a material adverse effect on the business, results of operations, assets, condition (financial or otherwise) of the StockVal Business, taken as a whole, excluding any such effect to the extent resulting from or arising in connection with (i) the filing of the Chapter 11 Cases, or (ii) macro-economic changes or general market-related changes unless the StockVal Business is affected by such changes in a manner that is substantially disproportionate when compared with competitive or peer businesses; or (b) any events, conditions or matters that (other than any events, changes, conditions or matters resulting from or related to the Savvis business other than events set forth in Section 3.3(e) or relating to the HSR Condition),would have a material adverse effect on the legality, validity or enforceability of this Agreement and the agreements and instruments to be entered into in connection herewith, the consummation of the transactions contemplated hereby, or the realization of the rights and remedies hereunder, provided that no StockVal Material Adverse Effect shall be deemed to occur unless the effects of the foregoing conditions result in a diminution of value of the StockVal Business in an amount that is greater than one-third (1/3) of the StockVal Exercise Price.

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     “StockVal Non Filing Seller Contract” shall mean a Contract used in or pertaining to the StockVal Business and to which an affiliate of Bridge (other than a Filing Seller or a Designated Entity) is a Party.

     “StockVal Option” means the StockVal Call Option or the StockVal Put Option, as applicable.

     “StockVal Option Closing” shall have the meaning set forth in Section 10.3(a) hereof.

     “StockVal Option Closing Date” means the date set forth in Section 10.3(a) hereof.

     “StockVal Owned Real Property” means all real property owned by Sellers relating to the operation of the StockVal Business.

     “StockVal Plans” shall have the meaning set forth in Section 5.23 hereof.

     “StockVal Put Exercise Notice” shall have the meaning set forth in Section 10.2(a) hereof.

     “StockVal Put Option” shall have the meaning set forth in Section 10.2(a) hereof.

     “StockVal Put Option Triggering Date” shall have the meaning set forth in Section 10.2(b) hereof.

     “StockVal Real Property Leases” means all written leases in effect as of the date hereof with respect to the StockVal Leased Real Property.

     “StockVal Seller Cure Liability Amount” shall have the meaning set forth in Section 10.8(a) hereof.

     “StockVal Undisclosed Contract” shall have the meaning set forth in Section 10.8(b) hereof.

     “Tax Return” means any report, return (including any consolidated, combined or unitary return in which any Seller or any of the Designated Entities, as the case may be, is or was included or includable) or other information required to be supplied to a taxing authority in connection with Taxes.

     “Taxes” means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes imposed by the United States or any other country or by any State, municipality, subdivision or instrumentality of the United States or of any other country or by any other tax authority, including interest, penalties or additions to tax attributable to such Taxes or any Tax Return, and shall include any transferee or successor liability in respect of Taxes (whether by contract or otherwise) and any liability in respect of any Taxes as a result of being a member of any Affiliated Group, including any consolidated, combined, unitary or similar group.

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     “Telerate Benchmarks” shall have the meaning set forth in Section 7.27 hereof.

     “Telerate Business” means the business and operations of Telerate Holdings, Inc. and its direct and indirect subsidiaries.

     “Transferred Bridge Trading Employee” shall have the meaning set forth in Section 11.18(a) hereof.

     “Transferred Employee” shall have the meaning set forth in Section 7.9(a) hereof.

     “Transferred StockVal Employee” shall have the meaning set forth in Section 10.17(a) hereof.

     “Transferred WSOD/EJV Employee” shall have the meaning set forth in Section 9.17(a) hereof.

     “Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

     “Undisclosed Contract” shall have the meaning set forth in Section 2.4(b) hereof.

     “WARN” shall have the meaning set forth in Section 2.7(h) hereof.

     “WSOD” means the business and operations relating to the WSOD Assets.

     “WSOD Assets” shall mean the assets listed in Schedule 1C.

     “WSOD/EJV Assumed Liabilities” shall have the meaning set forth in Section 9.10 hereof.

     “WSOD Business” means the business comprising the WSOD Acquired Assets, subject to the WSOD Assumed Liabilities.

     “WSOD/EJV Business” means the business comprising WSOD and EJV.

     “WSOD/EJV Call Exercise Notice” shall have the meaning set forth in Section 9.1(a).

     “WSOD/EJV Call Option” shall have the meaning set forth in Section 9.1(a).

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     “WSOD/EJV Call Option Period” shall have the meaning set forth in Section 9.1(b).

     “WSOD/EJV Designated Contracts” shall have the meaning set forth in Section 9.8(a) hereof.

     “WSOD/EJV Employees” shall have the meaning set forth in paragraph 11(a) of Schedule 5.22.

     “WSOD/EJV Excluded Assets”shall have the meaning set forth in Section 9.7(b) hereof.

     “WSOD/EJV Excluded Liabilities” shall have the meaning set forth in Section 9.11 hereof.

     “WSOD/EJV Exercise Price” shall have the meaning set forth in Section 9.1(a).

     “WSOD/EJV Leased Real Property” means all real property leased and used or held for use by Sellers in the operation of the WSOD/EJV Business.

     “WSOD/EJV Material Adverse Effect” means (a) any event, change, conditions or matters in respect of the WSOD/EJV Business (other than any events, changes, conditions or matters resulting from or related to the Savvis business, except for events set forth in Section 3.3(e)), individually or in the aggregate, result in or would be reasonably expected to result in a material adverse effect on the business, results of operations, assets, condition (financial or otherwise) of the WSOD/EJV Business, taken as a whole, excluding any such effect to the extent resulting from or arising in connection with (i) the filing of the Chapter 11 Cases, or (ii) macro-economic changes or general market-related changes unless the WSOD/EJV Business is affected by such changes in a manner that is substantially disproportionate when compared with competitive or peer businesses; or (b) any events, conditions or matters that (other than any events, changes, conditions or matters resulting from or related to the Savvis business other than events set forth in Section 3.3(e) or relating to the HSR Condition), would have a material adverse effect on the legality, validity or enforceability of this Agreement and the agreements and instruments to be entered into in connection herewith, the consummation of the transactions contemplated hereby, or the realization of the rights and remedies hereunder, provided that no WSOD/EJV Material Adverse Effect shall be deemed to occur unless the effects of the foregoing conditions result in a diminution of value of the WSOD/EJV Business in an amount that is greater than one-third (1/3) of the WSOD/EJV Exercise Price.

     “WSOD/EJV Non Filing Seller Contract” shall mean a Contract used in or pertaining to the WSOD/EJV Business and to which an affiliate of Bridge (other than a Filing Seller or a Designated Entity) is a Party.

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     “WSOD/EJV Option” means the WSOD/EJV Call Option or the WSOD/EJV Put Option, as applicable.

     “WSOD/EJV Option Closing” shall have the meaning set forth in Section 9.3(a) hereof.

     “WSOD/EJV Option Closing Date” means the date set forth in Section 9.3(a) hereof.

     “WSOD/EJV Owned Real Property” means all real property owned by Sellers relating to the operation of the WSOD/EJV Business.

     “WSOD/EJV Plans” shall have the meaning set forth in Schedule 5.22 hereof.

     “WSOD/EJV Put Exercise Notice” shall have the meaning set forth in Section 9.2(a) hereof.

     “WSOD/EJV Put Option” shall have the meaning set forth in Section 9.2(a) hereof.

     “WSOD/EJV Put Option Triggering Date” shall have the meaning set forth in Section 9.2(b) hereof.

     “WSOD/EJV Real Property Leases” means all written leases in effect as of the date hereof with respect to the WSOD/EJV Leased Real Property.

     “WSOD/EJV Seller Cure Liability Amount” shall have the meaning set forth in Section 9.8(a) hereof.

     “WSOD/EJV Undisclosed Contract” shall have the meaning set forth in Section 9.8(b) hereof.

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